Filed pursuant to Rule 424(b)(5)

Registration No. 333-251652

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 11, 2021

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated January 4, 2021)

                               Shares of Common Stock

Sanara MedTech Inc.

We are offering            shares of common stock of Sanara MedTech Inc. Our common stock is currently listed on The Nasdaq Capital Market under the symbol “SMTI.” On February 10, 2021, the last reported sale price of our common stock on The Nasdaq Capital Market was $39.00 per share.

Investing in our common stock involves a high degree of risk. See the section of this prospectus supplement entitled “Risk Factors” beginning on page S-14 of this prospectus supplement and page 4 of the accompanying prospectus and the risk factors in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See the section entitled “Underwriting” beginning on page S-84 of this prospectus supplement for a description of the compensation payable to the underwriters.

Effective May 10, 2019, we effected a reverse stock split of the issued and outstanding shares of our common stock at a ratio of one share for every 100 shares. All share and per share information in this prospectus supplement have been adjusted to reflect the reverse stock split.

The underwriters have the option to purchase up to an additional               shares of common stock at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement.

The underwriters expect to deliver the securities to purchasers in the offering on or about                , 2021.

Cantor

The date of this prospectus supplement is                       , 2021.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

General

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or document incorporated by reference herein or therein. Neither we nor the underwriters have authorized anyone to provide you with different or additional information. The information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus or document incorporated by reference herein or therein is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since those dates. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus supplement and in the accompanying prospectus, respectively.

We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise indicated or the context otherwise requires, financial data included, or incorporated by reference, in this prospectus supplement and the accompanying prospectus reflects the business and operations of Sanara MedTech Inc. and its consolidated subsidiaries and all references herein to “Sanara MedTech Inc.,” “Sanara MedTech,” the “Company,” “we,” “our” or “us” refer to Sanara MedTech Inc. and its consolidated subsidiaries.

S-ii

Industry and Market Data

Unless otherwise indicated, information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus concerning our industry, our market share and the markets that we serve is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts) and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets that we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any such information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by third parties and by us.

Trademarks, Trade Names and Service Marks

Sanara, Sanara MedTech, our logo and other trademarks or service marks appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are the property of Sanara MedTech Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein are without the ®, ™ or other applicable symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain significant aspects of our business and this offering and is a summary of information contained elsewhere in this prospectus supplement, in the accompanying prospectus and the documents incorporated by reference herein and therein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read the entire prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by us or on our behalf and the information incorporated by reference herein and therein carefully, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” and our financial statements and related notes thereto, before making an investment decision.

Overview

We are a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the chronic and surgical wound and skin care markets. Our portfolio of products and services will allow us to deliver comprehensive wound and skin care solutions for patients in all care settings, including acute (hospitals and long-term acute care hospitals (“LTACHs”)) and post-acute (wound care clinics, physician offices, skilled nursing facilities (“SNFs”), home health, hospice, and retail). Each of our products, services, and technologies contribute to our overall goal of achieving better clinical outcomes at a lower overall cost for patients regardless of where they receive care. We strive to be one of the most innovative and comprehensive providers of effective wound and skin care products and technologies and are continually seeking to expand our offerings for patients requiring wound and skin care treatments across the entire continuum of care in the United States.

We currently market seven products across chronic and surgical wound care applications and have multiple products in our pipeline. We license our products from research and development partners Applied Nutritionals, LLC (“AN”) (through a sublicense with CGI Cellerate RX, LLC (“CGI Cellerate RX”), an affiliate of The Catalyst Group, Inc. (“Catalyst”)) and Rochal Industries, LLC (“Rochal”) and have the right to exclusively distribute certain products under development by Cook Biotech Inc. (“Cook Biotech”). In 2021, we intend to begin marketing three biologic products for surgical and wound care applications pursuant to our marketing and distribution agreement with Cook Biotech.

In June 2020, we formed a subsidiary, United Wound and Skin Solutions LLC (“UWSS”), to hold certain investments and operations in wound and skin care virtual consult services. We anticipate that our various service offerings will allow clinicians/physicians utilizing our technologies to collect and analyze large amounts of data on patient conditions and outcomes that will improve treatment protocols and ultimately lead to more evidence-based formulary to improve patient outcomes. We intend to launch our initial virtual consult service offerings in 2021. Through a combination of our UWSS services and our Sanara products, we believe we will be able to offer patient care solutions at every step in the continuum of wound and skin care from diagnosis through healing.

Market Scale

A study by a physician at the Department of Surgery for the Indiana University Health Comprehensive Wound Center found that approximately 8.2 million patients suffer from surgical and chronic wounds each year in the United States. Furthermore, according to an article published by the American College of Surgeons and Surgical Infection Society, in the United States, the annual treatment cost projections for all wounds is approximately $28 billion with the estimated annual cost of surgical site infections ranging from $3.5 billion to $10 billion. The U.S. teledermatology market alone is estimated to grow from $5 billion in 2019 to $45 billion by 2027 according to a research report by Fortune Business Insights. In addition to our surgical wound and chronic wound divisions, the Company is planning to launch virtual consult services through UWSS for both virtual wound and virtual skin (dermatology) consultations.

S-1

Summary of our Product & Service Offerings and Development Programs

We are committed to developing and commercializing innovative products that address the challenges physicians face in diagnosing and treating wound and skin care ailments. The following table sets forth our product and service portfolio:

SMTI Products and Services

Sanara MedTech

Products

Surgical

CellerateRX®

Surgical Powder

Gel

Indications:

- Surgical wounds
- Traumatic wounds
- Partial- and full-thickness wounds
- First- and second-degree burns

FORTIFY TRG™ Tissue Repair Graft

Indications:

- Implantation to reinforce soft tissue

FORTIFY FLOWABLE™ Extracellular Matrix

Indications:

Wound Care

BIAKŌS™ Antimicrobial Products

Skin and Wound Cleanser

Skin and Wound Gel

Skin and Wound Irrigation Solution

Indications:

- **Cleanser/Irrigant:** Mechanical cleansing and removal of debris/dirt/foreign materials, including microorganisms from wounds (stage I-IV pressure ulcers, diabetic foot ulcers, postsurgical wounds, grafted/donor sites)
- **Gel:** Management of ulcers (including diabetic foot and leg ulcers and pressure ulcers), partial and full-thickness wound, large surface area wounds, and surgical incisions

HYCOL® HYDROLYZED COLLAGEN

Powder

Gel

Indications:

- Partial- and full-thickness wounds
- Pressure injuries I-IV
- Ulcers (Venous stasis, Arterial, Diabetic)
- Traumatic wounds
- First- and second-degree burns degree burns

VIM™ Amnion Matrix

Indications:

Services

United Wound and Skin Solutions ("UWSS")

Precision Healing

Precision Healing

Dermatology Virtual Consult

DirectDerm™ Expert Diagnosis Personal Care

- Ability to provide prompt, cost-effective and scalable virtual dermatology care
- 48-hour accurate diagnosis (vs. up to six months to get an in-person appointment in some cases)
- Ability to triage consumer, recommend and prescribe products and expedite on-site dermatology care if needed

WounDerm

WounDerm

- Technology platform application that allows clinicians to track the healing progress of a wound through image and video capture
- Includes a complete specialty specific skin and wound care collaboration platform that allows for interoperability with client facing EMR
- Virtual wound measurement capabilities

MGroup

Mgroup Strategies Healthcare Solutions

- Physician-owned and physician-led multispecialty wound care group focused on utilizing telehealth and associated technologies to build high-quality, cost-effective care delivery systems
- Ability to offer virtual wound care services to patients across the majority of U.S. states

Note: FORTIFY TRG™ Tissue Repair Graft, FORTIFY FLOWABLE™ Extracellular Matrix, VIM™ Amnion Matrix and the UWSS services are expected to launch in the second half of 2021.

Our surgical wound care products, CellerateRX Surgical Activated Collagen (Powder and Gel) (collectively, “CellerateRX Surgical”), are used in a wide range of surgical specialties to help promote patient healing and reduce the risk of complications. The product is used in specialties including cardiothoracic, colorectal, general surgery, hand, head and neck, high-risk obstetrics and gynecology, Mohs surgery, neurosurgery, oncology, orthopedic (hip and knee, sports, spine, joint, foot and ankle, ortho trauma and ortho oncology), plastic/reconstructive, podiatric, urology, and vascular. Currently, substantially all of our revenue is derived from the sale of surgical wound care products. We anticipate that chronic wound care products and UWSS technology-based services will become meaningful drivers of revenue in the future.

Our chronic wound care products, HYCOL Hydrolyzed Collagen (Powder and Gel) (collectively, “HYCOL”), BIAKŌS Skin and Wound Cleanser (“BIAKŌS AWC”) and BIAKŌS Skin and Wound Gel, are used across the post-acute continuum of care, including home health, hospice, physician offices, podiatrists, retail, SNFs, and wound care centers. Our chronic wound care products can be used on stage I-IV pressure ulcers, diabetic foot ulcers (“DFUs”), venous stasis, arterial, post-surgical wounds, first- and second-degree burns and donor sites. BIAKŌS AWC is also available in an irrigation bottle (BIAKŌS Antimicrobial Skin and Wound Irrigation Solution) that can be used in conjunction with negative pressure wound therapy installation and dwell (“NPWTi-d”) and other wound irrigation needs.

In addition, we have a robust pipeline of products under development for both the chronic and surgical wound care and virtual consult markets. We believe our pipeline efforts will deepen our comprehensive portfolio of offerings as well as allow us to address additional clinical applications. Wound care products in our pipeline include an over-the-counter hand and skin cleanser, an antimicrobial skin protectant, a debrider product that leverages the body’s own enzymes and moisture, a new wound bed preparation device for use with BIAKŌS AWC, next generation CellerateRX and HYCOL, a novel dressing that delivers oxygen to the wound bed, and a sterile BIAKŌS product for use in surgical settings. Additionally, Sanara expects to commercialize three products with Cook Biotech in the second half of 2021. The first two, FORTIFY TRG Tissue Repair Graft and FORTIFY FLOWABLE Extracellular Matrix, are currently 510(k) cleared for use in the surgical wound care segment, and VIM Amnion Matrix is categorized by the U.S. Food and Drug Administration (“FDA”) as an HCT/P, subject to regulation under Section 361 of the Public Health Service Act (“PHSA”) (for which no premarket approval or clearance is required).

S-2

The UWSS technology-based services we expect to launch in 2021 include: an electronic medical record (“EMR”) software platform for both wound and skin conditions (WounDerm, LLC f/k/a Woundyne Medical, LLC (“WounDerm”)), skin and wound virtual consult services (DirectDerm Inc. “DirectDerm” and MGroup Integrated Physician Services, P.A. “MGroup”), and diagnostic products and services for chronic wounds (Precision Healing Inc. “Precision Healing”).

As detailed below, following the anticipated launch of UWSS’s service offerings, we expect to be able to provide wound treatment solutions for patients across the entire acute and post-acute continuum of care:

Product / Service Care Settings

Product / Technology-Based Service
Continuum of Care
Acute
LTACH
Clinics
SNF
Home
Hospice
Products
Surgical
CellerateRX®
Surgical Powder
Gel
FORTIFY TRG™ Tissue Repair Graft
FORTIFY FLOWABLE™ Extracellular Matrix
Wound Care
BIAKŌS™ Antimicrobial Products
Skin and Wound Cleanser
Skin and Wound Gel
Skin and Wound Irrigation Solution
HYCOL® HYDROLYZED COLLAGEN
Powder
Gel
VIM™ Amnion Matrix
Services
UWSS
Mobile Application (Wound and Skin)
Diagnosis
Virtual Consult (Wound and Skin)
EMR

Strategy

●	Drive additional market penetration as well as geographic expansion for our products. We intend to leverage our comprehensive product and technology-based services portfolio and relationships with key constituents to deepen our presence in the surgical and chronic wound and skin care markets. We believe the breadth and flexibility of the products we offer allow us to address a wide variety of wound types and sizes and offer significant new opportunities for sales growth. In addition, we believe that as we continue to offer new products and technology-based services, our salesforce’s ability to reach additional customers in new and existing geographic regions while penetrating further in existing customer accounts will be enhanced.

●	Expand into new markets for our products and services. In 2020 we made significant investments in virtual consult technologies and services. The COVID-19 pandemic has dramatically increased demand for these services with expanded reimbursements and patients being more comfortable seeing their care provider virtually. We believe that the virtual consult technologies and services that we will offer, when combined with our innovative and highly efficacious products, will offer a differentiated comprehensive wound and skin care solution for patients and care givers.

●	Launch new innovative products. We are actively working with third-party research and development partners to develop additional proprietary products for the chronic and surgical wound and skin care markets. We expect these products and services to deepen our portfolio of technologies to treat chronic wounds as well as improve surgical site outcomes. We are focused on offering additional products and services that are more efficacious than competing products and services and provide a stronger value proposition (lower total cost to heal and less time to heal leading to reduced costs to the healthcare system).

●	Capture patients throughout the entire continuum of care. We intend to continue expanding our platform to aid in treating wound and skin care patients as they progress through the healing process in all care settings. As discussed above, in June 2020, we formed a subsidiary, UWSS, to hold certain investments in technologies and operations in wound and skin care virtual consult services. We believe our service offerings will allow us to collect and analyze large amounts of data on patient conditions and outcomes that will improve treatment protocols and ultimately lead to more evidence-based healing formularies to improve outcomes in the future. We anticipate that this data will also enable us to participate in the creation of new standards of care that promote patient compliance and enable direct dialogue between patients, clinicians and payors, resulting in greater satisfaction for patients, their caregivers, clinicians and payors.

S-3

●	Seek and establish partnerships and product, technology, and/or services acquisitions. We plan to continue to seek and establish partnerships in the United States and internationally to provide innovative products, services, and technologies. We believe that partnerships will be a key driver of our growth in the future. We also intend to selectively pursue acquisitions of businesses and technologies that complement our existing strategy and footprint.

●	Achieve meaningful operating margin improvement. We expect to increase our margins through a dual-pronged approach. First, as we scale the sales of our products, the leverage on salaries and infrastructure costs (legal, finance, commercial operations support and rent) as a percentage of revenue should decrease, increasing our operating margin. Second, we expect to achieve higher gross and operating margins as our UWSS services are commercialized and reach sufficient scale.

Competitive Strengths

●	Comprehensive solution for improved wound care outcomes. We are dedicated to offering a comprehensive portfolio of products and services to improve wound care treatment outcomes. We are currently developing the capability to provide telehealth services for the diagnosis and treatment of wound and skin care patients. Our product offerings are able to disinfect wounds and accelerate the body’s healing process for acute and chronic wounds and allow clinicians to provide a consistent plan of care for a patient from diagnosis through treatment.

●	Wound care products for all care settings. Our wound care product portfolio allows clinicians to personalize solutions to meet the needs of individual wound care patients in all care settings including acute (hospitals and LTACHs) and post-acute (wound care clinics, physician offices, SNFs, home health, hospice, and retail). Our experienced wound care sales force is highly trained to assist clinicians to effectively deploy the full complement of our product portfolio to effectively treat wounds.

●	Innovative pipeline and proven clinical performance. We have a robust pipeline of chronic and surgical wound and skin care products that we expect to market in the near term. We believe the efficacy of our offerings, will be proven via statistically significant collected and analyzed clinical and health economic outcomes data, resulting in expanded adoption of our products at a lower overall cost to payors.

●	Attractive markets for acute and chronic wound care. We believe the acute and chronic wound care markets will continue to see accelerated growth given favorable global tailwinds that include an aging population, increasing costs of health care, recognition of difficult-to-treat infection threats such as biofilms, and the increasing prevalence of diabetes and obesity. We believe there will be growing adoption of our products due to their clinical efficacy and cost effectiveness for all key constituents compared to traditional wound care products.

●	Proven executive leadership team with a long-term track record of value creation. We are led by a dedicated and seasoned management team with significant industry experience who have successfully executed our strategic implementation to date by launching new products and technologies through investment in new areas of growth. We believe our management has the vision and experience to implement our future growth strategy.

S-4

Market Opportunities for our Products and Technology-Based Services

In October 2019, Centers for Medicare & Medicaid Services’ (“CMS”) reimbursement methodology for home health agencies and SNFs (Patient Driven Group Model (“PDGM”) and Patient Driven Payment Model (“PDPM”), respectively) created unique opportunities to provide efficacious wound healing inside of those sites of care in unprecedented fashion. With those payment models now focused on a patient’s characteristics (including number of wounds and skin conditions) rather than the volume of services provided, greater remuneration is provided to home health agencies and SNFs for the treatment of wound care patients. As a result, the incentive to transfer patients with both acute and chronic wounds to more burdensome and costly care settings, such as inpatient or outpatient wound-care centers, has been discouraged or eliminated. This shift in vertical economics provides us with a unique opportunity, in adjunctive fashion with home health agencies and SNFs, to deliver highly technical and comprehensive wound care where this most vulnerable patient population resides thus achieving CMS’s desired results: better patient outcomes at a lower total cost of care.

Chronic and Other Hard-to-Heal Wounds

According to a study published by the Value in Health journal, roughly 15% of the Medicare beneficiary population has chronic nonhealing wounds. Chronic wounds do not advance through the phases of healing in a normal progression and do not show significant progress toward healing in 30 days. Factors contributing to the chronicity of the wound may include pressure / friction, trauma; insufficient blood flow and oxygenation in locations such as the lower extremities; increased bacterial load; excessive proteases; degraded growth factors; matrix metalloproteinases (“MMPs”); senescent / aberrant cells; or inappropriate treatment. Examples of chronic wounds include DFUs, venous leg ulcers (“VLUs”), arterial ulcers, pressure ulcers and hard-to-heal surgical/traumatic wounds. In each of the various wound types, the presence of biofilms is a frequent cause for chronification of wounds and the removal of biofilms is a crucial step to commence healing. Biofilms need to be eradicated to prevent further deterioration of the wound that may result in additional negative patient outcomes. If not effectively treated, these wounds can lead to potentially severe complications, including further infection, osteomyelitis, fasciitis, amputation and increased mortality. Chronic wounds are primarily seen in the elderly population. For example, a 2019 study published in Advances in Wound Care reported that in the United States, 3% of the population over the age of 65 had open wounds. According to the same study, in 2020, the U.S. government estimated that the elderly population totaled 55 million people, suggesting that chronic wounds will continue to be an increasingly persistent problem in this population. Four common chronic and other hard-to-heal wounds are:

●	Diabetic Foot Ulcers. Diabetes can lead to a reduction in blood flow, which can cause patients to lose sensation in their feet and may prevent them from noticing injuries, sometimes leading to the development of DFUs, which are open sores or ulcers on the feet that may take several weeks to heal, if ever. According to the 2020 National Diabetes Statistics Report by the Center for Disease Control and Prevention, in the United States alone, over 34 million people, or approximately 10% of the population, suffer from diabetes, a chronic, life-threatening disease. Of those that suffer from diabetes, approximately 1.7 million people (or 5% of diabetics in the United States) will develop DFUs on a yearly basis, according to the CEO of Corstrata, a digital healthcare and wound management firm specializing in the treatment of foot ulcers.

●	Venous Leg Ulcers. VLUs develop as a result of vascular insufficiency, or the inability for the vasculature of the leg to return blood back toward the heart properly and, according to a 2013 report published by the International Journal of Tissue Repair and Regeneration, VLUs affect approximately 600,000 people per year in the United States alone. These ulcers usually form on the sides of the lower leg, above the ankle and below the calf, and are slow to heal and often recur if preventative steps are not taken. The risk of venous ulcers can be increased as a result of a blood clot forming in the deep veins of the legs, obesity, smoking, lack of physical activity or work that requires many hours of standing.

●	Pressure Ulcers. Pressure ulcers, also known as decubitus ulcers or bed sores, are injuries to skin and underlying tissue resulting from prolonged pressure, or pressure in combination with shear or friction. Constant pressure on an area of skin reduces blood supply to the area and over time can cause the skin to break down and form an open ulcer. These often occur in patients who are hospitalized or confined to a chair or bed and most often form on the skin over bony areas, where there is little cushion between the bone and the skin, such as heels, ankles, hips and the tailbone. Annually, 2.5 million pressure ulcers are treated in the United States in acute care facilities alone, according to a 2006 study published in the Journal of the American Medical Association.

S-5

●	Surgical/traumatic wounds. Surgical wounds form as a result of various types of surgical procedures such as investigative or corrective, minor or major, open (traditional) or minimal access surgery, elective or emergency, and incisions (simple cuts) or excision (removal of tissue), among others. Traumatic wounds form as a result of cuts, lacerations or puncture wounds, which have caused damage to the skin and underlying tissue. Severe traumatic wounds may require surgical intervention to close the wound and stabilize the patient. Surgical/traumatic hard-to-heal wounds develop for various reasons, such as local surgical complications, suboptimal closure techniques, presence of foreign materials, exposed bones or tendons and infection. In the United States, millions of people receive post-surgical wound care annually, and the typical operative patient has comorbidities that create challenges with post-operative wound healing.

Reverse Stock Split

Effective May 10, 2019, we effected a reverse stock split of the issued and outstanding shares of our common stock at a ratio of one share for every 100 shares. All share and per share information in this prospectus supplement have been adjusted to reflect the reverse stock split.

Recent Developments

Impact of the COVID-19 Pandemic

Beginning in March 2020, many states issued orders suspending elective surgeries in order to free-up hospital resources to treat COVID-19 patients. This resulted in a reduction in demand for our surgical products beginning in the second half of March 2020. Additionally, most states limited access to SNFs to only resident caregivers, which impeded our ability to provide education and product training to the clinicians who use our products in these facilities. These restrictions resulted in an overall decline in sales for the second quarter of 2020. During the third quarter of 2020, we saw a strong rebound in product sales as restrictions on elective surgeries eased in our primary markets in Texas, Florida, and the southeastern United States.

Revenue for the three months ended September 30, 2020 was $4.3 million, a $1.3 million increase from the three months ended June 30, 2020 and represented a record high sales quarter for our Company. With certain states recently experiencing a spike in COVID-19 cases, the Company may again experience swings in monthly sales if more stringent restrictions are imposed on elective surgeries. For example, Texas Governor Greg Abbott has issued a standing executive order requiring that hospitals in any Trauma Service Area (as defined in the executive order) that has had seven consecutive days in which the number of COVID-19 hospitalized patients as a percentage of total hospital capacity exceeds 15 percent postpone all surgeries and procedures that are not medically necessary to diagnose or correct a serious medical condition of, or to preserve the life of, a patient, until such time as the Trauma Service Area reaches seven consecutive days in which the number of COVID-19 hospitalized patients as a percentage of total hospital capacity is 15 percent or less.

As a result of the COVID-19 pandemic, we significantly reduced costs in areas such as payroll, consulting, business travel, and other discretionary spending. The duration of the pandemic is uncertain; however, management believes that elective surgical procedures will continue to be performed with the exception of certain geographic COVID-19 hotspots. We will continue to closely monitor the COVID-19 pandemic in order to ensure the safety of our people and our ability to serve our customers and patients.

Entry into Loan Agreement

On January 15, 2021, we entered into a loan agreement (the “Loan Agreement”) with Cadence Bank, N.A. (“Cadence”) that provides for a $2.5 million revolving line of credit. The revolving line of credit matures on January 13, 2023 and is secured by substantially all of our assets. Proceeds from the line of credit are to be used to provide us with additional working capital in support of current assets and for other general corporate purposes and may not be used for acquisitions. The line of credit contains customary representations and warranties and requires us to maintain compliance with certain financial covenants, including minimum liquidity and tangible net worth requirements.

S-6

Preliminary Summary Results for Fourth Quarter and Fiscal Year 2020

On January 25, 2021, we announced certain unaudited preliminary results for the fourth quarter and full fiscal year ended December 31, 2020 described below. Our estimated unaudited financial condition and results of operations as of and for the fourth quarter and full fiscal year ended December 31, 2020 presented below are preliminary and are subject to change based upon the completion of our quarter-end and year-end closing procedures and further financial review. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information. Our actual results may differ from these estimates as a result of the completion of our quarter-end and year-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for the fourth quarter and year are finalized. Our financial statements for the fourth quarter and year ended December 31, 2020 will not be available until after this offering is completed, and consequently will not be available to you prior to investing in this offering.

For the fourth quarter and full fiscal year ended December 31, 2020, our unaudited preliminary results are as follows:

●	Total revenue of approximately of $4.8 million for the three months ended December 31, 2020, compared to revenue of $3.4 million for the three months ended December 31, 2019, representing a 43% increase.

●	Total revenue of approximately $15.6 million for the year ended December 31, 2020, compared to revenue of approximately $11.8 million for the year ended December 31, 2019, a 32% increase from the prior year. The higher revenues in 2020 were primarily due to the continued execution of our strategy to expand our sales force and independent distribution network in both new and existing U.S. markets.

●	Cash and cash equivalents were approximately $0.5 million as of December 31, 2020.

Summary of Risk Factors

An investment in our securities involves a high degree of risk. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Below is a summary of our risk factors. See “Risk Factors” for additional details.

●	The COVID-19 pandemic in the United States has and may continue to negatively impact our business, financial condition and results of operations.
●	We have had a history of losses, which may continue as we expand our selling efforts.
●	Our revenue growth for a particular period is difficult to predict, and a shortfall in forecast revenues may harm our operating results.
●	Our current comprehensive wound and skin care strategy involves growth through acquisitions and investments, which requires us to incur substantial costs and potential liabilities for which we may never realize the anticipated benefits.
●	If we cannot meet our future capital requirements, our business will suffer.
●	Failure to retain and recruit key personnel would harm our ability to meet key objectives.
●	Failure to manage our growth strategy could harm our business.
●	We operate in highly competitive markets and face competition from large, well-established medical device manufacturers and telehealth providers as well as new market entrants, and if we are unable to compete within our markets or our products and services do not gain market acceptance, our operating results and financial condition could suffer.
●	Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

S-7

●	If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.
●	The Loan Agreement governing our revolving line of credit includes restrictive terms, and our failure to comply with any of these terms could result in a default, which would have an adverse effect on our business.
●	We rely on our research and development partners to design, manufacture and supply the products we have licensed for marketing.
●	Our future success will largely depend on our ability to maintain and further grow clinical acceptance and adoption of our products, and we may be unable to adequately educate healthcare practitioners on the use and benefits of our products.
●	Competitors could invent products superior to ours and cause our products and technologies to become obsolete.
●	Disruption of, or changes in, our distribution model or customer base could harm our sales and margins.
●	If we are unable to manage product inventory in an effective manner, our profitability could be impaired.
●	Failure of any third-party assessments to demonstrate desired outcomes in proposed endpoints may result in adverse regulatory actions, reduce physician usage or adoption of our products, or reduce the price, coverage and/or reimbursement for our products, which could have a negative impact on our business performance.
●	We may have exposure to product liability claims.
●	Interruptions in the supply of our products or inventory loss may adversely affect our business, results of operations and financial condition.
●	Our planned expansion into wound and skin care virtual consult and other services will require entrance into several markets in which we have little or no experience and is dependent on our relationships with affiliated professional entities to provide physician services.
●	Recent and frequent state legislative and regulatory changes specific to telemedicine may present us with additional requirements and state compliance costs, with potential operational impacts in certain jurisdictions.
●	If we are unable to adequately protect our intellectual property rights, we may not be able to compete effectively.
●	CellerateRX Surgical no longer has patent protection. Accordingly, CellerateRX Surgical may be subject to competition from the sale of substantially equivalent products that could adversely affect our business and operations.
●	We are heavily dependent on technologies and products we have licensed from third parties, and we may need to license technologies and products in the future, and if we fail to obtain licenses we need, or fail to comply with our payment obligations in the agreements under which we in-license intellectual property and other rights from third parties, we could lose our ability to develop and commercialize our products.
●	We may be found to infringe on intellectual property rights of others.
●	Our business is affected by numerous regulations relating to the labeling, marketing and sale of our products.
●	Delays in or changes to the FDA clearance and approval processes or ongoing regulatory requirements could make it more difficult for us to obtain FDA clearance or approval of new products or comply with ongoing requirements.
●	Changes in reimbursement policies and regulations by governmental or other third-party payors may have an adverse impact on the use of our products.
●	We rely on our research and development partners to comply with applicable laws and regulations relating to product classification and FDA marketing authorization.
●	We and our employees and contractors are subject, directly or indirectly, to federal, state and foreign healthcare fraud and abuse laws, including false claims laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.
●	Our or our research and development partners’ use and disclosure of personally identifiable information is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base, business, financial condition and results of operations.
●	If we fail to comply with extensive healthcare laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.
●	Our officers, employees, independent contractors, principal investigators and commercial partners may engage in activities that are improper under other laws and regulations, which would create liability for us.

S-8

●	We could be adversely affected if healthcare reform measures substantially change the market for medical care or healthcare coverage in the United States.
●	Defects, failures or quality issues associated with our products could lead to product recalls or safety alerts, adverse regulatory actions, litigation and negative publicity that could materially adversely affect our reputation, business, results of operations and financial condition.
●	You may experience immediate and substantial dilution.
●	Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.
●	It is possible that we will require additional capital to meet our financial obligations and support business growth, and this capital might not be available on acceptable terms or at all; new investors face possible future dilution.
●	The trading price of the shares of our common stock is highly volatile, and purchasers of our common stock could incur substantial losses.
●	Our common stock does not have a vigorous trading market, and you may not be able to sell your securities at or near ask prices, or at all.
●	The potential sale of large amounts of common stock may have a negative effect upon the market value of our shares.
●	A few of our existing shareholders own a large percentage of our voting stock and have control over matters requiring shareholder approval and may delay or prevent a change in control or otherwise lead to actual or potential conflicts of interest.
●	Our Certificate of Formation includes provisions limiting the personal liability of our directors for breaches of fiduciary duties under Texas law.
●	Texas law and our Certificate of Formation and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that shareholders may consider favorable.
●	Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of our common stock.

Corporate Information

We were incorporated in Texas on December 14, 2001. On March 15, 2019, we entered into a Share Exchange Agreement with CGI Cellerate RX, an affiliate of Catalyst, pursuant to which we acquired Catalyst’s 50% equity interest in Cellerate, LLC (“Cellerate”) in exchange for 1,136,815 shares of our newly created Series F Convertible Preferred Stock (the “Cellerate Acquisition”). Prior to the consummation of the Cellerate Acquisition, we and Catalyst each owned a 50% equity interest in Cellerate. The Cellerate Acquisition was accounted for as a reverse merger, and Cellerate was deemed to be the accounting acquirer. In May 2019, we changed our name to Sanara MedTech Inc.

Our principal executive offices are located at 1200 Summit Ave, Suite 414, Fort Worth, Texas 76102, telephone number (817) 529-2300. Our website address is www.sanaramedtech.com. Information accessed through our website is not incorporated into this prospectus supplement and is not a part of this prospectus supplement.

S-9

The Offering

Common stock offered by us	shares

Common stock to be outstanding immediately after this offering	shares. If the underwriters’ option to purchase additional shares of common stock is exercised in full, the total number of shares of common stock outstanding immediately after this offering will be .

Option to purchase additional shares of common stock	We have granted the underwriters a 30-day option to purchase up to an additional shares of common stock at the public offering price, less underwriting discounts and commissions. Unless we indicate otherwise or the context otherwise requires, all information in this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of common stock.

Use of proceeds	We currently intend to use the net proceeds we receive from this offering to expand our salesforce and for further development of our products, services and technologies pipeline, clinical studies, a $600,000 investment in Precision Healing that is required to be made in February 2021 and general corporate purposes, including working capital. In addition, pursuant to our product license agreement with Rochal, dated July 7, 2019, we are required to pay Rochal $750,000, which, at our option, may be paid in cash or shares of our common stock, or a combination of cash and shares of our common stock (the “Capital Raise Payment”), if we sell shares of our common stock for gross proceeds in the amount of at least $10 million on or prior to December 31, 2022. Accordingly, if the gross proceeds we receive from this offering exceed $10 million, we may use a portion of the proceeds from this offering to pay Rochal the Capital Raise Payment pursuant to the product license agreement. See the section entitled “Use of Proceeds” beginning on page S-42 of this prospectus supplement.

Dividend policy	We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy” beginning on page S-43 of this prospectus supplement.

Risk factors	Investing in our common stock involves a high degree of risk. See the section entitled “Risk Factors” beginning on page S-14 of this prospectus supplement and page 4 of the accompanying prospectus and the other information included elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

The Nasdaq Capital Market Symbol	“SMTI”

S-10

The number of shares of common stock to be outstanding immediately after this offering is based on 6,279,610 outstanding shares of common stock as of September 30, 2020 and excludes:

●	11,500 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $6.00 per share as of September 30, 2020;

●	1,769,122 shares of common stock reserved for future issuance under the Sanara MedTech Inc. Restated 2014 Omnibus Long-Term Incentive Plan (the “2014 Plan”) as of September 30, 2020;

●	29,536 shares of common stock issued in January 2021 pursuant to an equity exchange agreement whereby we acquired all of the issued and outstanding equity interests of WounDerm; and

●

up to a number of shares of common stock equal to $750,000 divided by the price to the public in this offering that we may issue to Rochal upon the completion of this offering for purposes of the Capital Raise Payment.

In addition, except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional                 shares of our common stock.

S-11

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our summary consolidated historical financial data for the periods presented below. The summary consolidated financial data as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019 have been derived from our audited consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The summary unaudited condensed consolidated financial data as of September 30, 2020 and 2019 and for the nine-month periods ended September 30, 2020 and 2019 have been derived from our unaudited condensed consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our historical results are not necessarily indicative of the results of operations for future periods. You should read the following summary historical consolidated financial data in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as our latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, incorporated by reference herein. See “Where You Can Find More Information.”

	Successor (1)		Predecessor (1)	Nine Months Ended (Unaudited)
	January 1, 2019 – December 31, 2019	August 28, 2018 – December 31, 2018	January 1, 2018 – August 27, 2018	September 30, 2020	September 30, 2019
Statements of Operations Data:
Revenues	$11,766,763	$3,006,320	$5,773,552	$10,797,838	$8,413,667
Costs of goods sold	1,209,300	371,421	480,703	1,126,798	909,333
Gross profit	10,557,463	2,634,899	5,292,849	9,671,040	7,504,334
Operating expenses:
Selling, general and administrative expenses	13,067,569	2,519,469	5,126,650	13,613,989	8,649,186
Depreciation and amortization	119,951	511	56,425	209,606	72,644
Bad debt expense	110,000	-	12,558	30,000	60,000
Total operating expenses	13,297,520	2,519,980	5,195,633	13,853,595	8,781,830
Operating income (loss)	(2,740,057)	114,919	97,216	(4,182,555)	(1,277,496)
Other income / (expense)	(95,721)	23,367	(60,038)	3,863	(80,780)
Net income (loss)	(2,835,778)	138,286	37,178	(4,178,692)	(1,358,276)
Less: Net loss attributable to noncontrolling interests	(21,690)	-	-	(68,745)	(7,311)
Net income (loss) attributable to Sanara MedTech Inc.	(2,814,088)	138,286	37,178	(4,109,947)	(1,350,965)
Series C Preferred Stock dividends	-	-	(28,061)	-	-
Series C Preferred Stock inducement dividends	-	-	(103,197)	-	-
Net income (loss) attributable to Sanara MedTech common shareholders	(2,814,088)	138,286	(94,080)	(4,109,947)	(1,350,965)

Balance Sheet Data (at end of period):
Cash and cash equivalents	$6,611,928	$176,421	-	$2,120,243	$160,711
Total assets	11,117,162	1,709,458	-	9,651,658	4,313,022
Total shareholders’ equity (deficit)	6,392,400	586,797	-	5,563,344	(1,930,103)

S-12

	Successor (1)		Predecessor (1)	Nine Months Ended (Unaudited)
	January 1, 2019 – December 31, 2019	August 28, 2018 – December 31, 2018	January 1, 2018 – August 27, 2018	September 30, 2020	September 30, 2019
Cash Flow Data:
Net cash flows provided by (used in) operating activities	(2,167,401)	195,709	321,370	(3,443,449)	(1,333,878)
Net cash flows provided by (used in) investing activities	(1,197,097)	(19,288)	(8,482)	(1,657,456)	(681,832)
Net cash flows from financing activities	9,800,005	-	-	609,220	2,000,000

(1) Effective August 28, 2018, the Company consummated definitive agreements that continued operations to market the Company’s principal product, CellerateRX, through a 50% ownership interest in a newly formed entity, Cellerate, which began operations on September 1, 2018. The remaining 50% ownership interest was held by an affiliate of Catalyst, which acquired the exclusive license to CellerateRX products. Cellerate conducted operations with an exclusive sublicense from the Catalyst affiliate to distribute CellerateRX products in the United States, Canada and Mexico (which sublicense was subsequently amended to include worldwide distribution rights). In connection with the formation of Cellerate, the Company issued a convertible promissory note to an affiliate of Catalyst in the original principal amount of $1.5 million, which was convertible into shares of the Company’s common stock at a conversion price of $9.00 per share.

On March 15, 2019, the Company acquired Catalyst’s 50% interest in Cellerate in exchange for the issuance of 1,136,815 shares of the Company’s newly created Series F Convertible Preferred Stock. Each share of Series F Convertible Preferred Stock was convertible at the option of the holder, at any time, into two shares of common stock. Additionally, each holder of Series F Convertible Preferred Stock was entitled to vote on all matters submitted for a vote of the Company’s shareholders with votes equal to the number of shares of common stock into which such holder’s shares of Series F Convertible Preferred Stock could then be converted. Following the closing of the Cellerate Acquisition, Mr. Ronald T. Nixon, Founder and Managing Partner of Catalyst, was elected to the Company’s board of directors, effective March 15, 2019.

The Cellerate Acquisition was accounted for as a reverse merger and recapitalization because, immediately following the completion of the transaction, Catalyst could obtain effective control of the Company upon conversion of its convertible preferred stock and convertible promissory note, both of which could occur at Catalyst’s option. Additionally, Cellerate’s officers and senior executive positions continued on as management of the combined entity after consummation of the Cellerate Acquisition. For accounting purposes, Cellerate was deemed to be the acquirer in the transaction and, consequently, the Cellerate Acquisition was treated as a recapitalization of Sanara MedTech. As part of the reverse merger and recapitalization, the net liabilities existing in the Company as of the date of the Cellerate Acquisition totaling approximately $1,666,537, which included $508,973 of cash, were converted to equity as part of the Cellerate Acquisition. No step-up in basis or intangible assets or goodwill was recorded in this transaction.

As a result of the reverse merger, Cellerate’s assets, liabilities and results of operations are the historical financial statements of the registrant, and Cellerate’s assets, liabilities and results of operations have been combined with Sanara MedTech effective as of the date of the closing of the Cellerate Acquisition. This summary consolidated financial data identifies Cellerate as “Successor” for the twelve-month period ended December 31, 2019, and on the balance sheet date of December 31, 2018. Upon its formation on August 28, 2018, Cellerate succeeded to the business and operations of Sanara MedTech. As a result, Sanara MedTech is identified as “Predecessor” for the periods preceding August 28, 2018.

S-13

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before deciding whether to invest in our common stock. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K and the subsequent quarterly reports on Form 10-Q and other reports that we file with the SEC and that are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of the following risks actually occur, our business, results of operations and financial condition could be materially adversely affected. In this case, the trading price of our common stock would likely decline, and you might lose part or all your investment in our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. Please also read carefully the section below entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to How We Operate Our Business

The COVID-19 pandemic in the United States has and may continue to negatively impact our business, financial condition and results of operations.

The COVID-19 pandemic is ongoing in the United States and most of the world. On January 30, 2020 the World Health Organization declared a global emergency, and since that time governments have instituted measures to attempt to contain spread of the virus, including temporary limitations on non-essential business activities and elective surgical procedures in hospitals.

A majority of our revenue is currently generated from the sale of products in connection with surgical procedures, and a significant portion of those sales are to hospitals. Beginning in March 2020, many states issued orders suspending elective surgeries in order to free-up hospital resources to treat COVID-19 patients. This resulted in a reduction in demand for our surgical products beginning in the second half of March 2020. Additionally, most states limited access to SNFs to only resident caregivers, which impeded our ability to provide education and product training to the clinicians who use our products in these facilities. These restrictions resulted in an overall decline in sales for the second quarter of 2020. During the third quarter of 2020, we saw a strong rebound in product sales as restrictions on elective surgeries eased in our primary markets in Texas, Florida, and the southeastern United States. However, with certain states recently experiencing a spike in COVID-19 cases and consequently reinstating recently relaxed restrictions, we may again experience swings in monthly sales if surgeries are postponed and subsequently rescheduled. For example, Texas Governor Greg Abbott has issued a standing executive order requiring that hospitals in any Trauma Service Area (as defined in the executive order) that has had seven consecutive days in which the number of COVID-19 hospitalized patients as a percentage of total hospital capacity exceeds 15 percent postpone all surgeries and procedures that are not medically necessary to diagnose or correct a serious medical condition of, or to preserve the life of, a patient, until such time as the Trauma Service Area reaches seven consecutive days in which the number of COVID-19 hospitalized patients as a percentage of total hospital capacity is 15 percent or less.

The extent to which these events impact our business will depend on future developments regarding the rate of infection of the virus and the further or lessening of current or new restrictions put in place to contain the pandemic.

We have had a history of losses, which may continue as we expand our selling efforts.

We have incurred net losses in most years since we began our current operations in 2004. We plan to continue making significant investments in our sales force and clinical programs, which substantially increase our operating expenses. Consequently, we will need to continue our revenue growth to become profitable in future periods. We cannot offer any assurance that we will be able to generate future sales growth. If we fail to achieve profitability, our stock price may decline, and you may lose part or all of your investment.

S-14

Our revenue growth for a particular period is difficult to predict, and a shortfall in forecast revenues may harm our operating results.

Because we are a relatively small company, our revenue growth and, consequently, results of operations are difficult to predict. We plan our operating expense levels based primarily on forecasted revenue levels. A shortfall in revenue could lead to operating results being below expectations as we may not be able to quickly reduce our fixed expenses in response to short-term revenue shortfalls. We have experienced fluctuations in revenue and operating results from quarter to quarter and anticipate that these fluctuations will continue until we achieve a critical mass with our product and service sales. These fluctuations can result from a variety of factors, including:

●	economic conditions worldwide, as well as economic conditions specific to the healthcare industry, which could affect the ability of surgical and post-acute facilities to purchase our products and could result in a reduction in elective operative procedures;

●	governmental regulations, including those adopted in response to the COVID-19 pandemic;

●	the uncertainty surrounding our ability to attract new customers and retain existing customers;

●	changes in reimbursement rates for our products by government and private insurers;

●	the length and variability of our sales cycle, especially gaining approvals for the use of our products in additional hospitals and surgery centers, which makes it difficult to forecast the quarter in which our sales will occur;

●	issues including delays in the sourcing of our products;

●	the timing of regulatory approvals;

●	the timing of operating expense relating to the expansion of our business and operations;

●	changes in the pricing of our products and those of our competitors;

●	the development of new wound care products or product enhancements by our competitors; and

●	actual events, circumstances, outcomes and amounts differing from assumptions and estimates used in preparing our operating plan and how well we execute our strategy and operating plans.

As a consequence, operating results for a particular future period are difficult to predict and prior results are not necessarily indicative of future results. Any of the foregoing factors, or any other factors discussed elsewhere herein, could have a material adverse effect on our business.

Our current comprehensive wound and skin care strategy involves growth through acquisitions and investments, which requires us to incur substantial costs and potential liabilities for which we may never realize the anticipated benefits.

In addition to internally generated growth, our current strategy to expand into wound and skin care virtual consult and other services involves growth through acquisitions and investments. Between January 1, 2020 and December 31, 2020, we have made minority shareholder investments in two businesses at a total cost of approximately $1.1 million, and as of January 31, 2021, we were committed to invest an additional $0.6 million in such businesses. In addition, in January 2021 we acquired WounDerm for aggregate consideration of 29,536 shares of our common stock.

We may be unable to continue implementing our growth strategy, and our strategy ultimately may be unsuccessful. We engage in evaluations of potential acquisitions and investments and are in various stages of discussion regarding possible acquisitions, certain of which, if consummated, could be significant to us. Any new acquisition or investment could result in material transaction expenses, increased interest and amortization expense, increased depreciation expense and increased operating expense, any of which could have a material adverse effect on our operating results. In addition, if we are unable to integrate businesses and operations that we acquire in the future, our profitability could suffer. These acquisitions and investments also involve other risks, including diversion of management resources otherwise available for the running of our business and the development of our business as well as risks associated with entering markets in which our marketing teams and sales force has limited experience or where experienced distribution alliances are not available. We may not be able to identify suitable acquisition or investment candidates in the future, obtain acceptable financing or consummate any future acquisitions or investments. In addition, certain potential acquisitions may be subject to antitrust and competition laws, which could impact our ability to pursue strategic acquisitions and could result in mandated divestitures. If we are unsuccessful in our current strategy to expand into wound and skin care virtual consult and other services, we may be unable to meet our financial targets and our financial performance could be materially and adversely affected.

S-15

If we cannot meet our future capital requirements, our business will suffer.

We have a history of operating losses and negative cash flow from operating activities, and future results of operations involve significant risks and uncertainties. Factors that could affect our future operating results and cause actual results to vary materially from expectations include, but are not limited to, demand for our products and services, new product and service offerings from competitors, regulatory approval of our new products, technological change, and dependence on key personnel. Although we have taken steps to improve our overall liquidity, if our cash flow is insufficient, we may be forced to seek additional debt or equity financing in order to:

●	fund operating losses;

●	increase marketing to address the market for surgical, wound and skin care products and services;

●	take advantage of opportunities, including more rapid expansion or acquisitions of complementary products or businesses;

●	hire, train and retain employees;

●	develop and/or distribute new products; and/or

●	respond to economic and competitive pressures.

If our capital needs are met through the issuance of equity or convertible debt securities, the percentage ownership of our current shareholders may be reduced which may have a negative impact on the market price of our common stock. Our future success may be determined in large part by our ability to obtain additional financing, and the incurrence of indebtedness would result in increased debt service obligations which could result in operating and financing covenants that would restrict our operations. There can be no assurance that such financing would be available or, if available, that such financing could be obtained upon terms acceptable to us. If adequate funds are not available, or are not available on acceptable terms, our operating results and financial condition may suffer.

Failure to retain and recruit key personnel would harm our ability to meet key objectives.

Our success depends, in large part, on our ability to attract and retain skilled executive, managerial, sales and marketing personnel. We compete for such personnel with other companies, some of which have greater financial resources than we do to recruit and retain personnel. There can be no assurance that we will be able to find and attract additional qualified employees or retain any such executive officers and other key personnel. The inability to hire qualified personnel or the loss of services of our executive officers or key personnel may have a material adverse effect on our business. Further, any inability on our part to enforce non-compete arrangements related to key personnel who have left our company or may leave our company in the future could have a material adverse effect on our business.

S-16

Failure to manage our growth strategy could harm our business.

Our ability to successfully implement our business plan and market and sell our surgical, wound and skin care products and services requires an effective plan for managing our future growth. We plan to increase the scope of our operations at a rapid rate. Future expansion efforts will be expensive and may strain our internal operating resources. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. If we do not manage growth properly, it could harm our operating results and financial condition.

We operate in highly competitive markets and face competition from large, well-established medical device manufacturers and telehealth providers as well as new market entrants, and if we are unable to compete within our markets or our products and services do not gain market acceptance, our operating results and financial condition could suffer.

Competition from other medical device companies is significant and could be significantly affected by new product introductions and other activities of market participants. We compete with other companies in acquiring rights to products or technologies from third-party developers. Although our products have performed well in customer evaluations, we are a relatively unknown brand in a market dominated by companies with extensive product lines and large customer bases. We may not, even with more efficacious products, be able to secure contracts and achieve significant growth with large national accounts.

In addition, if we launch our wound and skin care virtual consult and other service offerings, we will face competition from other telehealth providers. The public health emergency caused by the COVID-19 pandemic has led to the widespread adoption of telemedicine for most health care clinical specialties, including wound care and dermatology. As such, any clinical wound care or dermatology physician and/or provider group that has incorporated telemedicine into their practice could be considered competitive. If we are unable to compete with other telehealth providers, our operating results and financial condition may suffer.

Several factors may limit the market acceptance of our products and services, including the timing of regulatory approvals and market entry relative to competitive products and services, the availability of alternative products and services, the price of our products and services relative to alternative products and services, the availability of third-party reimbursement and the extent of marketing efforts by third-party distributors or agents that we retain. There can be no assurance that our products or services will receive market acceptance in a commercially viable period of time, if at all. Furthermore, there can be no assurance that we can develop products and services that are more effective or achieve greater market acceptance than competitive products and services, or that our competitors will not succeed in developing or acquiring products and technologies that are more effective than those being developed by us, that would render our products and technologies less competitive or obsolete.

Our competitors enjoy several competitive advantages over us, including but not limited to:

●	large and established distribution networks in the U.S. and/or in international markets;

●	greater financial, managerial and other resources for products research and development, sales and marketing efforts and protecting and enforcing intellectual property rights;

●	greater name recognition;

●	larger consumer bases;

●	more expansive portfolios of products and intellectual property rights; and

●	greater experience in obtaining and maintaining regulatory approvals and/or clearances from the FDA and other regulatory agencies.

The presence of competition in our market may lead to pricing pressure which would make it more difficult to sell our products and services at a profitable price or may prevent us from selling our products at all. Our failure to compete effectively would have a material adverse effect on our business.

S-17

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we use networks to collect and store sensitive data, including intellectual property, proprietary business information and important information of our customers, suppliers and business partners, as well as personally identifiable information of our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in the loss of existing customers, difficulty in attracting new customers, backlash from negative public relations, legal claims or proceedings, liability under laws that protect the privacy of personal information, and regulatory penalties. Further, such access, disclosure or loss may cause disruption of our operations and the services we provide to customers, damage to our reputation, and cause a loss of confidence in our products and services, which could adversely affect our business.

We have programs, processes and technologies in place to prevent, detect, contain, respond to and mitigate security related threats and potential incidents. We undertake considerable ongoing improvements to our systems, connected devices and information-sharing products in order to minimize vulnerabilities, in accordance with industry and regulatory standards. Because the techniques used to obtain unauthorized access change frequently and can be difficult to detect, anticipating, identifying or preventing these intrusions or mitigating them if and when they occur, may be challenging.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results or prevent fraud and our business may be harmed and our stock price may be adversely impacted.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and to effectively prevent fraud. Any inability to provide reliable financial reports or to prevent fraud could harm our business. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires management to evaluate and assess the effectiveness of our internal control over financial reporting. In order to comply with the requirements of the Sarbanes-Oxley Act, we are required to continuously evaluate and, where appropriate, enhance our policies, procedures and internal controls. If we fail to maintain the adequacy of our internal controls over financial reporting, we could be subject to litigation or regulatory scrutiny and investors could lose confidence in the accuracy and completeness of our financial reports. We cannot provide any assurance that in the future we will be able to fully comply with the requirements of the Sarbanes-Oxley Act or that management will conclude that our internal control over financial reporting is effective. If we fail to fully comply with the requirements of the Sarbanes-Oxley Act, our business may be harmed and our stock price may decline. In addition, because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.

Our assessment, testing and evaluation of the design and operating effectiveness of our internal control over financial reporting resulted in our conclusion that as of December 31, 2019, our internal control over financial reporting was not effective, due to our small size and limited segregation of duties. As a result of such determination, we implemented additional controls, including the hiring of an additional full-time accounting professional in January 2020, which enabled us to properly segregate duties, and concluded that the material weakness was remediated as of June 30, 2020. While we have concluded that the material weakness has been remediated, projections of any evaluation of the effectiveness of internal control over financial reporting for future periods are subject to the risk that controls may become inadequate because of changes in conditions or if the degree of compliance with the policies or procedures deteriorate over time.

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The Loan Agreement governing our revolving line of credit includes restrictive terms, and our failure to comply with any of these terms could result in a default, which would have an adverse effect on our business and prospects.

The Loan Agreement governing our revolving line of credit requires us to maintain compliance with certain financial covenants, including, among others, a minimum liquidity of $1.0 million as of December 31, 2020 and March 31, 2021, a minimum Tangible Net Worth (as defined in the Loan Agreement) of $1.0 million and, beginning with the fiscal quarter ending June 30, 2021, a minimum Interest Coverage Ratio (as defined in the Loan Agreement) of 1.5 to 1.0. In addition, the Loan Agreement requires us to cause our shareholders or other persons approved by Cadence to make an equity investment in the Company of at least $7.5 million by March 31, 2021. A breach of these covenants could result in a default under the Loan Agreement. If amounts owed under the Loan Agreement are accelerated because of a default and we are unable to pay such amounts, Cadence may have the right to assume control of substantially all of our assets.

If we are unable to refinance or repay amounts that we borrow under our revolving line of credit prior to its maturity date, our cash flow would be directed to the repayment of our debt and would not be available for operating our business. No assurance can be given that any refinancing or additional financing will be possible when needed or that we will be able to negotiate acceptable terms. In addition, our access to capital is affected by prevailing conditions in the financial and capital markets and other factors beyond our control. There can be no assurance that market conditions will be favorable at the times that we require new or additional financing.

Risks Related to Our Products

We rely on our research and development partners to design, manufacture and supply the products we have licensed for marketing. If one of our partners fails to perform adequately or fulfill our needs, we may be required to incur significant costs. We may also face significant delays in our product introductions and commercialization.

We do not currently own any facility that may be used as a manufacturing and processing facility, and we rely on our research and development partners, from whom we license all of the products we currently commercialize, to design, manufacture and supply such products.

Our research and development partners responsible for manufacturing our products and their contract manufacturers are obliged to operate in accordance with FDA’s current good manufacturing practices (“cGMP”), current good tissue practices (“cGTP”), and the Quality System Regulation (“QSR”), as applicable, as well as other regulations applicable to medical product manufacturers. The manufacture of regulated medical products in compliance with cGMP, cGTP, and the QSR, as applicable, requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of medical products often encounter difficulties in production, including difficulties with production costs and yields, quality control, including product stability and quality assurance testing, shortages of qualified personnel, as well as compliance with strictly enforced regulatory requirements, other federal and state regulatory requirements and foreign regulations. If our research and development partners or their contract manufacturers were to encounter any of these difficulties or otherwise fail to comply with their obligations to us or under applicable regulations, our ability to commercialize our products would be jeopardized. Any delay or interruption in the supply of products could have a material adverse effect on our business.

The manufacturers of our products may be unable to comply with applicable FDA, state and foreign regulatory requirements. The FDA or similar foreign regulatory agencies may also implement new standards at any time, or change their interpretation and enforcement of existing standards for manufacture, packaging or testing of regulated products. We have little control over the manufacturers’ compliance with these regulations and standards. A failure of any of our current or future research and development partners or their contract manufacturers to establish and follow cGMP, cCTP, and the QSR, as applicable, and to document their adherence to such practices may lead to significant delays in obtaining marketing authorization of future products or the ultimate launch of products. Failure by our current or future partners or manufacturers or us to comply with applicable regulations could also result in sanctions being imposed on us or our partners, including fines, injunctions, civil penalties, failure of the government to grant marketing authorization, delays, suspension or withdrawal of authorization, seizures or recalls of products, operating restrictions, and criminal prosecutions. If the safety of any product supplied is compromised due to the manufacturers’ failure to adhere to applicable laws or for other reasons, we may not be able to successfully commercialize our products. Any of these factors could cause a delay of commercialization of our products, entail higher costs or impair our reputation.

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Our future success will largely depend on our ability to maintain and further grow clinical acceptance and adoption of our products, and we may be unable to adequately educate healthcare practitioners on the use and benefits of our products.

Healthcare practitioners play a significant role in determining the course of a patient’s treatment and, ultimately, the type of products, if any, that will be used to treat the patient. As a result, our commercial success is heavily dependent on our ability to educate practitioners on the use of our products in both surgical and post-acute care settings. Acceptance and adoption of our products in our markets depends on educating healthcare practitioners as to the distinctive characteristics, benefits, safety, clinical efficacy and cost-effectiveness of our products, including potential comparisons to our competitors’ products, and on training healthcare practitioners in the proper application of our products. If we are not successful in convincing healthcare practitioners of the merits and advantages of our products compared to our competitors’ products, they may not use our products and we will be unable to increase our sales and sustain growth or profitability.

Convincing healthcare practitioners to dedicate the time and energy necessary to properly train to use new products and techniques is challenging, and we may not be successful in these efforts. In particular, as healthcare resources are strained due to the ongoing COVID-19 pandemic, it may be more difficult to convince healthcare practitioners to commit their time and resources to learning to use a new product. If healthcare practitioners are not properly trained, they may use our products ineffectively, resulting in unsatisfactory patient outcomes, negative publicity or lawsuits against us. Accordingly, even if our products show superior benefits, safety or efficacy, based on head-to-head clinical trials, in comparison to alternative treatments, our success will depend on our ability to gain and maintain market acceptance for our products. If we fail to do so, our sales will not grow and our business, financial condition and results of operations will be adversely affected. We may not have adequate resources to effectively educate the medical community and our efforts may not be successful due to physician resistance or negative perceptions regarding our products.

Healthcare practitioners may be hesitant to change their medical treatment practices for the following reasons, among others:

●	lack or perceived lack of evidence supporting greater efficacy versus standard of care;

●	perceived liability risks generally associated with the use of new products and procedures;

●	limited or lack of availability of coverage and reimbursement within healthcare payment systems;

●	existing sole-source supply contracts with purchasing entities, such as hospital systems and group purchasing organizations, that do not use our products;

●	pressure to contain costs and use lower cost alternatives to our products; and

●	the time commitment that may be required for training to use new products or technologies.

Competitors could invent products superior to ours and cause our products and technologies to become obsolete.

The wound care sector of the medical products industry is characterized by a multitude of technologies and intense competition. Our competitors currently manufacture and distribute a variety of products that are, in many respects, comparable to our products. Many suppliers of competing products are considerably larger and have much greater resources than we have. In addition, many specialized products companies have formed collaborations with large, established companies to support research, development and commercialization of wound care products which may be competitive with ours. Academic institutions, government agencies and other public and private research organizations are also conducting research activities and may commercialize wound care products on their own or through joint ventures. It is possible that these competitors may develop technologies and products that are more effective than any we currently have. If this occurs, any of our products and technology affected by these developments could become obsolete.

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Disruption of, or changes in, our distribution model or customer base could harm our sales and margins.

If we fail to manage the distribution of our products properly, or if the financial condition or operations of our reseller channels weaken, there may be a material adverse effect on our business. Furthermore, a change in the mix of our customers between service provider and enterprise, or a change in the mix of direct and indirect sales, could adversely affect our business.

Several factors could also result in disruption of or changes in our distribution model or customer base, which could harm our sales and margins, including the following:

●	in some instances, we compete with some of our resellers through our direct sales, which may lead these channel partners to use other suppliers that do not compete; and

●	some of our resellers may have insufficient financial resources and may not be able to withstand changes in business conditions.

If we are unable to manage product inventory in an effective and efficient manner, our profitability could be impaired.

Many factors affect the efficient use and planning of product inventory, such as effectiveness of predicting demand, effectiveness of preparing manufacturing to meet demand, efficiently meeting product mix and product demand requirements and product expiration. Our products have a shelf life of between 18 months and three years. If we are unable to manage our product inventory efficiently or within expected budget goals, or keep sufficient finished and in-process product on hand to meet demand, our operating margins and long term growth prospects could be impaired.

We place orders with our suppliers based on forecasts of demand and, in some instances, may acquire additional inventory to accommodate anticipated demand. Our forecasts are based on management’s judgment and assumptions, each of which may introduce error into our estimates. If we overestimate customer demand, our excess or obsolete inventory may increase significantly, which would reduce our gross margin and adversely affect our financial results. Conversely, if we underestimate customer demand or if insufficient manufacturing capacity is available, we would miss revenue opportunities and potentially lose market share and damage our customer relationships.

Failure of any third-party assessments to demonstrate desired outcomes in proposed endpoints may result in adverse regulatory actions, reduce physician usage or adoption of our products, or reduce the price, coverage and/or reimbursement for our products, which could have a negative impact on our business performance.

Our collaborators regularly conduct clinical studies designed to test a variety of endpoints associated with product performance and use across a number of applications. If a clinical study conducted by our collaborators fails to demonstrate statistically significant results supporting performance, use benefits or compelling health economic outcomes from using our products, physicians may elect not to use our products as a treatment for conditions that may benefit from them. Furthermore, in the event of an adverse clinical study outcome, our products may not achieve “standard-of-care” designations, where they exist, for the conditions in question, which could deter the adoption of our products. Also, if serious adverse events are reported during the conduct of a study, it could affect continuation of the study, product marketing authorization by regulatory authorities and product adoption by healthcare professionals or could cause regulatory authorities to impose other restrictions on the product or require additional warning or precaution statements to appear on the product labeling. If our collaborators are unable to develop a body of statistically significant evidence from our clinical studies, whether due to adverse results or the inability to complete properly designed studies, public and private payors could refuse to cover our products, limit the manner in which they cover our products, or reduce the price they are willing to pay or reimburse for our products.

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We may have exposure to product liability claims.

Although we have contractual indemnity from the manufacturers of our current products for certain liability claims related to their production, we could face a product liability claim outside of the scope of the contractual indemnities. We do not have, and do not anticipate obtaining, contractual indemnification from parties supplying raw materials or parties marketing the products we sell. In any event, indemnification from the manufacturers of our products or from any other party is limited by the terms of the indemnity and by the creditworthiness of the indemnifying party. A successful product liability claim or series of claims brought against us could result in judgments, fines, damages and liabilities that could have a material adverse effect on our business. We may incur significant expense investigating and defending these claims, even if they do not result in liability. Moreover, even if no judgments, fines, damages or liabilities are imposed on us, our reputation could suffer as result of a product liability claim, which could have a material adverse effect on our business.

Product liability insurance for the healthcare industry may become prohibitively expensive, to the extent it is available at all. We may not be able to maintain such insurance on acceptable terms or be able to secure increased coverage as commercialization of our products progresses, nor can we be sure that existing or future claims against us will be covered by our product liability insurance. In the event that we do not have adequate insurance or contractual indemnification, product liability claims relating to defective products could have a material adverse effect on our business.

Interruptions in the supply of our products or inventory loss may adversely affect our business, results of operations and financial condition.

Our products are manufactured using technically complex processes requiring specialized facilities, highly specific raw materials and other production constraints. The complexity of these processes, as well as strict company and government standards for the manufacture and storage of our products, subjects us to production risks. In addition to ongoing production risks, process deviations or unanticipated effects of approved process changes may result in non-compliance with regulatory requirements including stability requirements or specifications. Most of our products must be stored and transported within a specified temperature range. For example, if environmental conditions deviate from that range, our products’ remaining shelf-lives could be impaired or their safety and efficacy could be adversely affected, making them unsuitable for use. These deviations may go undetected. The occurrence of actual or suspected production and distribution problems can lead to lost inventories, and in some cases recalls, with consequential reputational damage and the risk of product liability. The investigation and remediation of any identified problems can cause production delays and result in substantial additional expenses. Any unforeseen failure in the storage of our products or loss in supply could result in a loss of our market share and negatively affect our revenues and operations.

Increased prices for, or unavailability of, raw materials used in our products could adversely affect our business, results of operations and financial condition.

Our profitability is affected by the prices of the raw materials used in the manufacture of our products. These prices may fluctuate based on a number of factors beyond our control, including changes in supply and demand, general economic conditions, labor costs, fuel related delivery costs, competition, import duties, excises and other indirect taxes, currency exchange rates, and government regulation. Due to the highly competitive nature of the healthcare industry and the cost containment efforts of our customers and third-party payors, we may be unable to pass along cost increases for key components or raw materials through higher prices to our customers. If the cost of key components or raw materials increases, and we are unable fully to recover these increased costs through price increases or offset these increases through other cost reductions, we could experience lower margins and profitability. Significant increases in the prices of raw materials that cannot be recovered through productivity gains, price increases or other methods could adversely affect our business, results of operations and financial condition.

Risks Related to Our Planned Expansion into Wound and Skin Care Virtual Consult and Other Services

Our planned expansion into wound and skin care virtual consult and other services could have a material adverse effect on our business, financial condition or results of operations.

We are currently developing the capability to offer various services addressing chronic wound and skin care through our wholly owned subsidiary UWSS. UWSS’s services are expected to launch in 2021 and include an EMR software platform for both wound and skin conditions through WounDerm, which we acquired in January 2021, skin and wound virtual consult services through our affiliations with DirectDerm and MGroup, and diagnostic products and services for chronic wounds through our affiliation with Precision Healing. Our planned expansion into wound and skin care virtual consult and other services subjects us to risks associated with the use of new and novel technologies, operational, financial, regulatory, legal and reputational risks, as well as the risk that we may be unable to timely or successfully launch our service offerings. The success of UWSS’s operations depends upon our ability to commercialize UWSS’s service offerings, and our failure to do so could negatively affect our ability to generate revenue from these activities.

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Our planned expansion into wound and skin care virtual consult and other services will require entrance into several markets in which we have little or no experience, which may not be successful and could be costly.

As part of our planned expansion into wound and skin care virtual consult services, we will be required to enter into other markets in which we have little to no experience, including EMR, telehealth and healthcare diagnostics. While we intend to expand our staff with individuals with more experience in the EMR, telehealth and diagnostic markets and will closely scrutinize individuals we engage, we cannot provide assurance that we will be able to retain or continue to hire well-qualified and experienced individuals or that our assessment of individuals we retain will be accurate. As we enter new markets, we will face new technological and operational risks and challenges with which we are unfamiliar and may incur significant costs. Entering new markets requires substantial management efforts and skills to mitigate these risks and challenges. Our lack of experience with certain of these new markets may result in unsuccessful new market entries. If we do not manage our entry into new markets properly, these costs and risks could harm our business, financial condition or results of operations.

Our planned expansion into the telehealth business is dependent on our relationships with affiliated professional entities to provide physician services, and our business would be adversely affected if those relationships were disrupted.

There is a risk that U.S. state authorities in some jurisdictions may find that any future contractual relationships we enter into with our affiliated professional entities who provide telehealth services violate laws prohibiting the corporate practice of medicine and professional fee-splitting laws. These laws generally prohibit the practice of medicine by lay persons or entities or sharing of professional fees with lay persons and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing a physician’s professional judgment. The corporate practice of medicine prohibition exists in some form, by statute, regulation, board of medicine or attorney general guidance, or case law, in most states and is subject to change and to evolving interpretations by state boards of medicine, state attorneys general and state courts. As such, we will be required to continually monitor our compliance with laws in every jurisdiction in which we plan to operate, and we cannot guarantee that subsequent interpretation of the corporate practice of medicine laws will not circumscribe our future business operations. State corporate practice of medicine doctrines could also subject physicians to penalties for aiding the corporate practice of medicine, which could discourage physicians from participating in our network of providers.

Due to the prevalence of the corporate practice of medicine doctrine, including in the states where we plan to conduct our telehealth business, we expect to continue contracting with provider-entities through management services agreements. Although we expect that these relationships will continue, we cannot guarantee that they will. A material change in our relationships with these provider entities, whether resulting from a dispute among the parties, a change in government regulation, or the loss of these affiliations, could impair our ability to provide services to our future clients and could have a material adverse effect on our business, financial condition and results of operations. Any scrutiny, investigation or litigation with regard to our future arrangements with these professional entities could have a material adverse effect on our business, financial condition, and results of operations.

Recent and frequent state legislative and regulatory changes specific to telemedicine may present us with additional requirements and state compliance costs, with potential operational impacts in certain jurisdictions.

The state laws and regulations specific to telemedicine vary from state to state and are continually evolving. In some cases, these laws and regulations target “direct to consumer” telehealth service offerings rather than specialty consultative services, such as our planned acute telemedicine service offerings, and incorporate informed consent, modality, medical records and follow up care and other requirements. Thus, where new legislation and regulations apply to our planned expansion into telemedicine services, we may incur costs to monitor, evaluate, and modify operational processes for compliance. All such activities will increase our costs and could, in certain circumstances, impact our ability to make telemedicine services available in a particular state.

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Risks Related to Intellectual Property

If we are unable to adequately protect our intellectual property rights, we may not be able to compete effectively.

Part of our success depends on our and our research development partners’ ability to protect proprietary rights to technologies used in certain of our products. We and our research development partners rely on patents, copyrights, trademarks and trade secret laws to establish and maintain proprietary rights in our technology and products. However, these legal means afford only limited protection and may not adequately protect our or our research development partners’ rights or permit us to gain or keep a competitive advantage. Patents and patent applications for the products we have may not be broad enough to prevent competitors from introducing similar products into the market. Our or our research development partners’ patents or attempts to enforce them may not be upheld by the courts. Efforts to enforce any of our or our research development partners’ proprietary rights could be time-consuming and expensive, which could adversely affect our business and prospects and divert management’s attention. There can be no assurance that our or our research and development partners’ proprietary rights will not be challenged, invalidated or circumvented or that such rights will in fact provide competitive advantages to us.

CellerateRX Surgical is not currently protected by any pending patent application nor any unexpired patent. Accordingly, CellerateRX Surgical may be subject to competition from the sale of substantially equivalent products that could adversely affect our business and operations.

CellerateRX Surgical has no patent protection, and therefore, in order to continue to obtain commercial benefits from CellerateRX Surgical, we will rely on product manufacturing trade secrets, know-how and related non-patent intellectual property. The effect of CellerateRX Surgical’s lack of patent protection depends, among other things, upon the nature of the market and the position of our products in the market from time to time, the size of the market, the complexities and economics of manufacturing a competitive product and applicable regulatory approval requirements. In the event that competition develops substantially equivalent products, this competition could have a material adverse effect on our business, financial condition and operating results. The entrance into the market of a product substantially equivalent to CellerateRX Surgical may erode our product’s market share, which may have a material adverse effect on our business, financial condition and results of operations.

We are heavily dependent on technologies and products we have licensed from third parties, and we may need to license technologies and products in the future, and if we fail to obtain licenses we need, or fail to comply with our payment obligations in the agreements under which we in-license intellectual property and other rights from third parties, we could lose our ability to develop and commercialize our products.

We are heavily dependent on licenses from our research and development partners for all of our technologies and products and are party to a sublicense agreement with CGI Cellerate RX, license agreements with Rochal and a marketing and distribution agreement with Cook Biotech Inc. (“Cook Biotech”). Our sublicense agreement and license agreements require that we pay royalties to the sublicensor or licensor, as applicable, based on our net sales of the sublicensed and licensed products.

No assurance can be given that our existing sublicense agreement, license agreements or marketing and distribution agreement will be extended on reasonable terms or at all. In addition, we expect we will need to license intellectual property, technology and products from third parties in the future and that these licenses will be material to our business. No assurance can be given that we will meet our minimum performance obligations or generate sufficient revenue or raise additional financing to meet our payment obligations in our agreements with CGI Cellerate RX, Rochal and Cook Biotech or other license or marketing and distribution agreements we enter into with third parties in the future. Any failure to meet our minimum performance obligations or make the payments required by our agreements may permit the licensor or supplier to terminate the agreement. If we were to lose or otherwise be unable to maintain these licenses or marketing and distribution agreements for any reason, it would halt our ability to commercialize our pipeline products. Furthermore, such loss of these licenses or marketing and distribution agreements may enable development of new products that may compete with our pipeline products, and our competitors may gain proprietary position. Any of the foregoing could result in a material adverse effect on our business or results of operations.

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We may be found to infringe on intellectual property rights of others.

Third parties, including customers, may in the future assert claims or initiate litigation related to exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are relevant to us. These assertions may emerge over time as a result of our growth and the general increase in the pace of patent claim assertions, particularly in the U.S. Because of the existence of a large number of patents in the healthcare field, the secrecy of some pending patent applications and the rapid rate of issuance of new patents, we believe that it is not economically practical or even possible to determine in advance whether a product or any of its components infringes or will infringe the patent rights of others. The asserted claims or initiated litigation can include claims against us or our manufacturers, suppliers or customers alleging infringement of their proprietary rights with respect to our existing or future products or components of those products. Regardless of the merit of these claims, they can be time-consuming, result in costly litigation and diversion of technical and management personnel, or require us to develop a non-infringing technology or enter into license agreements. Where claims are made by customers, resistance even to unmeritorious claims could damage customer relationships. There can be no assurance that licenses will be available on acceptable terms and conditions, if at all, or that our indemnification by our suppliers will be adequate to cover our costs if a claim were brought directly against us or our customers. Furthermore, because of the potential for high court awards that are not necessarily predictable, it is not unusual to find even arguably unmeritorious claims settled for significant amounts. If any infringement or other intellectual property claim made against us by any third party is successful, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business could be materially and adversely affected.

Risks Related to Regulations

Our business is affected by numerous regulations relating to the labeling, marketing and sale of our products.

Government regulation by the FDA and similar agencies in other countries is a significant factor in the development, manufacturing and marketing of our products and in the acquisition or licensing of new products. Complying with government regulations is often time consuming and expensive and may involve delays or actions adversely impacting the marketing and sale of our current or future products.

Following initial regulatory approval or clearance of any products that we or our research and development partners may develop, we and/or our research and development partners will be subject to continuing regulatory review, including, but not limited to:

●	establishment registration and device listing requirements;

●	QSR, which governs the methods used in, and the facilities and controls used for, the design, manufacture, packaging, labeling, storage, installation, and servicing of finished devices;

●	labeling requirements, which mandate the inclusion of certain content in medical device labels and labeling, and when fully implemented, will generally require the label and package of medical devices to include a unique device identifier, and which also prohibit the promotion of products for uncleared or unapproved, i.e., “off-label,” indications;

●	the Medical Device Reporting regulation, which requires that manufacturers and importers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and

●	the Reports of Corrections and Removals regulation, which requires that manufacturers and importers report to the FDA recalls (i.e., corrections or removals) if undertaken to reduce a risk to health posed by the device or to remedy a violation of the Federal Food, Drug, and Cosmetic Act (“FDCA”) that may present a risk to health and that manufacturers and importers keep records of recalls that they determine to be not reportable.

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Failure to comply with applicable regulatory requirements can result in, among other things, the FDA or other governmental authorities:

●	imposing fines and penalties on us;

●	preventing us from manufacturing or selling our products;

●	delaying or denying pending applications for approval or clearance of our products or of new uses or modifications to our existing products, or withdrawing or suspending current approvals or clearances;

●	ordering or requesting a recall of our products;

●	issuing warning letters, untitled letters, or “It has Come to Our Attention” letters;

●	imposing operating restrictions, including a partial or total shutdown of production or investigation of any or all of our products;

●	refusing to permit to import or export of our products;

●	detaining or seizing our products;

●	obtaining injunctions preventing us from manufacturing or distributing any or all of our products;

●	commencing criminal prosecutions or seeking civil penalties; and

●	requiring changes in our advertising and promotion practices.

The manufacturing facilities we or our research and development partners use (and may use) to make any of our FDA-regulated products are or may become subject to periodic review and inspection by the FDA. If a previously unknown problem with a product or a manufacturing or laboratory facility used or contracted by us or one of our research and development partners is discovered, the FDA may impose restrictions on that product or on the manufacturing facility, including requiring us and/or our research and development partner to withdraw the product from the market. Any changes to an approved or cleared product, including the way it is manufactured or promoted, often requires FDA review and separate approval or clearance before the product, as modified, may be marketed. In addition, for products we develop in the future, we and our contract manufacturers may be subject to ongoing FDA requirements for submission of safety and other post-market approval information. If we violate regulatory requirements at any stage, whether before or after marketing approval or clearance is obtained, we may be fined, be forced to remove a product from the market or experience other adverse consequences, which would materially harm our financial results. Additionally, due to limitations imposed on us by the scope of the cleared or approved indications or intended use of our products and by FDA and Federal Trade Commission (“FTC”) regulations relating to promotional claims, we may not be able to obtain the labeling claims necessary or desirable for product promotion.

Distribution of our products outside the United States is subject to extensive government regulation. These regulations, including the requirements for marketing authorizations or product licenses necessary to bring a medical product to market, the time required for regulatory review and the sanctions imposed for violations, vary from country to country. We do not know whether we will obtain the marketing authorizations or product licenses necessary to market our products in such countries or that we will not be required to incur significant costs in obtaining or maintaining these regulatory approvals.

If we fail to obtain or experience significant delays in obtaining regulatory clearances or approvals to market future medical device products, we will be unable to commercialize these products until such clearance or approval is obtained.

The developing, testing, manufacturing, marketing and selling of medical devices is subject to extensive regulation by governmental authorities in the U.S. and other countries. The process of obtaining regulatory clearance and approval of certain medical technology products is costly and time consuming. Inherent in the development of new medical products is the potential for delay because product testing, including clinical evaluation, is typically required, especially for drugs, biologics and high-risk devices, before such products can be approved for human use. With respect to medical devices, such as those that we currently market, before a new medical device, or a new indicated use of, or claim for, an existing product can be marketed (unless it is a Class I device), it must first receive either premarket clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act or approval of a premarket approval application (“PMA”) from the FDA, or be reclassified and receive marketing authorization through the de novo classification process, unless an exemption applies.

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In the 510(k)-clearance process, the FDA must determine that the proposed device is “substantially equivalent” to a Class I or II device legally on the market, known as a “predicate” device, with respect to intended use, technology, safety and effectiveness to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence for certain device types. The PMA pathway requires an applicant to demonstrate the safety and effectiveness of the device for its intended use based, in part, on extensive data including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. If a device is novel and there is no appropriate predicate to which the applicant can demonstrate substantial equivalence, the device will be automatically classified as a Class III device and require approval through the PMA process prior to commercialization, unless the applicant submits a de novo classification request demonstrating that the novel device should be reclassified into Class I or II. Demonstrating that a novel device should be reclassified to Class I or II from Class III typically requires extensive information and data on the benefits and risks of the device, including performance data and frequently data from one or more clinical studies. The 510(k), PMA and de novo classification approval processes can be expensive and lengthy.

Failure to comply with applicable regulatory requirements can result in, among other things, suspension or withdrawal of clearances or approvals, seizure or recall of products, injunctions against the manufacture, holding, distribution, marketing and sale of a product and civil and criminal sanctions. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory clearances or approvals. Meeting regulatory requirements and evolving government standards may delay marketing of any new products developed by us for a considerable period of time, impose costly procedures upon our activities and result in a competitive advantage to larger companies that compete against us.

We cannot assure you that the FDA or other regulatory agencies will clear or approve any products developed by us on a timely basis, if at all, or, if granted, that clearance or approval will not entail limiting the indicated uses for which we may market the product, which could limit the potential market for any of these products.

Changes to the FDA clearance and approval processes or ongoing regulatory requirements could make it more difficult for us to obtain FDA clearance or approval of new products or comply with ongoing requirements.

New government regulations may be enacted and changes in FDA policies and regulations and, their interpretation and enforcement, could prevent or delay regulatory clearance or approval of new products. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. Therefore, we do not know whether we or our research and development partners will be able to continue to comply with such regulations or whether the costs of such compliance will have a material adverse effect on our business. Changes could, among other things, require different labeling, monitoring of patients, interaction with physicians, education programs for patients or physicians, curtailment of necessary supplies, or limitations on product distribution. These changes, or others required by the FDA could have an adverse effect on our business, and specifically, on the sales of affected products. The evolving and complex nature of regulatory science and regulatory requirements, the broad authority and discretion of the FDA and the generally high level of regulatory oversight results in a continuing possibility that from time to time, we will be adversely affected by regulatory actions despite ongoing efforts and commitment to achieve and maintain full compliance with all regulatory requirements. If we or our research and development partners are not able to maintain regulatory compliance, we may not be permitted to market our products and our business would suffer.

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Modifications to our current products may require new marketing clearances or approvals or require us to cease marketing or recall the modified products until such clearances or approvals are obtained.

Any modification to an FDA-cleared product that could significantly affect its safety or efficacy, or that would constitute a major change or modification in its indicated use, requires a new FDA 510(k) clearance or, possibly, a PMA. In addition, any significant modification to an FDA-approved product, such as a new indication for use, labeling changes, or manufacturing changes, requires submission of a PMA supplement or 30-day notice for changes to manufacturing procedures or methods of manufacture that affect the safety and effectiveness of the product. The FDA requires every manufacturer to make its own determination as to whether a modification requires a new 510(k) clearance or PMA, but the FDA may review and disagree with any decision reached by the manufacturer. In the future, we or our research and development partners may make additional modifications to our products after they have received FDA clearance or approval and, in appropriate circumstances, determine that new clearance or approval is unnecessary. Regulatory authorities may disagree with our or our research and development partners’ decisions not to seek new clearance or approval and may require us or the research and development partner that controls the marketing authorization for the respective device to obtain clearance or approval for previous modifications to our products. If that were to occur for a previously cleared or approved product, we may be required to cease marketing or recall the modified device until we obtain, or our research and development partner obtains, the necessary clearance or approval. Under these circumstances, we may also be subject to significant regulatory fines or other penalties. If any of the foregoing were to occur, our financial condition and results of operations could be negatively impacted.

Failure to obtain or maintain adequate reimbursement or insurance coverage for drugs, if any, could limit our ability to market those drugs and decrease our ability to generate revenue. Changes in reimbursement policies and regulations by governmental or other third-party payors may have an adverse impact on the use of our products.

The pricing, coverage, and reimbursement of our products, if any, must be sufficient to support our commercial efforts and other development programs, and the availability and adequacy of coverage and reimbursement by third-party payors, including governmental and private insurers, are essential for most patients to be able to afford medical treatments. Sales of our products depend substantially, both domestically and abroad, on the extent to which the costs of our products, if any, will be paid for or reimbursed by health maintenance, managed care, and similar healthcare management organizations, or government payers and private payors. If coverage and reimbursement are not available, or are available only in limited amounts, we may have to subsidize or provide medical products for free or we may not be able to successfully commercialize our products.

A significant portion of our wound care products are purchased principally for the Medicare and Medicaid eligible population by hospital outpatient clinics, wound care clinics, durable medical equipment (“DME”) suppliers and SNFs, which typically bill various third-party payors, primarily state and federal healthcare programs (e.g., Medicare and Medicaid), and managed care plans, for the products and services provided to their patients. Although the majority of our wound care products are currently eligible for reimbursement under Medicare Part B, adjustments to our reimbursement amounts or a change in CMS’s reimbursement policies could have an adverse effect on our market opportunities in this area. The ability of our customers to obtain appropriate reimbursement for products and services from third-party payors is critical to the success of our business because reimbursement status affects which products our customers purchase. In addition, our ability to obtain reimbursement approval in foreign jurisdictions may affect our ability to expand our product offerings internationally.

Third-party payors have adopted, and are continuing to adopt, a number of policies intended to curb rising healthcare costs. These policies include the imposition of conditions of payment by foreign, state and federal healthcare programs as well as private insurance plans, and the reduction in reimbursement amounts applicable to specific products and services.

Changes in healthcare systems in the U.S. or internationally in a manner that significantly reduces reimbursement for procedures using our products or denies coverage for these procedures would also have an adverse impact on the acceptance of our products and the prices which our customers are willing to pay for them.

Moreover, increasing efforts by governmental and private payors in the United States and abroad to limit or reduce healthcare costs may result in restrictions on coverage and the level of reimbursement for new medical products and, as a result, they may not cover or provide adequate payment for our products. We expect to experience pricing pressures in connection with our products due to the increasing trend toward managed healthcare, including the increasing influence of health maintenance organizations and additional legislative changes. The downward pressure on healthcare costs in general, and prescription drugs or biologics in particular, has and is expected to continue to increase in the future. As a result, profitability of our current or future products, may be more difficult to achieve.

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We rely on our research and development partners to comply with applicable laws and regulations relating to product classification and FDA marketing authorization.

We rely on our research and development partners, from whom we license all of the products we currently commercialize, to determine the appropriate classification for each such product and to comply with applicable regulations related to obtaining the proper marketing authorization. With respect to each medical device product we license, our respective research and development partner designs the product and determines whether the device should be classified as a Class I, II, or III device and the appropriate FDA marketing authorization pathway to pursue (i.e., 510(k), PMA or de novo classification). In addition, we rely on our research and development partners to determine whether specific legal or regulatory definitions or exemptions apply to particular medical products, which individually may be subject to FDA oversight as a device, drug, biologic or human cellular or tissue-based product. The FDA has broad regulatory authority to interpret and enforce the laws and regulations that govern medical products in commercial distribution, and any adverse determination by the FDA relating to one of our licensed products could require significant cost and effort to comply.

For example, our research and development partner, Cook Biotech, from whom we have the right to exclusively distribute three biologic products for surgical and wound care applications, has determined that one such product, VIM Amnion Matrix, is intended for homologous use as a wound covering or barrier. It is possible that the FDA, after evaluating the product, its intended use and any promotional claims, may not agree with Cook Biotech’s conclusion that the VIM Amnion Matrix product is intended for homologous use, which would change the legal framework under which the product is regulated and may require Cook Biotech and us to incur substantial costs and expend significant effort to bring the product into compliance with applicable regulations. Such action by the FDA may also require us to cease marketing operations relating to the VIM Amnion Matrix product until the appropriate corrections are complete.

We and our employees and contractors are subject, directly or indirectly, to federal, state and foreign healthcare fraud and abuse laws, including false claims laws. If we are unable to comply, or have not fully complied, with such laws, we could face substantial penalties.

Our operations are subject to various federal, state and foreign fraud and abuse laws. These laws may affect our operations, including the financial arrangements and relationships through which we market, sell and distribute our products. U.S. federal and state laws that affect our ability to operate include, but are not limited to:

●	the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind in return for, the purchase, recommendation, leasing or furnishing of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

●	federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other government payors that are false or fraudulent;

●	Section 242 of the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) codified at 18 U.S.C. § 1347, which created new federal criminal statutes that prohibit a person from knowingly and willfully executing a scheme or from making false or fraudulent statements to defraud any healthcare benefit program (i.e., public or private);

●	federal transparency laws, including the so-called federal “sunshine” law, which requires the tracking and disclosure to the federal government by pharmaceutical and medical device manufacturers of payments and other transfers of value to physicians and teaching hospitals as well as ownership and investment interests that are held by physicians and their immediate family members; and

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●	state law equivalents of each of these federal laws, such as anti-kickback and false claims laws that may apply to items or services reimbursed by any third-party payer, including commercial insurers, state laws that require pharmaceutical and medical device companies to comply with their industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict certain payments that may be made to healthcare providers and other potential referral sources, state laws that require drug and medical device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures, state laws that prohibit giving gifts to licensed healthcare professionals and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts in certain circumstances, such as specific disease states.

In particular, activities and arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, waste and other abusive practices. These laws and regulations may restrict or prohibit a wide range of activities or other arrangements related to the development, marketing or promotion of products, including pricing and discounting of products, provision of customer incentives, provision of reimbursement support, other customer support services, provision of sales commissions or other incentives to employees and independent contractors and other interactions with healthcare practitioners, other healthcare providers and patients.

Because of the breadth of these laws and the narrow scope of the statutory or regulatory exceptions and safe harbors available, our business activities could be challenged under one or more of these laws. Relationships between medical product manufacturers and health care providers are an area of heightened scrutiny by the government. We engage in various activities, including the conduct of speaker programs to educate physicians, the provision of reimbursement advice and support to customers, and the provision of customer and patient support services, that have been the subject of government scrutiny and enforcement action within the medical device industry.

Government expectations and industry best practices for compliance continue to evolve and past activities may not always be consistent with current industry best practices. Further, there is a lack of government guidance as to whether various industry practices comply with these laws, and government interpretations of these laws continue to evolve, all of which create compliance uncertainties. Any non-compliance could result in regulatory sanctions, criminal or civil liability and serious harm to our reputation. Although we have a comprehensive compliance program designed to ensure that our employees’ and commercial partners’ activities and interactions with healthcare professionals and patients are appropriate, ethical, and consistent with all applicable laws, regulations, guidelines, policies and standards, it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in preventing such conduct, mitigating risks, or reducing the chance of governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations.

If a government entity opens an investigation into possible violations of any of these laws (which may include the issuance of subpoenas), we would have to expend significant resources to defend ourselves against the allegations. Allegations that we, our officers, or our employees violated any one of these laws can be made by individuals called “whistleblowers” who may be our employees, customers, competitors or other parties. Government policy is to encourage individuals to become whistleblowers and file a complaint in federal court alleging wrongful conduct. The government is required to investigate all of these complaints and decide whether to intervene. If the government intervenes and we are required to pay damages, which in such cases are typically set at three times the actual monetary damages, to the government, the whistleblower, as a reward, is awarded a percentage of such damages or any settlement amount. If the government declines to intervene, the whistleblower may proceed on her own and, if she is successful, she will receive a percentage of any judgment or settlement amount the company is required to pay. The government may also initiate an investigation on its own. If any such actions are instituted against us, those actions could have a significant impact on our business, including the imposition of significant fines, and other sanctions that may materially impair our ability to run a profitable business. In particular, if our operations are found to be in violation of any of the laws described above or if we agree to settle with the government without admitting to any wrongful conduct or if we are found to be in violation of any other governmental regulations that apply to us, we, our officers and employees may be subject to sanctions, including civil and criminal penalties, damages, fines, exclusion from participation in government health care programs, such as Medicare and Medicaid, imprisonment, the curtailment or restructuring of our operations and the imposition of a corporate integrity agreement, any of which could adversely affect our business, results of operations and financial condition.

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Our or our research and development partners’ use and disclosure of personally identifiable information, including health information, is subject to federal and state privacy and security regulations, and our failure to comply with those regulations or to adequately secure the information we hold could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base, business, financial condition and results of operations.

Numerous state and federal laws and regulations, including HIPAA, govern the collection, dissemination, use, privacy, confidentiality, security, availability and integrity of personally identifiable information (“PII”), including protected health information. HIPAA establishes a set of basic national privacy and security standards for the protection of protected health information (“PHI”) by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services, which likely includes us. HIPAA requires healthcare providers and business associates to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical, and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims. HIPAA imposes mandatory penalties for certain violations. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts will be able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.

In addition, HIPAA mandates that the Secretary of Health and Human Services (“HHS”) conduct periodic compliance audits of HIPAA covered entities or business associates for compliance with the HIPAA Privacy and Security Standards. HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made without unreasonable delay and in no case later than 60 calendar days after discovery of the breach. If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.

Numerous other federal and state laws protect the confidentiality, privacy, availability, integrity and security of PII, including PHI. These laws in many cases are more restrictive than, and may not be preempted by, the HIPAA rules and may be subject to varying interpretations by courts and government agencies, creating complex compliance issues for us and our clients and potentially exposing us to additional expense, adverse publicity and liability. In addition, new health information standards, whether implemented pursuant to HIPAA, congressional action or otherwise, could have a significant effect on the manner in which we must handle healthcare related data, and the cost of complying with standards could be significant. If we do not comply with existing or new laws and regulations related to PHI, we could be subject to criminal or civil sanctions.

Because of the extreme sensitivity of the PII we or our partners may store and transmit, the security features of our technology platforms are very important. If our security measures, some of which may be managed by third parties, are breached or fail, unauthorized persons may be able to obtain access to sensitive client and patient data, including HIPAA-regulated PHI. As a result, our reputation could be severely damaged, adversely affecting client or investor confidence. Clients may curtail their use of or stop using our products and services, which would cause our business to suffer. In addition, we could face litigation, damages for contract breach, penalties and regulatory actions for violation of HIPAA and other applicable laws or regulations and significant costs for remediation, notification to individuals and for measures to prevent future occurrences. Any potential security breach could also result in increased costs associated with liability for stolen assets or information, repairing system damage that may have been caused by such breaches, incentives offered to client or other business partners in an effort to maintain our business relationships after a breach and implementing measures to prevent future occurrences, including organizational changes, deploying additional personnel and protection technologies, training employees and engaging third-party experts and consultants. While we maintain insurance covering certain security and privacy damages and claim expenses, our coverage may not be sufficient to compensate for all liability.

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Government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies.

The healthcare industry is highly regulated and is subject to changing political, legislative, regulatory, and other influences. Existing and new laws and regulations affecting the healthcare industry could create unexpected liabilities for us, could cause us to incur additional costs, and could restrict our operations. Many healthcare laws are complex, and their application to specific products and services may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the services that we aim to provide. However, these laws and regulations may nonetheless be applied to our business. Our failure to accurately anticipate the application of these laws and regulations, or other failure to comply, could create liability for us, result in adverse publicity and materially affect its business, financial condition, and results of operations.

If we fail to comply with extensive healthcare laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

The healthcare industry is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

●	licensure of health providers, certification of organizations and enrollment with government reimbursement programs;

●	necessity and adequacy of medical care;

●	relationships with physicians and other referral sources and referral recipients;

●	billing and coding for services;

●	properly handling overpayments;

●	quality of medical equipment and services;

●	qualifications of medical and support personnel;

●	confidentiality, maintenance, data breach, identity theft and security issues associated with health-related and personal information and medical records; and

●	communications with patients and consumers.

Among these laws are the federal Stark Law, the federal Anti-Kickback Statute, the False Claims Act (the “FCA”), and similar state laws. If we fail to comply with applicable laws and regulations, we could suffer civil sanctions and criminal penalties, including the loss of our ability to participate in the Medicare, Medicaid and other federal and state healthcare programs. While we endeavor to ensure that our financial relationships with referral sources such as hospitals and physicians comply with the applicable laws (including applicable safe harbors and exceptions), evolving interpretations or enforcement of these laws and regulations could subject our current practices to allegations of impropriety or illegality or could require us to make changes in our operations. A determination that we have violated these or other laws, or the public announcement that we are being investigated for possible violations of these or other laws, could have a material adverse effect on our business, financial condition, results of operations or prospects, and our business reputation could suffer significantly. In addition, other legislation or regulations at the federal or state level may be adopted that adversely affect our business.

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Our officers, employees, independent contractors, principal investigators, consultants and commercial partners may engage in misconduct or activities that are improper under other laws and regulations, which would create liability for us.

We are exposed to the risk that our officers, employees, independent contractors (including contract research organizations (“CROs”)), principal investigators, consultants and commercial partners may engage in fraudulent conduct or other illegal activity and/or may fail to disclose unauthorized activities to us. Misconduct by these parties could include, but is not limited to, intentional, reckless and/or negligent failures to comply with:

●	the laws and regulations of the FDA and its foreign counterparts requiring, among other things, compliance with good manufacturing practice and/or quality system requirements, post-market vigilance reporting, product marketing authorization requirements, facility registration requirements, the reporting of true, complete and accurate information to such regulatory bodies, including but not limited to safety problems associated with the use of our products;

●	laws and regulations of the FDA and its foreign counterparts concerning the conduct of clinical trials and the protection of human research subjects, including but not limited to good clinical practices;

●	other laws and regulations of the FDA and its foreign counterparts relating to the manufacture, processing, packing, holding, investigating or distributing in commerce of medical devices, biological products and/or human cell, tissue, and cellular and tissue-based products (“HCT/Ps”);

●	manufacturing standards we have established; or

●	healthcare fraud and abuse laws, including but not limited to, the Anti-Kickback Statute, the Stark Law, the FCA, and state law equivalents.

In particular, companies involved in the manufacture of medical products are subject to laws and regulations intended to ensure that medical products that will be used in patients are safe and effective, and, specifically, that they are not adulterated or misbranded, that they are properly labeled, and have the identity, strength, quality and purity that which they are represented to possess. Further, companies involved in the research and development of medical products are subject to extensive laws and regulations intended to protect research subjects and ensure the integrity of data generated from clinical trials and of the regulatory review process. Any misconduct in any of these areas, whether by our own employees or by contractors, vendors, business associates, consultants, or other entities acting as our agents, could result in regulatory sanctions, criminal or civil liability and serious harm to our reputation. Although we have a comprehensive compliance program designed to ensure that our employees’, CRO partners’, principal investigators’, consultants’, and commercial partners’ activities and interactions with healthcare professionals and patients are appropriate, ethical, and consistent with all applicable laws, regulations, guidelines, policies and standards, it is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in preventing such conduct, mitigating risks, or reducing the chance of governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, or our CRO partners, principal investigators, consultants, or commercial partners, those actions could have a significant impact on our business, including the imposition of significant fines, and other sanctions that may materially impair our ability to run a profitable business.

We could be adversely affected if healthcare reform measures substantially change the market for medical care or healthcare coverage in the United States.

On March 23, 2010, President Obama signed the Patient Protection and Affordable Care Act (P.L. 111-148) and on March 30, 2010, the signed the Health Care and Education Reconciliation Act (P.L. 111-152), collectively commonly referred to as the “Healthcare Reform Law.” The Healthcare Reform Law included a number of new rules regarding health insurance, the provision of healthcare, conditions to reimbursement for healthcare services provided to Medicare and Medicaid patients, and other healthcare policy reforms. Through the law-making process, substantial changes have been and continue to be made to the system for paying for healthcare in the United States, including changes made to extend medical benefits to certain Americans who lacked insurance coverage and to contain or reduce healthcare costs (such as by reducing or conditioning reimbursement amounts for healthcare services and drugs, and imposing additional taxes, fees, and rebate obligations on pharmaceutical and medical device companies). This legislation was one of the most comprehensive and significant reforms ever experienced by the healthcare industry in the United States and has significantly changed the way healthcare is financed by both governmental and private insurers. This legislation has impacted the scope of healthcare insurance and incentives for consumers and insurance companies, among others. Additionally, the Healthcare Reform Law’s provisions were designed to encourage providers to find cost savings in their clinical operations. This environment has caused changes in the purchasing habits of consumers and providers and resulted in specific attention to the pricing negotiation, product selection and utilization review surrounding pharmaceuticals and medical devices. This attention may result in our current commercial products, products we may commercialize or promote in the future, and our therapeutic candidates, being chosen less frequently or the pricing being substantially lowered. At this stage, it is difficult to estimate the full extent of the direct or indirect impact of the Healthcare Reform Law on us.

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These structural changes could entail further modifications to the existing system of private payors and government programs (such as Medicare and Medicaid), creation of government-sponsored healthcare insurance sources, or some combination of both, as well as other changes. Restructuring the coverage of medical care in the U.S. could impact the reimbursement for medical services and procedures, prescribed drugs, biologics and medical devices, including our current commercial products, those we and our development or commercialization partners are currently developing or those that we may commercialize or promote in the future. If reimbursement for the products we currently commercialize or promote, any product we may commercialize or promote, or approved therapeutic candidates is substantially reduced or otherwise adversely affected in the future, or rebate obligations associated with any pharmaceutical product we commercialize or promote are substantially increased, it could have a material adverse effect on our reputation, business, financial condition or results of operations.

Extending medical benefits to those who currently lack coverage will likely result in substantial costs to the U.S. federal government, which may force significant additional changes to the healthcare system in the United States. Much of the funding for expanded healthcare coverage may be sought through cost savings. While some of these savings may come from realizing greater efficiencies in delivering care, improving the effectiveness of preventive care and enhancing the overall quality of care, much of the cost savings may come from reducing the cost of care and increased enforcement activities. Cost of care could be reduced further by decreasing the level of reimbursement for medical services or products (including our current commercial products, our development or commercialization partners or any product or medical service we may commercialize or promote), or by restricting coverage (and, thereby, utilization) of medical services or products. In either case, a reduction in the utilization of, or reimbursement for our current commercial products, any product we may commercialize or promote or for which we receive marketing approval or clearance in the future, could have a material adverse effect on our reputation, business, financial condition, or results of operations.

Several states and private entities initially mounted legal challenges to the Healthcare Reform Law, and they continue to litigate various aspects of the legislation. On July 26, 2012, the U.S. Supreme Court generally upheld the provisions of the Healthcare Reform Law at issue as constitutional. However, the U.S. Supreme Court held that the legislation improperly required the states to expand their Medicaid programs to cover more individuals. As a result, the states have a choice as to whether they will expand the number of individuals covered by their respective state Medicaid programs. Some states have not expanded their Medicaid programs and have chosen to develop other cost-saving and coverage measures to provide care to currently uninsured individuals. Many of these efforts to date have included the institution of Medicaid-managed care programs. The manner in which these cost-saving and coverage measures are implemented could have a material adverse effect on our reputation, business, financial condition or results of operations.

Further, the healthcare regulatory environment has seen significant changes in recent years and is still in flux. Legislative initiatives to modify, limit, replace, or repeal the Healthcare Reform Law and judicial challenges continue. We cannot predict the impact on our business of future legislative and legal challenges to the Healthcare Reform Law or other changes to the current laws and regulations. The uncertainty around the future of the Healthcare Reform Law, and in particular the impact to reimbursement levels, may lead to uncertainty or delay in the purchasing decisions of our customers, which may in turn negatively impact our product sales. If there are not adequate reimbursement levels, our business and results of operations could be adversely affected.

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The financial impact of U.S. healthcare reform legislation over the next few years will depend on a number of factors, including the policies reflected in implementing regulations and guidance and changes in sales volumes for therapeutics affected by the legislation. From time to time, legislation is drafted, introduced and passed in the U.S. Congress that could significantly change the statutory provisions governing coverage, reimbursement, and marketing of medical products and services. In addition, third-party payor coverage and reimbursement policies are often revised or interpreted in ways that may significantly affect our business and our products.

While in office, President Trump supported the repeal of all or portions of the Healthcare Reform Law. President Trump also issued an executive order in which he stated that it is his administration’s policy to seek the prompt repeal of the Healthcare Reform Law and in which he directed executive departments and federal agencies to waive, defer, grant exemptions from, or delay the implementation of the provisions of the Healthcare Reform Law to the maximum extent permitted by law. Congress has enacted legislation that repeals certain portions of the Healthcare Reform Law, including but not limited to the Tax Cuts and Jobs Act, passed in December 2017, which included a provision that eliminates the penalty under the Healthcare Reform Law’s individual mandate, effective January 1, 2019, as well as the Bipartisan Budget Act of 2018, passed in February 2018, which, among other things, repealed the Independent Payment Advisory Board (which was established by the Healthcare Reform Law and was intended to reduce the rate of growth in Medicare spending).

Additionally, in December 2018, a district court in Texas held that the individual mandate is unconstitutional and that the rest of the Healthcare Reform Law is, therefore, invalid. On appeal, the Fifth Circuit Court of Appeals affirmed the holding on the individual mandate but remanded the case back to the lower court to reassess whether and how such holding affects the validity of the rest of the Healthcare Reform Law. On March 2, 2020, the U.S. Supreme Court granted the petitions for writs of certiorari to review this case and allocated one hour for oral arguments, which occurred on November 10, 2020. A decision from the Supreme Court is expected to be issued in spring 2021. It is unclear how this litigation and other efforts to repeal and replace the Healthcare Reform Law will impact the policies and programs implemented under the Healthcare Reform Law and the medical products industry more generally. We also cannot predict the impact that this litigation against the Healthcare Reform Law will have on our business, and there is uncertainty as to what healthcare programs and regulations may be implemented or changed at the federal and/or state level in the United States or the effect of any future legislation or regulation. Furthermore, we cannot predict what actions the Biden administration will implement in connection with the Healthcare Reform Law. However, it is possible that such initiatives could have an adverse effect on our ability to obtain approval and/or successfully commercialize products in the United States in the future. For example, any changes that reduce, or impede the ability to obtain, reimbursement for the type of products or services we currently or intend to commercialize in the United States or that reduce medical procedure volumes could adversely affect our operations and/or future business plans.

Defects, failures or quality issues associated with our products could lead to product recalls or safety alerts, adverse regulatory actions, litigation and negative publicity that could materially adversely affect our reputation, business, results of operations and financial condition.

Quality is extremely important to us and our customers due to the serious and costly consequences of product failure. Quality and safety issues may occur with respect to any of our products, and our future operating results will depend on our ability to maintain an effective quality control system and effectively train and manage our workforce with respect to our quality system. The development, manufacture and control of medical devices are subject to extensive and rigorous regulation by numerous government agencies, including the FDA and similar foreign agencies. Compliance with these regulatory requirements, including but not limited to the FDA’s QSR, good manufacturing practices and adverse events/recall reporting requirements in the United States and other applicable regulations worldwide, is subject to continual review and is monitored rigorously through periodic inspections by the FDA and foreign regulatory authorities. The FDA and foreign regulatory authorities may also require post-market testing and surveillance to monitor the performance of products cleared or approved for use in their jurisdictions. Our manufacturing facilities and those of our suppliers and independent sales agencies are also subject to periodic regulatory inspections. If the FDA or other regulatory authority were to conclude that we or our suppliers have failed to comply with any of these requirements, it could institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions, such as product recalls or seizures, withdrawals, monetary penalties, consent decrees, injunctive actions to halt the manufacture or distribution of products, import detentions of products made outside the United States, export restrictions, restrictions on operations or other civil or criminal sanctions. Civil or criminal sanctions could be assessed against our officers, employees, or us. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively manufacturing, marketing, and selling our products.

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In addition, we cannot predict the results of future legislative activity or future court decisions, any of which could increase regulatory requirements, subject us to government investigations or expose us to unexpected litigation. Any regulatory action or litigation, regardless of the merits, may result in substantial costs, divert management’s attention from other business concerns and place additional restrictions on our sales or the use of our products. In addition, negative publicity, including regarding a quality or safety issue, could damage our reputation, reduce market acceptance of our products, cause us to lose customers and decrease demand for our products. Any actual or perceived quality issues may also result in issuances of physician’s advisories against our products or cause us to conduct voluntary recalls. Any product defects or problems, regulatory action, litigation, negative publicity or recalls could disrupt our business and have a material adverse effect on our business, results of operations and financial condition.

Risks Related to this Offering and Ownership of Our Common Stock

You may experience immediate and substantial dilution.

Because the price per share of common stock being offered may be substantially higher than the net tangible book value per share of our common stock, you may experience substantial dilution to the extent of the difference between the offering price per share of common stock you pay in this offering and the net tangible book value per share of our common stock immediately after this offering. Our net tangible book value as of September 30, 2020, was $2.4 million, or $0.38 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of shares of common stock outstanding. Based on the public offering price of $          per share of common stock in this offering, and our historical net tangible book value per share as of September 30, 2020 described above, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $             per share. See “Dilution.”

The issuance of shares upon the exercise of derivative securities may cause immediate and substantial dilution to our existing shareholders.

As of January 31, 2021, we had approximately 11,500 shares of common stock that were issuable upon the exercise of vested outstanding stock options. The issuance of shares upon the exercise of these options may result in substantial dilution to the equity interest and voting power of holders of our common stock.

In the future, we may also issue additional shares of common stock or other securities convertible into or exchangeable for shares of common stock. For instance, certain of the product license agreements we have entered into with third parties require us to make payments to such third parties upon the occurrence of certain events. Pursuant to these product license agreements, we may choose to make such payments in shares of our common stock. The issuance of additional shares of our common stock may substantially dilute the ownership interests of our existing shareholders. Furthermore, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our products and cause the price of our common stock to decline.

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It is possible that we will require additional capital to meet our financial obligations and support business growth, and this capital might not be available on acceptable terms or at all; new investors face possible future dilution.

We intend to continue to make significant investments to support our business growth and expect to require additional funds to respond to business challenges. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when and if we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

The trading price of the shares of our common stock is highly volatile, and purchasers of our common stock could incur substantial losses.

The market price of our common stock has been and is likely to continue to be highly volatile and could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

●	technological innovations or new products and services by us or by our competitors, including announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships or capital commitments;

●	additions or departures of key personnel;

●	changes in expectations as to our future financial performance;

●	the continued impact of the COVID-19 pandemic on our business operations;

●	sales of our common stock;

●	our ability to execute our business plan;

●	loss of any strategic relationship;

●	industry developments;

●	changes in financial estimates by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

●	general market conditions, including market volatility;

●	fluctuations in stock market prices and trading volumes of similar companies;

●	economic, political and other external factors;

●	period-to-period fluctuations in our financial results;

●	applicable regulatory developments in the United States and foreign countries, both generally or specific to us and our products; and

●	intellectual property, product liability or other litigation against us.

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Although publicly traded securities are subject to price and volume fluctuations, it is likely that our common stock will experience these fluctuations to a greater degree than the securities of more established and better capitalized organizations.

Our common stock does not have a vigorous trading market, and you may not be able to sell your securities at or near ask prices, or at all.

Although there is a public market for our common stock, trading volume has been historically low, which could impact our stock price and your ability to sell shares of our common stock at or near ask prices, or at all. We can give no assurance that a more active and liquid public market for the shares of our common stock will develop in the future.

The potential sale of large amounts of common stock may have a negative effect upon the market value of our shares.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock and make it more difficult for us to raise funds through future offerings of common stock. As additional shares of our common stock become available for resale in the public market, the supply of our common stock will increase, which could decrease the price of our common stock.

We have not paid, and we are unlikely to pay, cash dividends on our securities in the near future. Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We have not paid and do not currently intend to pay dividends on our common stock, which may limit the current return available on an investment in our stock. Future dividends on our stock, if any, will depend on our future earnings, capital requirements, financial condition and such other factors as our management may consider relevant. Currently, we intend to retain earnings, if any, to increase our net worth and reserves. Consequently, shareholders will only realize an economic gain on their investment in our common stock if the price appreciates. Shareholders should not purchase our common stock expecting to receive cash dividends. Because we currently do not pay dividends, and there may be limited trading in our common stock, shareholders may not have any manner to liquidate or receive any payment on their common stock. Therefore, our failure to pay dividends may cause shareholders to not see any return on their common stock even if we are successful in our business operations. In addition, because we do not pay dividends, we may have trouble raising additional funds, which could affect our ability to expand our business operations.

A few of our existing shareholders own a large percentage of our voting stock and have control over matters requiring shareholder approval and may delay or prevent a change in control or otherwise lead to actual or potential conflicts of interest.

As of January 31, 2021, our directors owned, and through their affiliates controlled, 70.5% of our outstanding common stock. As a result, our directors and their affiliates could have the ability to exert substantial influence over all matters requiring approval by our shareholders, including (i) the election and removal of directors, (ii) any proposed merger, consolidation or sale of all or substantially all of our assets as well as other corporate transactions and (iii) any amendment to our Certificate of Formation, as amended (the “Certificate of Formation”). This concentration of control could be disadvantageous to other shareholders having different interests. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors sometimes perceive disadvantages in owning stock in companies with controlling shareholders.

In addition, our Certificate of Formation contains a provision which under the Texas Business Organizations Code (the “TBOC”) could allow the shareholders who own a majority of our common stock to approve certain major transactions without the approval of other shareholders that otherwise would be required under Texas corporation law.

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Our Certificate of Formation includes provisions limiting the personal liability of our directors for breaches of fiduciary duties under Texas law.

Our Certificate of Formation contains a provision eliminating a director’s personal liability to the fullest extent permitted under Texas law. Pursuant to the TBOC, a corporation has the power to indemnify its directors and officers against judgments and certain expenses other than judgments that are actually and reasonably incurred in connection with a proceeding, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the individual’s conduct was unlawful. However, no indemnification may be made in respect of any proceeding in which such individual is liable to the corporation or improperly received a personal benefit and is found liable for willful misconduct, breach of the duty of loyalty owned to the corporation, or an act or omission deemed not to be committed in good faith.

The principal effect of the limitation on liability provision is that a shareholder will be unable to prosecute an action for monetary damages against a director unless the shareholder can demonstrate a basis for liability for which indemnification is not available under the TBOC. This provision, however, should not limit or eliminate our rights or any shareholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. This provision will not alter a director’s liability under federal securities laws. The inclusion of this provision in our Certificate of Formation may discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our shareholders.

Texas law and our Certificate of Formation and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that shareholders may consider favorable.

Under our Certificate of Formation, our board of directors can authorize the issuance of preferred stock, which could diminish the rights of holders of our common stock and make a change of control of the Company more difficult even if it might benefit our shareholders. The board of directors is authorized to issue shares of preferred stock in one or more series and to fix the voting powers, preferences and other rights and limitations of the preferred stock. Accordingly, we may issue shares of preferred stock with a preference over our common stock with respect to dividends or distributions on liquidation or dissolution, or that may otherwise adversely affect the voting or other rights of the holders of common stock. Issuances of preferred stock, depending upon the rights, preferences and designations of the preferred stock, may have the effect of delaying, deterring or preventing a change of control, even if that change of control might benefit our shareholders.

In addition, provisions of our Certificate of Formation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. For example, our Certificate of Formation and bylaws (i) do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose), (ii) require that special meetings of the shareholders be called by the Chairman of the board of directors, the President or the board of directors, or by the holders of not less than ten percent (10%) of all the shares issued, outstanding and entitled to vote, (iii) permit our board of directors to alter, amend or repeal our bylaws or to adopt new bylaws, and (iv) enable our board of directors to increase the number of persons serving as directors and to fill vacancies created as a result of the increase by a majority vote of the directors present at a meeting of directors.

While we are subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, which provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the TBOC) may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder,” the restrictions in Title 2, Chapter 21, Subchapter M of the TBOC do not apply to us because we have elected, in the manner provided under the TBOC, not to be subject to such provisions.

Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a delisting of our common stock.

Our shares of common stock are currently listed for trading on The Nasdaq Capital Market under the symbol “SMTI.” If we fail to satisfy the continued listing requirements of The Nasdaq Stock Market, LLC (“Nasdaq”), such as the corporate governance requirements, the shareholder’s equity requirement or the minimum closing bid price requirement, Nasdaq may take steps to delist our common stock. Such a delisting or even notification of failure to comply with such requirements would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we expect that we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “continue,” “contemplates,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “target,” “will” or “would” or the negative of these words, variations of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following:

●	the impact of the COVID-19 pandemic on our business, financial condition and results of operations;

●	shortfalls in forecasted revenue growth;

●	our ability to implement our comprehensive wound and skin care strategy through acquisitions and investments and our ability to realize the anticipated benefits of such acquisitions and investments;

●	our ability to meet our future capital requirements;

●	our ability to retain and recruit key personnel;

●	the intense competition in the markets in which we operate and our ability to compete within our markets;

●	the failure of our products to obtain market acceptance;

●	the effect of security breaches and other disruptions;

●	our ability to maintain effective internal controls over financial reporting;

●	our ability to comply with the restrictive covenants set forth in the Loan Agreement governing our revolving credit facility;

●	our ability to maintain and further grow clinical acceptance and adoption of our products;

●	the impact of competitors inventing products that are superior to ours;

●	disruptions of, or changes in, our distribution model, consumer base or the supply of our products;

●	our ability to manage product inventory in an effective and efficient manner;

●	the failure of third-party assessments to demonstrate desired outcomes in proposed endpoints;

●	our ability to successfully expand into wound and skin care virtual consult and other services;

●	our ability and the ability of our research and development partners to protect the proprietary rights to technologies used in certain of our products and the impact of any claim that we have infringed on intellectual property rights of others;

●	our dependence on technologies and products that we license from third parties;

●	the effects of current and future laws, rules, regulations and reimbursement policies relating the labeling, marketing and sale of our products and our planned expansion into wound and skin care virtual consult and other services and our ability to comply with the various laws, rules and regulations applicable to our business; and

●	the effect of defects, failures or quality issues associated with our products.

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We caution you that the foregoing list may not contain all of the risk factors that may impact the forward-looking statements made in this prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made, or incorporated by reference, in this prospectus supplement and the accompanying prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made, or incorporated by reference, in this prospectus supplement and the accompanying prospectus to reflect events or circumstances after the date of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement and the accompanying prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

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USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of our common stock in this offering will be approximately $           (or approximately $            if the underwriters exercise their option to purchase additional shares of common stock) after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds we receive from this offering to expand our salesforce and for further development of our products, services and technologies pipeline, clinical studies, a $600,000 investment in Precision Healing that is required to be made in February 2021 and general corporate purposes, including working capital. In addition, pursuant to our product license agreement with Rochal, dated July 7, 2019, we are required to pay Rochal a $750,000 Capital Raise Payment, which, at our option, may be paid in cash or shares of our common stock, or a combination of cash and shares of our common stock, if we sell shares of our common stock for gross proceeds in the amount of at least $10 million on or prior to December 31, 2022. Accordingly, if the gross proceeds we receive from this offering exceed $10 million, we may use a portion of the proceeds from this offering to pay Rochal the Capital Raise Payment pursuant to the product license agreement.

The expected use of the net proceeds from this offering and our existing cash and our cash equivalents and short-term investments represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus supplement, we cannot predict with certainty all of the particular uses for the proceeds to be received upon the closing of this offering or the actual amounts that we will spend on the uses set forth above. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments.

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MARKET INFORMATION

Our common stock currently trades on The Nasdaq Capital Market under the symbol “SMTI.” On February 10, 2021, the last reported sale price of our common stock on The Nasdaq Capital Market was $39.00 per share. As of February 10, 2021, we had 219 holders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or street name through various brokerage firms.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, and other factors that our board of directors may deem relevant.

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DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the offering price per share you will pay in this offering and the as adjusted net tangible book value per share of our common stock after this offering. As of September 30, 2020, our historical net tangible book value was $2.4 million, or $0.38 per share of our common stock. Our historical net tangible book value is the amount of our total tangible assets less our liabilities. Historical net tangible book value per share is our historical net tangible book value divided by the number of shares of common stock outstanding as of September 30, 2020.

Our as adjusted net tangible book value as of September 30, 2020, which is our net tangible book value at that date, after giving effect to the sale of                 shares of common stock in this offering by us at a public offering price of $          per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, would have been $           , or $           per share. This amount represents an immediate increase in net tangible book value of $           per share to our existing shareholders and an immediate dilution of $           per share to investors participating in this offering. Dilution per share to investors participating in this offering is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by investors in this offering.

The following table illustrates this dilution on a per share basis:

Public offering price per share			$
Historical net tangible book value per share as of September 30, 2020		$0.38
Increase in net tangible book value per share attributable to new investors purchasing shares of common stock in this offering	$
As adjusted net tangible book value per share after giving effect to this offering			$
Dilution per share to investors participating in this offering			$

If the underwriters exercise their option to purchase additional securities in full, the as adjusted net tangible book value will increase to $       per share, representing an immediate increase in as adjusted net tangible book value to existing shareholders of $       per share and immediate dilution of $       per share to investors participating in this offering.

The above discussion and table is based on 6,279,610 outstanding shares of common stock as of September 30, 2020. This number excludes:

●	11,500 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $6.00 per share as of September 30, 2020;

●	1,769,122 shares of common stock reserved for future issuance under the 2014 Plan as of September 30, 2020;

●	29,536 shares of common stock issued in January 2021 pursuant to an equity exchange agreement whereby we acquired all of the issued and outstanding equity interests of WounDerm; and

●

up to a number of shares of common stock equal to $750,000 divided by the price to the public in this offering that we may issue to Rochal upon the completion of this offering for purposes of the Capital Raise Payment.

In addition, except as otherwise indicated, all information above assumes no exercise by the underwriters of their option to purchase                      additional shares of our common stock.

To the extent that any outstanding options are exercised, new options or restricted stock units are issued under our stock-based compensation plans or we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity and certain other factors that may affect our future results. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion contains forward-looking statements that are subject to risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with those statements. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” References in this discussion and analysis to our “Company,” “we,” “us,” “our” or “ours” or similar words are to Sanara MedTech Inc. and its direct and indirect subsidiaries.

Overview

We are a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical and chronic wound and skin care markets. Our portfolio of products and services will allow us to deliver comprehensive wound and skin care solutions for patients in all care settings, including acute (hospitals and long-term acute care hospitals (“LTACHs”)) and post-acute (wound care clinics, physician offices, skilled nursing facilities (“SNFs”), home health, hospice, and retail). Each of our products, services, and technologies contributes to our overall goal of achieving better clinical outcomes at a lower overall cost for patients regardless of where they receive care. We strive to be one of the most innovative and comprehensive providers of effective wound and skin care products and technologies and are continually seeking to expand our offerings for patients requiring wound and skin care treatments across the entire continuum of care in the United States.

We currently market seven products across chronic and surgical wound care applications and have multiple products in our pipeline. We license our products from research and development partners Applied Nutritionals, LLC (“AN”) (through a sublicense with CGI Cellerate RX, LLC (“CGI Cellerate RX”), an affiliate of The Catalyst Group, Inc. (“Catalyst”)) and Rochal Industries, LLC (“Rochal”) and have the right to exclusively distribute certain products under development by Cook Biotech Inc. (“Cook Biotech”). In 2021, we intend to begin marketing three biologic products for surgical and wound care applications pursuant to our marketing and distribution agreement with Cook Biotech.

In June 2020, we formed a subsidiary, United Wound and Skin Solutions LLC (“UWSS”), to hold certain investments and operations in wound and skin care virtual consult services. We anticipate that our various service offerings will allow clinicians/physicians utilizing our technologies to collect and analyze large amounts of data on patient conditions and outcomes that will improve treatment protocols and ultimately lead to more evidence-based formulary to improve patient outcomes. We intend to launch our initial virtual consult service offerings in 2021. Through a combination of our UWSS services and our Sanara products, we believe we will be able to offer patient care solutions at every step in the continuum of wound and skin care from diagnosis through healing.

Impact of the COVID-19 Pandemic

Beginning in March 2020, many states issued orders suspending elective surgeries in order to free-up hospital resources to treat COVID-19 patients. This resulted in a reduction in demand for our surgical products beginning in the second half of March 2020. Additionally, most states limited access to SNFs to only resident caregivers, which impeded our ability to provide education and product training to the clinicians who use our products in these facilities. These restrictions resulted in an overall decline in sales for the second quarter of 2020. During the third quarter of 2020, we saw a strong rebound in product sales as restrictions on elective surgeries eased in our primary markets in Texas, Florida, and the southeastern United States.

Revenue for the three months ended September 30, 2020 was $4.3 million, a $1.3 million increase from the three months ended June 30, 2020 and represented a record high sales quarter for our Company. With certain states recently experiencing a spike in COVID-19 cases, the Company may again experience swings in monthly sales if more stringent restrictions are imposed on elective surgeries. For example, Texas Governor Greg Abbott has issued a standing executive order requiring that hospitals in any Trauma Service Area (as defined in the executive order) that has had seven consecutive days in which the number of COVID-19 hospitalized patients as a percentage of total hospital capacity exceeds 15 percent postpone all surgeries and procedures that are not medically necessary to diagnose or correct a serious medical condition of, or to preserve the life of, a patient, until such time as the Trauma Service Area reaches seven consecutive days in which the number of COVID-19 hospitalized patients as a percentage of total hospital capacity is 15 percent or less.

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As a result of the COVID-19 pandemic, we significantly reduced costs in areas such as payroll, consulting, business travel, and other discretionary spending. The duration of the pandemic is uncertain; however, management believes that elective surgical procedures will continue to be performed with the exception of certain geographic COVID-19 hotspots. We will continue to closely monitor the COVID-19 pandemic in order to ensure the safety of our people and our ability to serve our customers and patients.

Cellerate Acquisition

Effective August 28, 2018, we consummated definitive agreements that continued operations to market our principal product, CellerateRX, through a 50% ownership interest in a newly formed entity, Cellerate, LLC (“Cellerate”), which began operations on September 1, 2018. The remaining 50% ownership interest was held by an affiliate of Catalyst, which acquired the exclusive license to CellerateRX products. Cellerate conducted operations with an exclusive sublicense from the Catalyst affiliate to distribute CellerateRX products in the United States, Canada and Mexico (which sublicense was subsequently amended to include worldwide distribution rights). In connection with the formation of Cellerate, we issued a convertible promissory note to an affiliate of Catalyst in the original principal amount of $1.5 million, which was convertible into shares of our common stock at a conversion price of $9.00 per share.

On March 15, 2019, we acquired Catalyst’s 50% interest in Cellerate in exchange for the issuance of 1,136,815 shares of our newly created Series F Convertible Preferred Stock (the “Cellerate Acquisition”). Each share of Series F Convertible Preferred Stock was convertible at the option of the holder, at any time, into two shares of common stock. Additionally, each holder of Series F Convertible Preferred Stock was entitled to vote on all matters submitted for a vote of our shareholders with votes equal to the number of shares of common stock into which such holder’s shares of Series F Convertible Preferred Stock could then be converted. Following the closing of the Cellerate Acquisition, Mr. Ronald T. Nixon, Founder and Managing Partner of Catalyst, was elected to our board of directors, effective March 15, 2019.

The Cellerate Acquisition was accounted for as a reverse merger and recapitalization because, immediately following the completion of the transaction, Catalyst could obtain effective control of the Company upon conversion of its convertible preferred stock and convertible promissory note, both of which could occur at Catalyst’s option. Additionally, Cellerate’s officers and senior executive positions continued on as management of the combined entity after consummation of the Cellerate Acquisition. For accounting purposes, Cellerate was deemed to be the acquirer in the transaction and, consequently, the Cellerate Acquisition was treated as a recapitalization of Sanara MedTech. As part of the reverse merger and recapitalization, the net liabilities existing in the Company as of the date of the Cellerate Acquisition totaling approximately $1,666,537, which included $508,973 of cash, were converted to equity as part of the Cellerate Acquisition. No step-up in basis or intangible assets or goodwill was recorded in this transaction.

As a result of the reverse merger, Cellerate’s assets, liabilities and results of operations are the historical financial statements of the registrant, and Cellerate’s assets, liabilities and results of operations have been combined with Sanara MedTech effective as of the date of the closing of the Cellerate Acquisition. The consolidated financial statements incorporated by reference herein identify Cellerate as “Successor” for the twelve-month period ended December 31, 2019, and on the balance sheet date of December 31, 2018. Upon its formation on August 28, 2018, Cellerate succeeded to the business and operations of Sanara MedTech. As a result, Sanara MedTech is identified as “Predecessor” for the periods preceding August 28, 2018.

To provide a meaningful presentation and comparison of our results of operations, this discussion and analysis combines the period of January 1, 2018 through August 27, 2018 (Predecessor) with the period of August 28, 2018 through December 31, 2018 (Successor). In the consolidated financial statements incorporated herein by reference, a black line separates the Predecessor and Successor financial statements to highlight the lack of comparability between these two periods.

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The Successor financials for the twelve months ended December 31, 2019 do not include revenues and expenses related to the Predecessor for the period January 1, 2019 through March 15, 2019. During this period, the Predecessor’s revenues were approximately $34,000 and expenses were approximately $348,000, which are not reflected in the Company’s results of operations during the twelve months ended December 31, 2019.

Reverse Stock Split

Effective May 10, 2019, we effected a reverse stock split of the issued and outstanding shares of our common stock at a ratio of one share for every 100 shares. All share and per share information in this discussion and analysis has been adjusted to reflect the reverse stock split.

Components of Results of Operations

Sources of Revenues

Our revenue is derived primarily from sales of our surgical wound care products to hospitals and other acute care facilities, and sales of our chronic wound care products to customers across the post-acute continuum of care. Our revenue is driven by direct orders shipped by us to our customers, and to a lesser extent, direct sales to customers through delivery at the time of procedure by one of our sales representatives. We generally recognize revenue when our product is received by the customer.

Revenue streams from product sales and royalties are summarized below for the nine months ended September 30, 2020 and 2019. All revenue was generated in the United States.

	Nine Months Ended
	September 30,
	2020	2019
Surgical	$9,978,134	$7,552,708
Wound Care	668,954	752,084
Royalty revenue	150,750	108,875
Total Revenue	$10,797,838	$8,413,667

We recognize royalty revenue from a development and licensing agreement with BioStructures, LLC. We record revenue each calendar quarter as earned per the terms of the agreement which stipulates that we will receive quarterly royalty payments of at least $50,250. Under the terms of the development and license agreement, royalties of 2.0% are recognized on sales of products containing our patented resorbable bone hemostasis. The minimum annual royalty due to our Company is $201,000 per year throughout the life of the patent which expires in 2023. These royalties are payable in quarterly installments of $50,250. To date, royalties related to this development and licensing agreement have not exceeded the annual minimum of $201,000 ($50,250 per quarter).

Cost of Goods Sold

Cost of goods sold consists of the acquisition costs from the manufacturers of our licensed products, raw material costs for certain components sourced directly by our Company, and all royalties related due as a result of the sale of our products. Our gross profit represents total revenue less the cost of goods sold, and gross margin is gross profit expressed as a percentage of total revenue.

Operating Expenses

Selling, general and administrative expenses (“SG&A”) consist primarily of salaries, sales commissions, benefits, bonuses, and stock-based compensation. SG&A also includes outside legal counsel, audit fees, insurance premiums, rent, and other corporate expenses. We expense all SG&A expenses as incurred. We expect our SG&A expenses to increase in absolute dollars and decrease as a percent of revenue as we grow our commercial organization.

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Other Income (Expense)

Other income (expense) is primarily comprised of interest income, interest expense and other non-operating activities. Interest expense during 2020 consisted primarily of interest expense associated with our unsecured promissory note under the Paycheck Protection Program (the “PPP”) pursuant to the Coronavirus Aid, Relief and Economic Security Act, and for 2019, consisted primarily of interest on amounts due on our revolving line of credit that matured in June 2020. Interest income consists of interest earned on our cash and cash equivalents.

Results of Operations

Three and Nine Months Ended September 30, 2020 Compared to Three and Nine Months Ended September 30, 2019

Revenues. We generated record high revenue of $4,306,324 for the three months ended September 30, 2020, compared to revenue of $2,909,282 for the three months ended September 30, 2019, representing a 48% increase in revenue from the comparable prior year period. During the third quarter of 2020, many restrictions on elective surgeries were eliminated or relaxed in our primary markets which facilitated a return to pre-COVID pandemic sales levels. For the nine months ended September 30, 2020, revenue totaled $10,797,838, compared to revenue of $8,413,667 for the nine months ended September 30, 2019, yielding a 28% increase from the comparable prior year period. The higher revenue in 2020 was due to the strong rebound in third quarter 2020 sales and the continued execution of our strategy to expand our sales force and independent distribution network in both new and existing U.S. geographic markets.

Cost of goods sold. Cost of goods sold for the three months ended September 30, 2020, was $447,935, compared to costs of goods sold of $285,164 for the three months ended September 30, 2019. Cost of goods sold for the nine months ended September 30, 2020, was $1,126,798, compared to costs of goods sold of $909,333 for the nine months ended September 30, 2019. The increase over the prior year was primarily due to higher sales volume.

Selling, general and administrative expenses. SG&A expenses for the three months ended September 30, 2020 were $5,083,424, as compared to $3,315,575 for the three months ended September 30, 2019. SG&A expenses for the nine months ended September 30, 2020, were $13,613,989, as compared to $8,649,186 for the nine months ended September 30, 2019. The higher SG&A expenses in 2020 were primarily due to increased payroll costs resulting from sales force expansion and operational support, higher sales commission expense as a result of higher product sales, and higher costs related to the expansion of our comprehensive wound and skin care strategy including the development of electronic imagery and data sharing technology to support virtual consultation and diagnostics. Direct selling costs represented the majority of the increase in total SG&A costs as we increased the size of our field sales organization from fourteen in September 2019 to twenty in September of 2020.

The higher SG&A expenses are consistent with our strategy of building out a larger sales force and the expansion of our comprehensive wound and skin care strategy. New sales representatives generally take six to twelve months to begin generating sales. We expect SG&A expenses to decline as a percentage of revenue in the next two years as revenue generated by new sales representatives begins to offset the cost of the sales force expansion.

Interest expense. Interest expense was $1,458 for the three months ended September 30, 2020, as compared to $46,014 for the three months ended September 30, 2019. Interest expense was $10,913 for the nine months ended September 30, 2020, as compared to $80,925 for the nine months ended September 30, 2019. The lower interest expense was primarily due to declines in draws on our revolving line of credit that matured in June 2020 and the conversion of an interest-bearing promissory note to common stock in early 2020.

Net income / loss. We had a net loss of $1,208,123 for the three months ended September 30, 2020, compared to net loss of $843,233 for the three months ended September 30, 2019. We had a net loss of $4,178,692 for the nine months ended September 30, 2020, compared to net loss of $1,358,276 for the nine months ended September 30, 2019. The increase in net loss was due to higher SG&A costs described above, which were driven by our strategy to grow top-line revenue through significant investments in sales force expansion, operational support, and the expansion of our comprehensive wound and skin care strategy. We expect SG&A expenses to decline as a percentage of revenue in the next two years as the revenue generated by our new sales force begins to offset the sales force expansion expense.

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Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Revenues. For the year ended December 31, 2019, we generated revenues of $11,766,763 compared to revenues of $8,779,872 for the year ended December 31, 2018 as reported for the combined Predecessor and Successor periods, or a 34% increase from prior year. The higher revenues in 2019 were primarily due to the continued execution of our strategy to expand our sales force and independent distribution network in both new and existing U.S. geographic markets.

Cost of goods sold. Cost of goods sold for the year ended December 31, 2019, was $1,209,300, compared to costs of goods sold of $852,124 for the year ended December 31, 2018 as reported for the combined Predecessor and Successor periods. The increase over prior year was due to higher sales volume and non-cash obsolescence charges related to certain raw materials and finished goods inventory.

SG&A. SG&A expenses for the year ended December 31, 2019, were $13,067,569 compared to SG&A expenses of $7,646,119 for the year ended December 31, 2018 as reported for the combined Predecessor and Successor periods. The higher SG&A expenses in 2019 were primarily due to increased payroll costs resulting from sales force expansion and operational support, higher sales commission expense as a result of higher product sales, and increased marketing costs related to promotional activities for new and existing product lines. Direct selling costs represented the vast majority of the increase in total SG&A costs as we more than doubled the size of our field sales organization from eight to eighteen in 2019.

The higher SG&A costs are consistent with our strategy of building out a larger sales force and independent distribution network. New sales representatives generally take six to twelve months on average to begin generating significant revenue.

Interest expense. Interest expense was $105,919 for the year ended December 31, 2019, as compared to $60,608 for the year ended December 31, 2018 as reported for the combined Predecessor and Successor periods. The higher interest expense was primarily due to the use of our line of credit in 2019.

Net income / loss. For the year ended December 31, 2019, we had a net loss of $2,814,088, compared to net income of $175,464 for the year ended December 31, 2018 as reported for the combined Predecessor and Successor periods. The net loss in 2019 was due to higher SG&A costs described above, which were driven by our strategy to grow top-line revenue through significant investments in sales force expansion and related sales support infrastructure as well as other areas of administrative support. As mentioned above, the Successor financials for the year ended December 31, 2019 do not include revenues and expenses related to the Predecessor for the period January 1, 2019 through March 15, 2019. During this period, Predecessor’s revenues were approximately $34,000 and expenses were approximately $348,000, which are not reflected in our results of operations during the year ended December 31, 2019.

Liquidity and Capital Resources

Historically, we have financed our operations primarily from the sale of equity securities. During 2019 and 2020, our principal sources of liquidity have been cash generated from operations, utilization of our bank line of credit that matured in June 2020, cash provided by an unsecured promissory note in the principal amount of $583,000 (“the PPP Loan”) to Cadence Bank, N.A. (“Cadence”) pursuant to the PPP, and $10,000,000 in proceeds received from a private placement of our common stock in October 2019.

On January 15, 2021, we entered into a new loan agreement with Cadence (the “Loan Agreement”), providing for a $2.5 million revolving line of credit. The revolving line of credit matures on January 13, 2023, and is secured by substantially all of our assets. Any amounts outstanding will bear interest of 0.75% plus the “Prime Rate” designated in the “Money Rates” section of the Wall Street Journal. Proceeds from the line of credit are to be used to provide additional working capital in support of current assets and for other general corporate purposes and may not be used for acquisitions.

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The line of credit contains customary representations and warranties and requires us to maintain compliance with certain financial covenants, including, among others, a minimum liquidity of $1,000,000 as of December 31, 2020 and March 31, 2021, a minimum Tangible Net Worth (as defined in the Loan Agreement) of $1,000,000 and, beginning with the fiscal quarter ending June 30, 2021, a minimum Interest Coverage Ratio (as defined in the Loan Agreement) of 1.5 to 1.0. In addition, the Loan Agreement requires us to cause our shareholders or other persons approved by Cadence to make an equity investment in our Company of at least $7,500,000 by March 31, 2021. The Loan Agreement also contains customary events of default. If such an event of default occurs, Cadence would be entitled to take various actions, including the acceleration of amounts due under the Loan Agreement. We generally may (and must, under certain circumstances) prepay all or a portion of the principal outstanding on the revolving line of credit prior to its contractual maturity.

As a result of the COVID-19 pandemic, beginning in March 2020, we significantly reduced costs in areas such as payroll, consulting, business travel, and other discretionary spending. We are continuing to monitor our cash flow and plan to make additional expenditure adjustments as necessary. In November 2020, we were informed that the full amount of the PPP Loan was forgiven. If appropriate, we may pursue additional financing including issuing additional stock and incurring additional debt to support our strategic initiatives. If we are unable to obtain additional funding for operations at any time in the future, we may not be able to continue expanding the business as currently planned which would require us to modify various aspects of our operations.

On November 9, 2020, our subsidiary, UWSS, entered into agreements to purchase shares of Series A Convertible Preferred Stock (the “Series A Stock”) of Precision Healing Inc. (“Precision Healing”) for an aggregate purchase price of $600,000. The Series A Stock is convertible into 150,000 shares of common stock of Precision Healing and has a senior liquidity preference relative to the common shareholders. UWSS also agreed to invest an additional $600,000 in February 2021 for 150,000 additional shares of Series A Stock. The additional shares of Series A Stock will convert into shares of common stock of Precision Healing at a ratio based on the date Precision Healing delivers a development milestone related to a wound diagnostic tool currently under development.

On July 7, 2019, we executed a license agreement with Rochal whereby we acquired an exclusive world-wide license to market, sell and further develop antimicrobial products for the prevention and treatment of microbes on the human body utilizing certain Rochal patents and pending patent applications (the “BIAKŌS License Agreement”). Under the terms of the BIAKŌS License Agreement, we agreed to pay Rochal $750,000 upon the completion of a capital raise, on or before December 31, 2022, of at least $10,000,000 through the sale of our common stock or assets. At our option, the $750,000 payment may be paid in any combination of cash and our common stock.

Nine Months Ended September 30, 2020 Compared to Nine Months Ended September 30, 2019

For the nine months ended September 30, 2020, net cash used in operating activities was $3,443,449 compared to $1,333,878 used in operating activities during the first nine months of 2019. The higher use of cash in 2020 was primarily due to our investment in sales force expansion, corporate infrastructure, and start-up costs related to telehealth services including the development of electronic imagery and data sharing technology to support virtual consultation and diagnostics.

For the nine months ended September 30, 2020, net cash used in investing activities was $1,657,456 compared to $681,832 used in investing activities during the first nine months of 2019. The increase in cash used in investing activities during the first nine months of 2020 was primarily due to our entry into a product license agreement with Rochal in May 2020, which included an initial cash payment of $600,000, along with a $500,000 milestone payment made to Rochal during the first quarter of 2020 as a result of U.S. Food and Drug Administration (“FDA”) clearance of BIAKŌS Antimicrobial Wound Gel. In addition, during the third quarter of 2020, a $500,000 long-term investment was made to purchase a minority interest in Direct Dermatology Inc (“DirectDerm”).

For the nine months ended September 30, 2020, net cash provided by financing activities was $609,220 as compared to $2,000,000 provided by financing activities for the nine months ended September 30, 2019. The cash provided by financing activities in 2020 was primarily related to funds received from the PPP Loan. Cash provided by financing activities for the nine months ended September 30, 2019 was due to a $2,000,000 draw on a credit facility with Cadence, which was subsequently repaid and expired in the second quarter of 2020.

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Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

For the year ended December 31, 2019, net cash used in operating activities was $2,167,401 as reported for Successor, compared to $517,079 provided by operating activities for the year ended December 31, 2018 as reported for the combined Predecessor and Successor periods. The higher use of cash in 2019 was due to investments in our sales force expansion and related sales support infrastructure, higher inventory purchases, and an increase in prepaid items related to inventory.

For the year ended December 31, 2019, net cash used in investing activities was $1,197,097 as reported for Successor, compared to $27,770 used in investing activities during the year ended December 31, 2018 as reported for the combined Predecessor and Successor periods. The cash used in 2019 investing activities was primarily related to new product licenses whereby we paid $1,500,000 for the exclusive worldwide rights to market and sell certain FDA-cleared products developed by Rochal.

For the year ended December 31, 2019, net cash provided by financing activities was $9,800,005 as reported for Successor, compared to $0 for the year ended December 31, 2018 as reported for the combined Predecessor and Successor periods. The cash provided by financing activities was funded by the October 15, 2019 private placement offering discussed above.

Material Transactions with Related Parties

CellerateRx Sublicense Agreement

We have an exclusive, world-wide sublicense to distribute CellerateRX products into the wound care and surgical markets from an affiliate of Catalyst, CGI Cellerate RX, which licenses the rights to CellerateRX from AN. Sales of CellerateRX have comprised the majority of our sales during 2018, 2019 and the nine months ended September 30, 2020. On January 26, 2021, we amended the term of the sublicense agreement to an initial termination date of May 17, 2050, with automatic one-year renewals so long as annual net sales of CellerateRX exceed $1,000,000. We pay royalties based on our annual net sales of CellerateRX consisting of 3% of all collected net sales each year up to $12,000,000, 4% of all collected net sales each year that exceed $12,000,000 up to $20,000,000, and 5% of all collected net sales each year that exceed $20,000,000. Minimum royalties of $400,000 per year are payable for the first five years of the sublicense agreement, which was entered on August 27, 2018. For the nine-month periods ended September 30, 2020 and 2019, royalties due under the terms of this agreement totaled $300,000 and $337,549, respectively.

Ronald T. Nixon, our Executive Chairman, is the founder and managing partner of Catalyst. Mr. Nixon and Catalyst, collectively with their affiliates, including CGI Cellerate RX, beneficially owned 3,418,996 shares of our common stock as of December 31, 2020.

Convertible Notes Payable

In connection with the Cellerate Acquisition, we issued a 30-month convertible promissory note to Catalyst in the principal amount of $1,500,000, bearing interest at a 5% annual interest rate, compounded quarterly. Interest on the promissory note was payable quarterly but could have been deferred at our election to the maturity of the promissory note. Outstanding principal and interest were convertible at Catalyst’s option into shares of our common stock at a conversion price of $9.00 per share.

On February 7, 2020, Catalyst converted its $1,500,000 promissory note, including accrued interest of $111,911, into 179,101 shares of our common stock. As of September 30, 2020, there were no related party promissory notes or accrued interest outstanding.

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Payables and Prepaid Items

We had outstanding payables to related parties totaling $94,807 on September 30, 2020, and $68,668 on December 31, 2019. In the normal course of business, we may advance payments to our suppliers, inclusive of Rochal, a related party. As of September 30, 2020, we prepaid $50,970 to Rochal for a finished goods inventory order. On December 31, 2019, there were no prepaid balances to related parties.

Manufacturing and Technical Services Agreements

On September 9, 2020, we executed a manufacturing agreement with Rochal. Under the terms of the manufacturing agreement, Rochal agreed to manufacture, package, and label products we licensed from Rochal. The manufacturing agreement includes customary terms and conditions. The term of the agreement is for a period of five years unless extended by the mutual consent of the parties. As of September 30, 2020, we had not incurred any costs under this agreement.

On September 9, 2020, we executed a technical services agreement with Rochal. Under the terms of the technical services agreement, Rochal will provide its expertise and services on technical service projects identified by us for wound care, skin care and surgical site care applications. The technical services agreement includes customary terms and conditions for our industry. We may terminate this agreement at any time. As of September 30, 2020, we had incurred $174,200 of costs under this agreement.

Ronald T. Nixon, our Executive Chairman, is also a director of Rochal, and indirectly a significant shareholder of Rochal, and through the potential exercise of warrants a majority shareholder of Rochal. Ann Beal Salamone, a director, is a significant shareholder, the former president and current Chairman of the Board of Rochal.

Impact of Inflation and Changing Prices

Inflation and changing prices have not had a material impact on our historical results of operations. We do not currently anticipate that inflation and changing prices will have a material impact on our future results of operations.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Under different assumptions or conditions, actual results may differ from these estimates. We have identified certain significant accounting policies which involve a higher degree of judgment and complexity in making certain estimates and assumptions that affect amounts reported in our consolidated financial statements, as summarized below.

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers, which we adopted on January 1, 2018 using the modified retrospective method. Revenues are recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration we expect to be entitled to receive in exchange for transferring those goods or services. Revenue is recognized based on the following five step model:

- Identification of the contract with a customer

- Identification of the performance obligations in the contract

- Determination of the transaction price

- Allocation of the transaction price to the performance obligations in the contract

- Recognition of revenue when, or as, we satisfy a performance obligation

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Impairment of Long-Lived Assets

Long-lived assets, including certain identifiable intangibles held and to be used by our Company, are reviewed for impairment whenever events or changes in circumstances, including the COVID-19 pandemic, indicate that the carrying amount of such assets may not be recoverable. We continuously evaluate the recoverability of our long-lived assets based on estimated future cash flows and the estimated liquidation value of such long-lived assets and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the long-lived assets. If impairment exists, an adjustment is made to write the asset down to its fair value, and a loss is recorded as the difference between the carrying value and fair value. Fair values are determined based on quoted market values, undiscounted cash flows or internal and external appraisals, as applicable. Assets to be disposed of are carried at the lower of carrying value or estimated net realizable value. No impairment was recorded during the nine months ended September 30, 2020 and 2019.

Investment in Equity Securities

Our investments consist of non-marketable equity securities in a privately held company without readily determinable fair values, and are reported at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or similar investment of the same issuer. We have reviewed the carrying value of our investment and have determined there was no impairment or observable price changes as of September 30, 2020.

Inventories

Inventories are stated at the lower of cost or net realizable value, with cost computed on a first-in, first-out basis. Inventories consist of finished goods and related packaging components. We recorded inventory obsolescence expense of $258,585 for the nine months ended September 30, 2020, compared to $88,438 for the nine months ended September 30, 2019. The allowance for obsolete and slow-moving inventory had a balance of $231,342 at September 30, 2020, and $43,650 at December 31, 2019. We considered the impact of COVID-19 on our recorded value of inventory and determined no adjustment was necessary as of September 30, 2020.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. The extent to which the COVID-19 pandemic may directly or indirectly impact our business, financial condition, and results of operations is highly uncertain and subject to change. We considered the potential impact of the COVID-19 pandemic on our estimates and assumptions and determined there was not a material impact on our estimates and assumptions used in preparing our consolidated financial statements as of and for the nine months ended September 30, 2020; however, actual results could differ from those estimates and there may be changes to our estimates in future periods.

Income Taxes

We account for income taxes in accordance with ASC Topic No. 740, “Income Taxes.” This standard requires us to provide a net deferred tax asset or liability equal to the expected future tax benefit or expense of temporary reporting differences between book and tax accounting and any available operating loss or tax credit carry forwards.

After applying the provisions of Section 382 of the Internal Revenue Code, the unexpired net operating loss carry forward as of December 31, 2019 was approximately $8,934,000, with a portion expiring every year from 2020 through the 2038 tax year if not used.

As a limited liability company in 2018, the Successor (Cellerate, LLC) was taxed as a partnership for federal income tax purposes and therefore had no federal tax asset or liability as of December 31, 2018. The non-current deferred tax asset is summarized below:

	2019 Successor	2018 Successor
Net operating loss carry forwards, (21% as of December 31, 2019)	$1,876,114	$-
Valuation allowance	(1,876,114)	-
Net non-current deferred tax asset	$-	$-

A 100% valuation allowance has been provided for all deferred tax assets, as the ability of the Company to generate sufficient taxable income in the future is uncertain.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of December 31, 2019 or September 30, 2020.

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BUSINESS

Overview

We are a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the chronic and surgical wound and skin care markets. Our portfolio of products and services will allow us to deliver comprehensive wound and skin care solutions for patients in all care settings, including acute (hospitals and LTACHs) and post-acute (wound care clinics, physician offices, SNFs, home health, hospice, and retail). Each of our products, services, and technologies contribute to our overall goal of achieving better clinical outcomes at a lower overall cost for patients regardless of where they receive care. We strive to be one of the most innovative and comprehensive providers of effective wound and skin care products and technologies and are continually seeking to expand our offerings for patients requiring wound and skin care treatments across the entire continuum of care in the United States.

We currently market seven products across chronic and surgical wound care applications and have multiple products in our pipeline. We license our products from research and development partners AN (through a sublicense with CGI Cellerate RX, an affiliate of Catalyst) and Rochal and have the right to exclusively distribute certain products under development by Cook Biotech. In 2021, we intend to begin marketing three biologic products for surgical and wound care applications pursuant to our marketing and distribution agreement with Cook Biotech.

In June 2020, we formed a subsidiary, UWSS, to hold certain investments and operations in wound and skin care virtual consult services. We anticipate that our various service offerings will allow clinicians/physicians utilizing our technologies to collect and analyze large amounts of data on patient conditions and outcomes that will improve treatment protocols and ultimately lead to more evidence-based formulary to improve patient outcomes. We intend to launch our initial virtual consult service offerings in 2021. Through a combination of our UWSS services and our Sanara products, we believe we will be able to offer patient care solutions at every step in the continuum of wound and skin care from diagnosis through healing.

Market Scale

A study by a physician at the Department of Surgery for the Indiana University Health Comprehensive Wound Center found that approximately 8.2 million patients suffer from surgical and chronic wounds each year in the United States. Furthermore, according to an article published by the American College of Surgeons and Surgical Infection Society, in the United States, the annual treatment cost projections for all wounds is approximately $28 billion with the estimated annual cost of surgical site infections ranging from $3.5 billion to $10 billion. The U.S. teledermatology market alone is estimated to grow from $5 billion in 2019 to $45 billion by 2027 according to a research report by Fortune Business Insights. In addition to our surgical wound and chronic wound divisions, the Company is planning to launch virtual consult services through UWSS for both virtual wound and virtual skin (dermatology) consultations.

Summary of our Product & Service Offerings and Development Programs

We are committed to developing and commercializing innovative products that address the challenges physicians face in diagnosing and treating wound and skin care ailments. The following table sets forth our product and service portfolio:

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Our surgical wound care products, CellerateRX Surgical Powder and Gel, are used in a wide range of surgical specialties to help promote patient healing and reduce the risk of complications. The product is used in specialties including cardiothoracic, colorectal, general surgery, hand, head and neck, high-risk obstetrics and gynecology, Mohs surgery, neurosurgery, oncology, orthopedic (hip and knee, sports, spine, joint, foot and ankle, ortho trauma and ortho oncology), plastic/reconstructive, podiatric, urology, and vascular. Currently, substantially all of our revenue is derived from the sale of surgical wound care products. We anticipate that chronic wound care products and UWSS technology-based services will become meaningful drivers of revenue in the future.

Our chronic wound care products, HYCOL Powder and Gel, BIAKŌS AWC and BIAKŌS Skin and Wound Gel, are used across the post-acute continuum of care, including home health, hospice, physician offices, podiatrists, retail, SNFs, and wound care centers. Our chronic wound care products can be used on stage I-IV pressure ulcers, DFUs, venous stasis, arterial, post-surgical wounds, first- and second-degree burns and donor sites. BIAKŌS AWC is also available in an irrigation bottle (BIAKŌS Antimicrobial Skin and Wound Irrigation Solution) that can be used in conjunction with NPWTi-d and other wound irrigation needs.

In addition, we have a robust pipeline of products under development for both the chronic and surgical wound care and virtual consult markets. We believe our pipeline efforts will deepen our comprehensive portfolio of offerings as well as allow us to address additional clinical applications. Wound care products in our pipeline include an over-the-counter hand and skin cleanser, an antimicrobial skin protectant, a debrider product that leverages the body’s own enzymes and moisture, a new wound bed preparation device for use with BIAKŌS AWC, next generation CellerateRX and HYCOL, a novel dressing that delivers oxygen to the wound bed, and a sterile BIAKŌS product for use in surgical settings. Additionally, Sanara expects to commercialize three products with Cook Biotech in the second half of 2021. The first two, FORTIFY TRG Tissue Repair Graft and FORTIFY FLOWABLE Extracellular Matrix, are currently 510(k) cleared for use in the surgical wound care segment, and VIM Amnion Matrix is categorized by the FDA as an HCT/P, subject to regulation under Section 361 of the Public Health Service Act (“PHSA”) (for which no premarket approval or clearance is required).

The UWSS technology-based services we expect to launch in 2021 include: an EMR software platform for both wound and skin conditions (WounDerm), skin and wound virtual consult services (DirectDerm and MGroup), and diagnostic products and services for chronic wounds (Precision Healing).

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As detailed below, following the anticipated launch of UWSS’s service offerings, we expect to be able to provide wound treatment solutions for patients across the entire acute and post-acute continuum of care:

Strategy

●	Drive additional market penetration as well as geographic expansion for our products. We intend to leverage our comprehensive product and technology-based services portfolio and relationships with key constituents to deepen our presence in the surgical and chronic wound and skin care markets. We believe the breadth and flexibility of the products we offer allow us to address a wide variety of wound types and sizes and offer significant new opportunities for sales growth. In addition, we believe that as we continue to offer new products and technology-based services, our salesforce’s ability to reach additional customers in new and existing geographic regions while penetrating further in existing customer accounts will be enhanced.

●	Expand into new markets for our products and services. In 2020 we made significant investments in virtual consult technologies and services. The COVID-19 pandemic has dramatically increased demand for these services with expanded reimbursements and patients being more comfortable seeing their care provider virtually. We believe that the virtual consult technologies and services that we will offer, when combined with our innovative and highly efficacious products, will offer a differentiated comprehensive wound and skin care solution for patients and care givers.

●	Launch new innovative products. We are actively working with third-party research and development partners to develop additional proprietary products for the chronic and surgical wound and skin care markets. We expect these products and services to deepen our portfolio of technologies to treat chronic wounds as well as improve surgical site outcomes. We are focused on offering additional products and services that are more efficacious than competing products and services and provide a stronger value proposition (lower total cost to heal and less time to heal leading to reduced costs to the healthcare system).

●	Capture patients throughout the entire continuum of care. We intend to continue expanding our platform to aid in treating wound and skin care patients as they progress through the healing process in all care settings. As discussed above, in June 2020, we formed a subsidiary, UWSS, to hold certain investments in technologies and operations in wound and skin care virtual consult services. We believe our service offerings will allow us to collect and analyze large amounts of data on patient conditions and outcomes that will improve treatment protocols and ultimately lead to more evidence-based healing formularies to improve outcomes in the future. We anticipate that this data will also enable us to participate in the creation of new standards of care that promote patient compliance and enable direct dialogue between patients, clinicians and payors, resulting in greater satisfaction for patients, their caregivers, clinicians and payors.

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●	Seek and establish partnerships and product, technology, and/or services acquisitions. We plan to continue to seek and establish partnerships in the United States and internationally to provide innovative products, services, and technologies. We believe that partnerships will be a key driver of our growth in the future. We also intend to selectively pursue acquisitions of businesses and technologies that complement our existing strategy and footprint.

●	Achieve meaningful operating margin improvement. We expect to increase our margins through a dual-pronged approach. First, as we scale the sales of our products, the leverage on salaries and infrastructure costs (legal, finance, commercial operations support and rent) as a percentage of revenue should decrease, increasing our operating margin. Second, we expect to achieve higher gross and operating margins as our UWSS services are commercialized and reach sufficient scale.

Competitive Strengths

●	Comprehensive solution for improved wound care outcomes. We are dedicated to offering a comprehensive portfolio of products and services to improve wound care treatment outcomes. We are currently developing the capability to provide telehealth services for the diagnosis and treatment of wound and skin care patients. Our product offerings are able to disinfect wounds and accelerate the body’s healing process for acute and chronic wounds and allow clinicians to provide a consistent plan of care for a patient from diagnosis through treatment.

●	Wound care products for all care settings. Our wound care product portfolio allows clinicians to personalize solutions to meet the needs of individual wound care patients in all care settings including acute (hospitals and LTACHs) and post-acute (wound care clinics, physician offices, SNFs, home health, hospice, and retail). Our experienced wound care sales force is highly trained to assist clinicians to effectively deploy the full complement of our product portfolio to effectively treat wounds.

●	Innovative pipeline and proven clinical performance. We have a robust pipeline of chronic and surgical wound and skin care products that we expect to market in the near term. We believe the efficacy of our offerings, will be proven via statistically significant collected and analyzed clinical and health economic outcomes data, resulting in expanded adoption of our products at a lower overall cost to payors.

●	Attractive markets for acute and chronic wound care. We believe the acute and chronic wound care markets will continue to see accelerated growth given favorable global tailwinds that include an aging population, increasing costs of health care, recognition of difficult-to-treat infection threats such as biofilms, and the increasing prevalence of diabetes and obesity. We believe there will be growing adoption of our products due to their clinical efficacy and cost effectiveness for all key constituents compared to traditional wound care products.

●	Proven executive leadership team with a long-term track record of value creation. We are led by a dedicated and seasoned management team with significant industry experience who have successfully executed our strategic implementation to date by launching new products and technologies through investment in new areas of growth. We believe our management has the vision and experience to implement our future growth strategy.

Market Opportunities for our Products and Technology-Based Services

In October 2019, CMS’s reimbursement methodology for home health agencies and SNFs (PDGM and PDPM, respectively) created unique opportunities to provide efficacious wound healing inside of those sites of care in unprecedented fashion. With those payment models now focused on a patient’s characteristics (including number of wounds and skin conditions) rather than the volume of services provided, greater remuneration is provided to home health agencies and SNFs for the treatment of wound care patients. As a result, the incentive to transfer patients with both acute and chronic wounds to more burdensome and costly care settings, such as inpatient or outpatient wound-care centers, has been discouraged or eliminated. This shift in vertical economics provides us with a unique opportunity, in adjunctive fashion with home health agencies and SNFs, to deliver highly technical and comprehensive wound care where this most vulnerable patient population resides thus achieving CMS’s desired results: better patient outcomes at a lower total cost of care.

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Chronic and Other Hard-to-Heal Wounds

According to a study published by the Value in Health journal, roughly 15% of the Medicare beneficiary population has chronic nonhealing wounds. Chronic wounds do not advance through the phases of healing in a normal progression and do not show significant progress toward healing in 30 days. Factors contributing to the chronicity of the wound may include pressure / friction, trauma; insufficient blood flow and oxygenation in locations such as the lower extremities; increased bacterial load; excessive proteases; degraded growth factors; MMPs; senescent / aberrant cells; or inappropriate treatment. Examples of chronic wounds include DFUs, VLUs, arterial ulcers, pressure ulcers and hard-to-heal surgical/traumatic wounds. In each of the various wound types, the presence of biofilms is a frequent cause for chronification of wounds and the removal of biofilms is a crucial step to commence healing. Biofilms need to be eradicated to prevent further deterioration of the wound that may result in additional negative patient outcomes. If not effectively treated, these wounds can lead to potentially severe complications, including further infection, osteomyelitis, fasciitis, amputation and increased mortality. Chronic wounds are primarily seen in the elderly population. For example, a 2019 study published in Advances in Wound Care reported that in the United States, 3% of the population over the age of 65 had open wounds. According to the same study, in 2020, the U.S. government estimated that the elderly population totaled 55 million people, suggesting that chronic wounds will continue to be an increasingly persistent problem in this population. Four common chronic and other hard-to-heal wounds are:

●	Diabetic Foot Ulcers. Diabetes can lead to a reduction in blood flow, which can cause patients to lose sensation in their feet and may prevent them from noticing injuries, sometimes leading to the development of DFUs, which are open sores or ulcers on the feet that may take several weeks to heal, if ever. According to the 2020 National Diabetes Statistics Report by the Center for Disease Control and Prevention, in the United States alone, over 34 million people, or approximately 10% of the population, suffer from diabetes, a chronic, life-threatening disease. Of those that suffer from diabetes, approximately 1.7 million people (or 5% of diabetics in the United States) will develop DFUs on a yearly basis, according to the CEO of Corstrata, a digital healthcare and wound management firm specializing in the treatment of foot ulcers.

●	Venous Leg Ulcers. VLUs develop as a result of vascular insufficiency, or the inability for the vasculature of the leg to return blood back toward the heart properly and, according to a 2013 report published by the International Journal of Tissue Repair and Regeneration, VLUs affect approximately 600,000 people per year in the United States alone. These ulcers usually form on the sides of the lower leg, above the ankle and below the calf, and are slow to heal and often recur if preventative steps are not taken. The risk of venous ulcers can be increased as a result of a blood clot forming in the deep veins of the legs, obesity, smoking, lack of physical activity or work that requires many hours of standing.

●	Pressure Ulcers. Pressure ulcers, also known as decubitus ulcers or bed sores, are injuries to skin and underlying tissue resulting from prolonged pressure, or pressure in combination with shear or friction. Constant pressure on an area of skin reduces blood supply to the area and over time can cause the skin to break down and form an open ulcer. These often occur in patients who are hospitalized or confined to a chair or bed and most often form on the skin over bony areas, where there is little cushion between the bone and the skin, such as heels, ankles, hips and the tailbone. Annually, 2.5 million pressure ulcers are treated in the United States in acute care facilities alone, according to a 2006 study published in the Journal of the American Medical Association.

●	Surgical/traumatic wounds. Surgical wounds form as a result of various types of surgical procedures such as investigative or corrective, minor or major, open (traditional) or minimal access surgery, elective or emergency, and incisions (simple cuts) or excision (removal of tissue), among others. Traumatic wounds form as a result of cuts, lacerations or puncture wounds, which have caused damage to the skin and underlying tissue. Severe traumatic wounds may require surgical intervention to close the wound and stabilize the patient. Surgical/traumatic hard-to-heal wounds develop for various reasons, such as local surgical complications, suboptimal closure techniques, presence of foreign materials, exposed bones or tendons and infection. In the United States, millions of people receive post-surgical wound care annually, and the typical operative patient has comorbidities that create challenges with post-operative wound healing.

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Sanara Products

We market and distribute wound and skin care products and services to physicians, hospitals, clinics, and post-acute care settings. Our products are primarily sold in the U.S. advanced wound care and surgical tissue repair markets. We are actively seeking to expand within our six focus areas of wound and skin care for the acute, post-acute, and surgical markets: (1) debridement, (2) biofilm removal, (3) hydrolyzed collagen, (4) advanced biologics, (5) negative pressure wound therapy adjunct products, and (6) the oxygen delivery system segment of the wound and skin care market. The table below summarizes how we believe our current products and product pipeline address our six focus areas:

Sanara’s current product offerings include:

The following products licensed from AN:

●	CellerateRX Surgical Powder and Gel (through a sublicense with CGI Cellerate RX, an affiliate of Catalyst);

●	HYCOL Powder and Gel; and

The following products licensed from Rochal:

●	BIAKŌS AWC;

●	BIAKŌS Antimicrobial Skin and Wound Irrigation Solution; and

●	BIAKŌS Antimicrobial Skin and Wound Gel.

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Collagen is important in all phases of wound healing: hemostasis, inflammation, proliferation and remodeling. Collagen promotes the development of granulation (the formation of new tissue from the bottom of the wound bed), angiogenesis/vascularization, and re-epithelialization (the migration of cells across granulation tissue to close the wound). A healthy body produces native collagen as the first step in the healing process. Native collagen is an insoluble, rigidly coiled helical molecule that is critical to wound healing and one of the first tissue structures deposited into the wound base by fibroblasts. Native collagen must then be hydrolyzed by proteases (e.g. collagenase or MMPs) into its soluble component amino acid peptides in order to realize additional biological benefits. Hydrolyzed collagen results from the conversion of the coiled collagen helix into peptides which support the cellular activities and migration associated with granulation, angiogenesis and re-epithelialization.

CellerateRX Surgical is a medical hydrolysate of Type I bovine collagen indicated for the management of surgical, traumatic, and partial- and full-thickness wounds as well as first- and second-degree burns. It is manufactured in what we believe to be a trade secret process and the powder is further processed for use in a sterile, surgical environment. The gel is typically applied post-operatively. CellerateRX Surgical products are primarily purchased by hospitals and ambulatory surgical centers for use by surgeons on surgical wounds. The predominance of CellerateRX Surgical is used in foot and ankle, neuro/spinal, orthopedic/hip and knee replacement, ortho trauma, and ortho oncology surgeries. Additional specialties benefiting from the use of CellerateRX Surgical include cardiothoracic, colorectal, general, general trauma, gynecologic oncology, hand, head and neck, mohs, obstetrics and gynecology (including caesarian deliveries), plastic/reconstructive, urologic, and vascular.

CellerateRX Surgical is used in operative cases where patients might have trouble healing normally due to underlying health complications. There is always a risk of complication with surgical incisions. This is especially true in patients with certain comorbidities, including obesity, diabetes and hypertension. These complications can include surgical site infections, dehiscence (where an incision opens after primary closure) and necrosis. Surgeons use CellerateRX Surgical to compliment the body’s normal healing process. By helping the body heal normally without complications, improved patient outcomes are achieved, thereby reducing downstream costs related to complications (such as re-operation, longer hospitalization, re-admittance, extended rehabilitative care and other additional treatments). Wound infections have become increasingly problematic due to the high rates of surgical patient comorbidities and the financial strain on insurance carriers as well as hospitals who suffer exorbitant costs for readmission of these patients within 30 days of surgery.

In a prospective study published by SciMedCentral in 2017, of 102 consecutive neurosurgery cases in which a mixture of 5 grams of CellerateRX Surgical powder and 1-gram Vancomycin powder was applied at closure, there were no cases of wound dehiscence, infection, complication or allergic reaction to the product. This compares to neurosurgery infection rates ranging from as high as 24% for cranioplasty surgery to 6.3% for spine surgery patients. Two similar retrospective studies are underway using CellerateRX powder in ortho/spine surgeries and general/colorectal surgeries.

HYCOL Hydrolyzed Collagen products are a medical hydrolysate of Type I bovine collagen intended for the management of full and partial thickness wounds including pressure ulcers, venous and arterial leg ulcers and DFUs. HYCOL is primarily used in SNFs, wound care centers and physician offices and is currently approved for reimbursement under Medicare Part B. HYCOL provides the benefit of hydrolyzed collagen fragments directly in the wound bed. Therefore, unlike with the body’s own native collagen or native collagen products, the body does not have to break HYCOL down before use, which is extremely beneficial when treating elderly and otherwise compromised patients with comorbidities such as diabetes and cardiovascular disease.

We believe our CellerateRX and HYCOL products are unique in composition, superior to other products in clinical performance, demonstrate the ability to reduce costs associated with the standards of care for their intended uses and have been safely used on over seventy-five thousand patients.

BIAKŌS AWC is an FDA 510(k) cleared, patented product that laboratory tests show effectively disrupts extracellular polymeric substances to eradicate mature biofilm microbes. BIAKŌS AWC is indicated for the mechanical removal of debris, dirt, foreign materials, and microorganisms from wounds including stage I-IV pressure ulcers, DFUs, post-surgical wounds, first and second-degree burns as well as grafted and donor sites. BIAKŌS AWC is effective in killing free-floating microbes, immature, and mature bacterial biofilms and fungal biofilms. In addition, safety studies demonstrated that BIAKŌS AWC is biocompatible and supports the wound healing process. Initial sales of BIAKŌS AWC occurred in July 2019.

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BIAKŌS AWC is also available in an irrigation bottle (BIAKŌS Antimicrobial Skin and Wound Irrigation Solution) that can be used in conjunction with NPWTi-d and other wound irrigation needs.

BIAKŌS Antimicrobial Wound Gel is an antimicrobial hydrogel wound dressing that can be used alone or in combination with BIAKŌS AWC. In February 2020, we received notification of FDA 510(k) clearance for BIAKŌS Antimicrobial Wound Gel and launched the product in November 2020 to complement BIAKŌS AWC.

BIAKŌS AWC and BIAKŌS Antimicrobial Wound Gel are effective against planktonic microbes as well as immature and mature biofilms. When used together, the cleanser can be used initially to clean a wound and disrupt biofilms (removing 99% in 10 minutes). The gel can then be applied and remains in the wound for up to 72 hours helping to continue disrupting biofilm microbes. In a study conducted in 2020, BIAKŌS Antimicrobial Wound Gel, in combination with BIAKŌS AWC, was compared to a number of wound cleansers to treat chronic wounds such as pressure, diabetic, and venous ulcers in the inflammatory phase of wound healing. The BIAKŌS system reduced the biofilm burden by 7.5 logs (>99.99% reduction) by the 24-hour time point and eradicated it by the 48-hour time point while the remaining commercial controls reduced the Methicillin-resistant Staphylococcus aureus (“MRSA”) biofilms by less than 1 log. Below is a graphic summarizing the efficacy of the use of BIAKŌS Antimicrobial Wound Gel in combination with BIAKŌS AWC when reducing the MRSA mature biofilm.

Sanara MedTech recently executed a marketing and distribution agreement with Cook Biotech to purchase, market, and distribute three advanced biologics products:

●	FORTIFY TRG Tissue Repair Graft;

●	FORTIFY FLOWABLE Extracellular Matrix; and

●	VIM Amnion Matrix.

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FORTIFY TRG Tissue Repair Graft is a freeze-dried, multi-layer small intestinal submucosa (SIS) extracellular matrix (ECM) sheet. The graft is used for implantation to reinforce soft tissue, has a thin profile, is available in multiple sizes, and can be cut to size to accommodate the patient’s anatomy. FORTIFY TRG Tissue Repair Graft is provided sterile and can be hydrated with autologous blood fluid. It is a FDA 510(k) cleared product and terminally sterilized. The Company expects first sales of this product to occur in the second half of 2021.

FORTIFY FLOWABLE Extracellular Matrix is an advanced wound care device that presents the SIS ECM technology in a way that can fill irregular wound shapes and depths. FORTIFY FLOWABLE Extracellular Matrix is indicated for the management of wounds including: partial and full-thickness wounds, pressure ulcers, venous ulcers, diabetic ulcers, chronic vascular ulcers, tunneled/undermined wounds, surgical wounds (donor sites/grafts, post-Mohs surgery, post-laser surgery, podiatric, wound dehiscence), trauma wounds (abrasions, lacerations, second-degree burns, and skin tears) and draining wounds. FORTIFY FLOWABLE Extracellular Matrix is provided sterile and is intended for one-time use. It is a 510(k) cleared product.

VIM Amnion Matrix is a single layer sheet of amnion tissue that is minimally processed to decellularize the material while maintaining the structure and components of the extracellular matrix environment. All tissues are collected from consenting donors, tested for infectious diseases, and determined eligible for transplantation by a licensed Medical Director. It is provided in multiple sizes and terminally sterilized. The VIM Amnion Matrix is intended for homologous use as a wound covering or barrier in surgical, orthopedic, ophthalmic, and wound applications. It is air-dried for off-the-shelf room temperature storage with no product preparation. The graft is supplied sterile and is intended for one-time use in a single patient.

We also have the right to exclusively distribute PULSAR II Advanced Wound Irrigation System (“PULSAR II”), a portable, no touch, painless, selective hydro-mechanical debridement system that effectively removes bacteria and necrotic tissue from wounds without disrupting healthy tissue. While undergoing product evaluations, it came to our attention that the pump component of the Pulsar II could potentially overheat. As a result, we suspended our plans for a full-scale product launch while we performed an investigation. As a result of the investigation, we determined that a simple design change was appropriate and our supplier, Wound Care Solutions, Limited, agreed to credit us for our existing inventory against any future purchases and implement a design enhancement for future units. Pulsar II is a single patient use product, and there currently are no Pulsar II units in the market. If we receive an enhanced product that meets our quality standards, we intend to relaunch the product, which we expect to occur, if at all, in late 2021.

Sanara Technology-Based Services

We are currently developing the capability to offer various services addressing chronic wound and skin care through our subsidiary UWSS. UWSS was formed in June 2020, and we expect to report its operations as a separate business division in 2021. UWSS currently owns WounDerm and has investment interests in, or has exclusive affiliations with, three companies, which include DirectDerm, MGroup, and Precision Healing. We intend to begin launching UWSS’s service offerings in 2021.

We anticipate that our various service offerings will allow us to collect large amounts of data on patient conditions and outcomes that will improve treatment protocols and ultimately lead to more evidence-based treatments to improve outcomes in the future. We believe our planned service offerings through UWSS are complemented by our existing product portfolio to complete the comprehensive wound strategy.

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UWSS plans to offer the following services:

●	EMR software platform for both wound and skin conditions

In 2020, we, through UWSS, made a minority investment in WounDerm to fund further development of WounDerm’s imagery and data sharing platform designed to meet our specified virtual environment. In January 2021, we acquired the remaining interest of WounDerm. WounDerm developed a software system that combines the documentation functionality of wound care and dermatology EMRs with a Health Insurance Portability and Accountability Act of 1996 (“HIPAA”)-secure online platform for provider and caregiver collaboration. The software is expected to include a complete wound and skin care specialty specific collaboration platform that will allow for interoperability with client facing EMRs, reduce the burden of duplicate documentation, and improve the accuracy of assessments and treatment plans. Additionally, the collaboration platform is expected to have the ability to import images from any third party “wound tool” application or EMR, as well as gather images and clinical information through an Apple or Android based mobile app. We anticipate that the proprietary software will provide for the correction of inaccurate initial measurements performed by caregivers, as well as adjustments for light and photo quality. We plan to have this technology commercially available in mid-2021.

●	Virtual consultation services for both wound and skin care conditions

DirectDerm is a telemedicine company based in Palo Alto, California and has an exclusive network of dermatologists licensed across 23 states who have trained and/or teach at top U.S. medical institutions, and whose service is covered by many of the major health plans in the United States. UWSS is working to integrate its collaboration platform into DirectDerm’s platform to provide virtual consultations through DirectDerm’s network of board-certified dermatologists to patients in all of UWSS’s healthcare markets. DirectDerm plans to expand coverage to all 50 states in 2021.

MGroup is a physician-owned and physician-led multispecialty wound care group focused on utilizing telehealth and associated technologies to build high-quality, cost-effective care delivery systems. MGroup currently holds active medical licenses in 40 states with plans to expand coverage to all 50 states in 2021. Our affiliation with MGroup will provide us with the ability to offer wound care telehealth services.

●	Diagnostic products and services for chronic wounds

The Precision Healing product platform is a diagnostic imaging and smart pad for assessing a patient’s wound and skin conditions. This comprehensive skin and wound assessment technology is designed to quantify biochemical markers to determine the trajectory of a wound’s condition to enable better diagnosis and treatment protocol. Precision Healing was formed by executives and imaging specialists at Lumicell Corporation as well as experienced wound care scientists and physicians. Precision Healing expects to have its imaging device and smart pad commercially available in 2021 and is currently being integrated into the WounDerm EMR.

Sales and Marketing

We currently employ seventeen surgical division regional sales managers (“RSMs”) and five wound care division RSMs. Our RSMs are recruited based on their previous industry experience and professional performance and are required to have a minimum of three years of experience successfully selling into similar markets. We constantly evaluate new markets and sales opportunities to add to our sales teams as warranted.

RSMs are initially trained through an internal learning management system, SanaraU, which gives them further product and surgical specialty training including wound etiology, operating room etiquette and credentialing requirements. After completing their internal training, new hire RSMs participate in field training with experienced RSM field trainers to get insights into best practice as well as real world training. The initial training period lasts approximately five weeks. RSMs are supported by regular updated training modules on product information and best practices.

A key component of our sales and marketing efforts involves working with physicians and clinicians to champion our products in their facilities. Our surgical division works closely with surgeons and health system stakeholders to demonstrate the efficacy and beneficial impact of our products and successfully navigate the hospital value analysis committee, (more commonly known as the “VAC”), approval process, allowing our products to be sold in those facilities. Similarly, our wound care division works with clinicians to demonstrate the efficacy of our products in their respective care settings. If our sales and marketing efforts are successful, the clinicians then advocate for the use of our products when medically necessary and push for their suppliers to carry our products.

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Our surgical division markets and distributes CellerateRX Surgical. CellerateRX Surgical is primarily purchased by hospitals and ambulatory surgical centers for use by surgeons in their facilities. CellerateRX Surgical is sold through a growing network of independent surgical specialty sales agencies and Company representatives who sell and support the products in surgical settings. Over 750 hospitals and ambulatory surgical centers currently have approval to use CellerateRX Surgical, with more locations being consistently added. The current efforts of our sales teams involve deeper penetration into these approved locations.

Our chronic wound division markets and distributes the following products: BIAKŌS AWC, BIAKŌS Antimicrobial Skin and Wound Gel, BIAKŌS Antimicrobial Skin and Wound Irrigation Solution, and HYCOL powder and gel. Our chronic wound division primarily distributes to post-acute care settings, including long-term care facilities, home health, wound care centers, and professional medical offices. Products are sold by Company representatives supplemented by major medical-surgical distributors, independent distributors, and DME distributors.

Manufacturing, Supply, and Production

We do not own or operate and do not intend to establish our own manufacturing facilities. We rely on, and plan to continue relying on, contract manufacturing for our products. Our contract manufacturing strategy is intended to drive cost leverage and scale and avoid the high capital outlays and fixed costs associated with constructing and operating manufacturing facilities. Our manufacturing partners have internal compliance processes to maintain the high quality and reliability of our products. They utilize annual internal audits, combined with external audits by regulatory agencies and commercial partners to monitor their quality control practices. We believe our contract manufacturers are well-positioned to support future expansion of our product sales. We do source some packaging and marketing materials separate from our licensing partners.

Reimbursement, Clinical Validation, and Clinical Utility

We do not promote our products based on their reimbursement status, however, we are mindful of the benefits of a favorable reimbursement coverage status to increase patient access and support our research and development efforts to supply the highest efficacy solutions.

Three of our chronic wound care products (BIAKŌS Antimicrobial Skin and Wound Gel, HYCOL Hydrolyzed Collagen Powder, and HYCOL Hydrolyzed Collagen Gel) have HCPCS A codes and are eligible for reimbursement through Medicare Part B. There is currently no reimbursement for BIAKŌS AWC or BIAKŌS Antimicrobial Skin and Wound Irrigation Solution. CellerateRX Surgical is currently captured as part of the cost of the surgical procedure.

We are currently collaborating with a pricing, reimbursement, and market access consultant to demonstrate the clinical utility of our products versus the standard of care, impact on patient management decisions, patient reported outcomes and health economics. We anticipate that our UWSS services, once launched, will provide a wealth of patient data to help us measure our products’ effectiveness on improving patient outcomes while simultaneously reducing healthcare costs. We believe our reimbursement strategy, including establishing the clinical validation, clinical utility and health economics of our products, will allow us to drive improved reimbursement coverage for our products and technologies.

Competition

The wound care market is served by a number of large, multi-product line companies as well as a number of small companies. Our products compete with primary dressings, advanced wound care products, collagen matrices and other biopharmaceutical products. Manufacturers and distributors of competitive products include Smith & Nephew plc, Medline Industries, Inc., ConvaTec Group plc, Mölnlycke Health Care AB, 3M Company, Integra LifeSciences Holdings Corporation (which acquired ACell Inc. on January 20, 2021) and numerous others. Many of our competitors are significantly larger than we are and have greater financial and personnel resources. We believe, however, that our products outperform our competitors’ currently available equivalent products for the specific application in which they are intended by providing improved efficacy, better outcomes, and reduced cost of patient care.

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UWSS plans to offer a comprehensive wound care and dermatology strategy to expand cost-effective, high quality wound and skin care to all patients throughout the care setting continuum. Although novel in its comprehensive offerings and solutions, there are existing competitors for each of the verticals in which UWSS plans to offer services and solutions.

Existing wound care imaging technology competitors include MolecuLight, Wound-Vision, HyperMed Imaging, Inc., SpectralMD, Inc., Kent and Tissue Analytics. However, we do not believe that any of these existing platforms offer a bioassay evaluation in combination with their imaging solution. In addition, there are existing wound care-specific EMR documentation and telemedicine communication platforms such as NetHealth, Swift Medical Inc., Corstrata, LLC and Intellicure, Inc.

The public health emergency caused by the COVID-19 pandemic has led to the widespread adoption of telemedicine for all health care clinical specialties, including wound care and dermatology. As such, any clinical wound care or dermatology physician and/or provider group that has incorporated telemedicine into their practice could be considered competitive. However, the majority of these groups are local or regional and do not incorporate the comprehensive national care delivery platform that UWSS expects to offer. Examples of large wound care specialty practices include Vohra Physician Group, Healogics Specialty Physicians and WoundTech.

Licensing Agreements

We do not own the patents for the products we market, sell, and distribute. We in-license the rights to market, sell, and distribute our products from third parties.

CellerateRX Activated Collagen

On August 27, 2018, we entered into an exclusive, world-wide sublicense agreement with CGI Cellerate RX to distribute CellerateRX Surgical and HYCOL products into the wound care and surgical markets. We pay royalties of 3-5% of annual collected net sales of CellerateRX Surgical and HYCOL. As amended, the term of the sublicense extends through May 2050, with automatic year-to-year renewal terms thereafter so long as our Net Sales (as defined in the sublicense agreement) each year are equal to or in excess of $1,000,000. If our Net Sales fall below $1,000,000 for any year after the initial expiration date, CGI Cellerate RX will have the right to terminate the sublicense agreement upon written notice. Minimum royalties of $400,000 per year are payable for the first five years of the sublicense agreement. For the nine-month periods ended September 30, 2020 and 2019, royalties due under the terms of this agreement totaled $300,000 and $337,549, respectively.

BIAKŌS Antimicrobial Wound Gel and BIAKŌS Antimicrobial Skin and Wound Cleanser

On July 7, 2019, we a license agreement with Rochal, whereby we acquired an exclusive world-wide license to market, sell and further develop antimicrobial products for the prevention and treatment of microbes on the human body utilizing certain Rochal patents and pending patent applications (the “BIAKOS License Agreement”). Currently, the products covered by the BIAKOS License Agreement are BIAKŌS Antimicrobial Wound Gel and BIAKŌS Antimicrobial Skin and Wound Cleanser. Both products are 510(k) approved. Our Executive Chairman is also a director of Rochal, and indirectly a significant shareholder of Rochal, and through the potential exercise of warrants, a majority shareholder of Rochal. Another one of our directors is also a director and significant shareholder of Rochal.

Future commitments under the terms of the BIAKOS License Agreement include:

●	Subject to the occurrence of specified Company financing conditions by the end of 2022, we will pay Rochal $750,000, which at our option, may be paid in any combination of cash and our common stock.

●	We will pay Rochal a royalty of 2-4% of net sales. The minimum annual royalty due to Rochal was $100,000 in 2020 and will increase by 10% each subsequent calendar year up to a maximum amount of $150,000.

●	We will pay additional royalty annually based on specific net profit targets from sales of the licensed products, subject to a maximum of $1,000,000 during any calendar year.

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Unless previously terminated by the parties, the BIAKOS License Agreement will expire with the related patents in December 2031. For the nine-month periods ended September 30, 2020 and September 30, 2019, royalty expense recognized under BIAKOS License Agreement was $75,000 and $275, respectively.

CuraShield Antimicrobial Barrier Film and No Sting Skin Protectant

On October 1, 2019, we executed a license agreement with Rochal whereby we acquired an exclusive world-wide license to market, sell and further develop certain antimicrobial barrier film and skin protectant products for use in the human health care market utilizing certain Rochal patents and pending patent applications (the “ABF License Agreement”). Currently, the products covered by the ABF License Agreement are CuraShield Antimicrobial Barrier Film and a no sting skin protectant product.

Future commitments under the terms of the ABF License Agreement include:

●	The Company will pay Rochal a royalty of 2-4% of net sales. The minimum annual royalty due to Rochal will be $50,000 beginning with the first full calendar year following the year in which first commercial sales of the products occur. The annual minimum royalty will increase by 10% each subsequent calendar year up to a maximum amount of $75,000.

●	We will pay additional royalties annually based on specific net profit targets from sales of the licensed products, subject to a maximum of $500,000 during any calendar year.

Unless previously terminated or extended by the parties, the ABF License Agreement will terminate upon expiration of the last U.S. patent in October 2033. No commercial sales or royalty payments had been made under ABF License Agreement as of September 30, 2020.

Debrider License Agreement

On May 4, 2020, we executed a product license agreement with Rochal, whereby we acquired an exclusive world-wide license to market, sell and further develop a debrider for human medical use to enhance skin condition or treat or relieve skin disorders, excluding uses primarily for beauty, cosmetic, or toiletry purposes (the “Debrider License Agreement”).

Future commitments under the terms of the Debrider License Agreement include:

●	At the time Rochal issues a purchase order to its contract manufacturer for the first good manufacturing practice run of the licensed products, we will pay Rochal $600,000 in cash.

●	Upon FDA clearance of the licensed products, we will pay Rochal $500,000 in cash and $1,000,000, which at our option may be paid in any combination of cash and our common stock.

●	We will pay Rochal a royalty of 2-4% of net sales. The minimum annual royalty due to Rochal will be $100,000 beginning with the first full calendar year following the year in which first commercial sales of the licensed products occur and increase by 10% each subsequent calendar year up to a maximum amount of $150,000.

●	We will pay additional royalty annually based on specific net profit targets from sales of the licensed products, subject to a maximum of $1,000,000 during any calendar year.

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Unless previously terminated or extended by the parties, the Debrider License Agreement will expire in October 2034. No commercial sales or royalties had been recognized under the Debrider License Agreement as of September 30, 2020.

Cook Biotech Marketing and Distribution Agreement

On December 17, 2020, we entered into a marketing and distribution agreement with Cook Biotech whereby the we were appointed as the exclusive distributor in the United States of three Cook advanced biologic products. The first two products, FORTIFY TRG Tissue Repair Graft and FORTIFY FLOWABLE Extracellular Matrix, are for use in the surgical wound care segment, and VIM Amnion Matrix is for use in the chronic wound care and surgical wound care segments. We expect to commercialize these products in the second half of 2021.

Under the terms of the agreement, we will purchase the products from Cook Biotech at initial transfer prices stipulated in the agreement. Cook Biotech may update the transfer prices annually based on changes in the US Producer’s Price Index. Minimum annual order quantities will be agreed upon by both parties after the first year of the contract term. The agreement will terminate on the third anniversary of the date on which the first commercial sale to us from Cook Biotech is made, with automatic two-year renewal terms unless notice of non-renewal is given by one party at least one year prior to the end of the initial term or renewal term that is then in effect.

Resorbable Bone Hemostat

We acquired a patent in 2009 for a resorbable bone hemostat and delivery system for orthopedic bone void fillers. This patent is not part of our long-term strategic focus. We subsequently licensed the patent to a third party to market a bone void filler product for which we receive a 3% royalty on product sales over the life of the patent, which expires in 2023, with annual minimum royalties of $201,000. We pay two unrelated third parties a combined royalty equal to eight percent (8%) of our net revenues and royalties generated from products that utilize the acquired patented bone hemostat and delivery system. To date, royalties received by us related to this licensing agreement have not exceeded the annual minimum of $201,000 ($50,250 per quarter). Therefore, our annual royalty obligation under the terms of the license agreement has been $16,080 ($4,020 per quarter).

Government Regulation

Our operations are subject to comprehensive federal, state, and local laws and regulations in the jurisdictions in which we or our research and development partners or affiliates do business. The laws and regulations governing our business and interpretations of those laws and regulations and are subject to frequent change. Our ability to operate profitably will depend in part upon our ability, and that of our research and development partners and affiliates, to operate in compliance with applicable laws and regulations. The laws and regulations relating to medical products and healthcare services that apply to our business and that of our partners and affiliates continue to evolve, and we must, therefore, devote significant resources to monitoring developments in legislation, enforcement, and regulation in such areas. As the applicable laws and regulations change, we are likely to make conforming modifications in our business processes from time to time. We cannot provide assurance that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the regulatory environment will not change in a way that restricts our operations.

FDA Regulation

Our medical products and operations are regulated by the FDA and other federal and state agencies. The products we currently market are regulated as medical devices in the United States under the FDCA, as implemented and enforced by the FDA. The FDA regulates the development, testing, manufacturing, labeling, packaging, storage, installation, servicing, advertising, promotion, marketing, distribution, import, export, and market surveillance of our medical devices.

In addition, we have entered into an agreement to market and distribute VIM Amnion Matrix for use in the chronic wound care and surgical wound care segments. VIM Amnion Matrix is a tissue-based product regulated by FDA under Section 361 of the PHSA (42 U.S.C. § 264) and 21 C.F.R. Part 1271.

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Device Premarket Regulatory Requirements

Before being introduced into the U.S. market, each medical device must obtain marketing clearance or approval from FDA through the 510(k) premarket notification process, the de novo classification process (summarized below under De Novo Classification Process), or PMA process, unless they are determined to be Class I devices or to otherwise qualify for an exemption from one of these available forms of premarket review and authorization by the FDA. Under the FDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurance of safety and effectiveness. Classification of a device is important because the class to which a device is assigned determines, among other things, the necessity and type of FDA review required prior to marketing the device. Class I devices are those for which reasonable assurance of safety and effectiveness can be assured by adherence to general controls that include compliance with the applicable portions of the FDA’s Quality System Regulation (“QSR”), as well as regulations requiring facility registration and product listing, reporting of adverse medical events, and appropriate, truthful and non-misleading labeling, advertising, and promotional materials. The Class I designation also applies to devices for which there is insufficient information to determine that general controls are sufficient to provide reasonable assurance of the safety and effectiveness of the device or to establish special controls to provide such assurance, but that are not life-supporting or life-sustaining or for a use which is of substantial importance in preventing impairment of human health, and that do not present a potential unreasonable risk of illness of injury.

Class II devices are those for which general controls alone are insufficient to provide reasonable assurance of safety and effectiveness and there is sufficient information to establish “special controls.” These special controls can include performance standards, post-market surveillance requirements, patient registries and FDA guidance documents describing device-specific special controls. While most Class I devices are exempt from the 510(k) premarket notification requirement, most Class II devices require a 510(k) premarket notification prior to commercialization in the United States; however, the FDA has the authority to exempt Class II devices from the 510(k) premarket notification requirement under certain circumstances. As a result, manufacturers of most Class II devices must submit 510(k) premarket notifications to the FDA under Section 510(k) of the FDCA (21 U.S.C. § 360(k)) in order to obtain the necessary clearance to market or commercially distribute such devices. To obtain 510(k) clearance, manufacturers must submit to the FDA adequate information demonstrating that the proposed device is “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to PMA, meaning, (i) a device that was legally marketed prior to May 28, 1976 (“preamendments device”) and for which a PMA is not required, (ii) a device that has been reclassified from Class III to Class II or I, or (iii) a device that was found substantially equivalent through the 510(k) process. If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If there is no adequate predicate to which the manufacturer can compare its proposed device, the proposed device is automatically classified as a Class III device. In such cases, the device manufacturer must then fulfill the more rigorous PMA requirements or can request a risk-based classification determination for the device in accordance with the de novo classification process.

The de novo classification process allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its device to Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Under the Food and Drug Administration Safety and Innovation Act of 2012 (“FDASIA”), the FDA is required to classify a device within 120 days following receipt of the de novo classification request. If the manufacturer seeks reclassification into Class II, the classification request must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. The FDA may reject the classification request if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed.

Devices that are intended to be life sustaining or life supporting, devices that are implantable, devices that present a potential unreasonable risk of harm or are of substantial importance in preventing impairment of health, and devices that are not substantially equivalent to a predicate device are placed in Class III and generally require FDA approval through the PMA process, unless the device is a preamendments device not yet subject to a regulation requiring premarket approval. The PMA process is more demanding than the 510(k) premarket notification process. For a PMA, the manufacturer must demonstrate through extensive data, including data from preclinical studies and clinical trials, that the device is safe and effective. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. Before approving a PMA, the FDA generally also performs an on-site inspection of manufacturing facilities for the product to ensure compliance with the QSR.

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Thus far, all of the medical devices that we currently market and distribute have been cleared through 510(k) premarket notifications filed by our third-party research and development partners, who are the manufacturers of such devices. We also are continuing to work through the development process for a number of products in our pipeline. We are currently working on final formulation and the development of a retail marketing strategy for an over-the-counter hand and skin cleanser. Our debrider product, as well a novel dressing that delivers oxygen to the wound bed and a sterile BIAKŌS product, are currently under development at Rochal, and we are in discussions concerning the best path for seeking clearance and approval for these products. We are also exploring new indications of use and improved formulas for a next generation CellerateRX and a next generation HYCOL.

Clinical trials are almost always required to support PMAs and are sometimes required to support 510(k) submissions. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption (“IDE”), regulations that govern investigational device labeling, prohibit promotion of the investigational device, and specify recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” as defined by the FDA, the agency requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. The IDE will automatically become effective 30 days after receipt by the FDA, unless the FDA denies the application or notifies the company that the investigation is on hold and may not begin until the sponsor provides supplemental information about the investigation that satisfies FDA’s concerns. If the FDA determines that there are deficiencies or other concerns with an IDE that require modification of the study, the FDA may permit a clinical trial to proceed under a conditional approval. In addition, the study must be approved by, and conducted under the oversight of, an institutional review board (“IRB”), for each clinical site. If the device presents a non-significant risk to the patient according to criteria established by FDA as part of the IDE regulations, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate authorization from the FDA, but must still comply with abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements.

Device Post-market Regulatory Requirements

After a device is cleared or approved for commercialization, and prior to marketing, numerous regulatory requirements apply to the various entities responsible for preparing a device for distribution, including the manufacturer (including specification developer), contract manufacturers, relabelers/repackagers, sterilizers and initial importer, as applicable. These include:

●	establishment registration and device listing;

●	development of a quality management system, including establishing and implementing procedures to design and manufacture devices in compliance with the QSR (unless a device category is exempt from this requirement by the FDA, such as in the case of many Class I devices);

●	labeling regulations that prohibit the promotion of products for uncleared or unapproved uses (known as off-label uses), as well as requirements to provide accurate and non-misleading information and adequate information on both risks and benefits of the device;

●	FDA’s unique device identification requirements that call for a unique device identifier (“UDI”) on device labels, packages, and in some cases, on the device itself, and submission of data to the FDA’s Global Unique Device Identification Database (“GUDID”);

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medical device reporting regulations that require manufacturers to report to the FDA if a device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur;

●	corrections and removal reporting regulations that require manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health; and

●	post-market surveillance regulations, which apply to Class II or III devices if the FDA has issued a post-market surveillance order and the failure of the device would be reasonably likely to have serious adverse health consequences, the device is expected to have significant use in the pediatric population, the device is intended to be implanted in the human body for more than one year, or the device is intended to be used to support or sustain life and to be used outside a user facility;.

Our research and development partners and their contract manufacturers may be subject to periodic scheduled or unscheduled inspections by the FDA. If we are required to register with the FDA, by becoming the manufacturer or specification developer of any medical device for instance, then we also may be subject to such inspections by FDA. If the FDA believes we or any of our research and development partners or their contract manufacturers are not in compliance with the QSR, or other post-market requirements, it has broad authority to that significant enforcement actions to compel compliance. Specifically, if the FDA determines that we or our research and development partners or their contract manufacturers failed to comply with applicable regulatory requirements, the agency can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

●	customer notifications or repair, replacement or refunds;

●	mandatory recalls, withdrawals, or administrative detention or seizure of our products;

●	operating restrictions or partial suspension or total shutdown of production;

●	refusing or delaying requests for 510(k) marketing clearance or approval of pre-market approval applications relating to new products or modified products;

●	reclassifying a 510(k)-cleared device or withdrawing PMA approval;

●	refusal to grant export approvals for our products; or

●	pursuing criminal prosecution.

Any such enforcement action by the FDA would have a material adverse effect on our business. In addition, these regulatory controls, as well as any changes in FDA policies, can affect the time and cost associated with the development, introduction, and continued availability of new products.

HCT/P Regulatory Requirements

Human cells, tissues, and cellular and tissue-based products (“HCT/Ps”) are regulated by FDA’s Center for Biologics Evaluation and Research (“CBER”) or Center for Devices and Radiological Health (“CDRH”) depending of the type of product, how it is manufactured and its intended uses. HCT/Ps that meet all of the criteria described in 21 C.F.R. § 1271.10(a) are regulated by CBER under Section 361 of the PHSA (42 U.S.C. § 264) and 21 C.F.R. Part 1271 only (“361 products”). Although 361 products do not require premarket review by FDA prior to commercialization, manufacturers of 361 products must register with FDA, submit a list of HCT/Ps manufactured, and comply with current good tissue practices (“cGTP”), among other things.

We have entered into an agreement to market and distribute VIMTM Amnion Matrix, which is manufactured from amniotic membrane and will be marketed as a 361 product. Cook Biotech, as the manufacturer, must comply with all requirements of Section 361 of the PHSA and 21 C.F.R. Part 1271 that are applicable to the products and may be subject to periodic scheduled or unscheduled inspections by the FDA to ensure compliance with cGTP.

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Federal Trade Commission Regulatory Oversight

Our advertising for our products and services is subject to federal truth-in-advertising laws enforced by the Federal Trade Commission, or FTC, as well as comparable state consumer protection laws. Under the Federal Trade Commission Act (“FTC Act”), the FTC is empowered, among other things, to (a) prevent unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce; (b) seek monetary redress and other relief for conduct injurious to consumers; and (c) gather and compile information and conduct investigations relating to the organization, business, practices, and management of entities engaged in commerce. The FTC has very broad enforcement authority, and failure to abide by the substantive requirements of the FTC Act and other consumer protection laws can result in administrative or judicial penalties, including civil penalties, injunctions affecting the manner in which we would be able to market services or products in the future, or criminal prosecution.

Fraud and Abuse and Transparency Laws and Regulations

Our business activities (and the business activities of our research and development partners and affiliates), including, but not limited to, research, sales, promotion, distribution and medical education, are subject to regulation by numerous federal and state regulatory and law enforcement authorities in the United States, including the Department of Justice, the Department of Health and Human Services and its various divisions, CMS, the Health Resources and Services Administration, the Department of Veterans Affairs, the Department of Defense, and state and local governments. Our business activities must comply with numerous healthcare laws, including, but not limited to, anti-kickback and false claims laws and regulations as well as data privacy and security laws and regulations, which are described below.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, from knowingly and willfully offering, paying, soliciting, or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, furnishing, or order of any item or service reimbursable under Medicare, Medicaid, or other federal healthcare programs, in whole or in part. The term “remuneration” has been interpreted broadly to include anything of value. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on one hand and prescribers, purchasers, formulary managers, and beneficiaries on the other. There are certain statutory exceptions and regulatory safe harbors protecting some common activities from prosecution. The exceptions and safe harbors are drawn narrowly, and practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases, or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Patient Protection and Affordable Care Act, of 2010, as amended (the “ACA”), modified the intent requirement under the Anti-Kickback Statute to a stricter standard, such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the ACA also provided that a violation of the federal Anti-Kickback Statute is grounds for the government or a whistleblower to assert that a claim for payment of items or services resulting from such violation constitutes a false or fraudulent claim for purposes of the federal civil FCA. The ACA further created new federal requirements for reporting, by applicable manufacturers of covered drugs, payments and other transfers of value to physicians and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members.

The federal civil FCA, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment to, or approval by, the federal government, knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government, or avoiding, decreasing, or concealing an obligation to pay money to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The civil FCA has been used to assert liability on the basis of kickbacks and other improper referrals, improperly reported government pricing metrics such as Best Price or Average Manufacturer Price, or submission of inaccurate information required by government contracts, improper use of Medicare provider or supplier numbers when detailing a provider of services, improper promotion of off-label uses not expressly approved by the FDA in a drug’s label, and allegations as to misrepresentations with respect to the products supplied or services rendered. Several pharmaceutical and other healthcare companies have further been sued under these laws for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. Intent to deceive is not required to establish liability under the civil FCA; however, a change in Department of Justice policy now prohibits enforcement actions for knowing violations of law based on non-compliance with agency subregulatory guidance. Civil FCA actions may be brought by the government or may be brought by private individuals on behalf of the government, called “qui tam” actions. If the government decides to intervene in a qui tam action and prevails in the lawsuit, the individual will share in the proceeds from any fines or settlement funds. If the government declines to intervene, the individual may pursue the case alone. Since 2004, these FCA lawsuits against pharmaceutical companies have increased significantly in volume and breadth, leading to several substantial civil and criminal settlements, as much as $3.0 billion, regarding certain sales practices and promoting off label drug uses. Civil FCA liability may be imposed for Medicare or Medicaid overpayments, for example, overpayments caused by understated rebate amounts, that are not refunded within 60 days of discovering the overpayment, even if the overpayment was not caused by a false or fraudulent act.

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The government may further prosecute conduct constituting a false claim under the criminal FCA. The criminal FCA prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious, or fraudulent and, unlike the civil FCA, requires proof of intent to submit a false claim. The civil monetary penalties statute is another potential statute under which drug and device companies may be subject to enforcement. Among other things, the civil monetary penalties statue imposes fines against any person who is determined to have presented, or caused to be presented, claims to a federal healthcare program that the person knows, or should know, is for an item or service that was not provided as claimed or is false or fraudulent.

HIPAA also created federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, a healthcare benefit program, regardless of whether the payor is public or private, knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a health care offense, and knowingly and willfully falsifying, concealing, or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items, or services relating to healthcare matters. The ACA, as amended, modified the intent requirement under the certain portions of these federal criminal statutes such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it.

The ACA further created federal requirements for reporting, by applicable manufacturers of covered therapeutics, payments and other transfers of value to physicians and teaching hospitals, and ownership and investment interests held by physicians and other healthcare providers and their immediate family members.

Many states have also adopted laws similar to each of the above federal laws, which may be broader in scope and apply to items or services reimbursed by any third-party payor, including commercial insurers, and some have transparency laws that require reporting price increases and related information. Certain state laws also regulate manufacturers’ use of prescriber-identifiable data. Certain states also require implementation of commercial compliance programs and compliance with the pharmaceutical industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government, or otherwise restrict payments or the provision of other items of value that may be made to healthcare providers and other potential referral sources; impose restrictions on marketing practices; or require drug manufacturers to track and report information related to payments, gifts, and other items of value to physicians and other healthcare providers. These laws may affect our future sales, marketing, and other promotional activities by imposing administrative and compliance burdens.

If our operations are found to be in violation of any of the laws or regulations described above or any other laws that apply to us, we may be subject penalties or other enforcement actions, including criminal and significant civil monetary penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, corporate integrity agreements, debarment from receiving government contracts or refusal of new orders under existing contracts, reputational harm, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

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Telemedicine Standards, and Related Laws and Guidelines

We have entered into management agreements with DirectDerm, a telemedicine company based in California, which has an exclusive network of dermatologists licensed across 23 states, as well as MGroup, which is a physician-owned multispecialty wound care group with active medical licenses in 40 states. Through these partnerships, we expect to make available coordinated telemedicine services on our platform. In connection with these arrangements, we expect to administer non-clinical services to support our partners and their delivery of telemedicine services, including billing, scheduling and a wide range of other administrative and support services, and they pay us a pre-determined, fair market value amount for those services.

The delivery of telemedicine services directly or through contractual relationships is subject to various federal, state, and local laws, regulations and approvals, relating to, among other things, the health provider licensure, adequacy and continuity of medical care, medical practice standards (including specific requirements when providing healthcare utilizing telemedicine technologies and consulting services among providers), medical records maintenance, personnel supervision, and prerequisites for the prescription of medication. The application of some of these laws to telemedicine is unclear and subject to differing interpretation. Further, laws and regulations specific to delivering medical services utilizing telemedicine technologies continues to evolve with some states incorporating modality and consent requirements for certain telemedicine encounters.

Telemedicine services also implicate state corporate practice of medicine and fee-splitting laws which vary from state to state and are not always consistent among states. In addition, these requirements are subject to broad powers of interpretation, enforcement discretion by state regulators, and, in some cases, dated (yet still valid) case law. Some of these requirements may apply to us or our partners, even if we do not have a physical presence in the state, based solely on the engagement of a provider licensed in the state or the provision of telemedicine to a resident of the state. However, regulatory authorities or other parties, including providers in our affiliated provider network, may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee-splitting. In this event, failure to comply could lead to adverse judicial or administrative action against us and/or our providers, civil or criminal penalties, receipt of cease-and-desist orders from state regulators, loss of provider licenses, or the need to make changes to the arrangements with our affiliated provider network; each of which could interfere with our business or prompt other materially adverse consequences.

U.S. Federal and State Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of PII, including health information. In particular, HIPAA as amended by the Health Information Technology for Economic and Clinical Health Act, and its respective implementing regulations establishes privacy and security standards that limit the use and disclosure of PHI, and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of individually identifiable health information in electronic form. Our affiliated network providers and our hospital, health system and other provider clients are all regulated as covered entities under HIPAA. Since the effective date of the HIPAA Omnibus Final Rule on September 23, 2013, HIPAA’s requirements are also directly applicable to the independent contractors, agents and other “business associates” of covered entities that create, receive, maintain or transmit PHI in connection with providing services to covered entities. We are a business associate under HIPAA when we are working on behalf of our affiliated providers.

Violations of HIPAA may result in civil and criminal penalties. The civil penalties range from $119 to $59,522 per violation, with a cap of $1.8 million per year for violations of the same standard during the same calendar year. However, a single breach incident can result in violations of multiple standards. We must also comply with HIPAA’s breach notification rule. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to the HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. The regulations also require business associates of covered entities to notify the covered entity of breaches by the business associate.

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State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.

HIPAA also required HHS to adopt national standards establishing electronic transaction standards that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically.

Many states in which we or our research and development partners may operate also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws to which we are subject, in addition to HIPAA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but also some, unlike HIPAA, may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject.

In addition to HIPAA, state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting.

In recent years, there have been a number of well-publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials. In addition, under HIPAA and pursuant to the related contracts that we enter into with our business associates, we must report breaches of unsecured PHI to our contractual partners following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

Employees

As of January 31, 2021, we had a staff of 40, consisting of 39 full-time employees and 1 part-time employee.

Properties

We do not own any buildings or other real property. We have one material operating lease which consists of an office space lease with a remaining lease term of 42 months as of December 31, 2020. Our leased office consists of 5,877 square feet of rentable space located in Summit Office Park, a twin-building, mid-rise, 242,000 square foot office park located on the perimeter of the Fort Worth, Texas central business district. The monthly base rental payments for our office lease are as follows:

		Monthly
From	Through	Base Rental
July 1, 2020	June 30, 2021	$12,488.63
July 1, 2021	June 30, 2022	$12,488.63
July 1, 2022	June 30, 2023	$12,733.50
July 1, 2023	June 30, 2024	$12,978.38

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As of December 31, 2020, our operating lease has a remaining lease term of 3.5 years and a discount rate of 6.25%.

Legal Proceedings

We may be from time to time subject to or involved in litigation and other proceedings. To our knowledge, there are no pending lawsuits or claims that may, individually or in the aggregate, have a material adverse effect on our business, financial condition or results of operations.

Corporate Information

We were incorporated in Texas on December 14, 2001. On March 15, 2019, we entered into a Share Exchange Agreement with CGI Cellerate RX, an affiliate of Catalyst, pursuant to which we acquired Catalyst’s 50% equity interest in Cellerate in exchange for 1,136,815 shares of our newly created Series F Convertible Preferred Stock. Prior to the consummation of the Cellerate Acquisition, we and Catalyst each owned a 50% equity interest in Cellerate. The Cellerate Acquisition was accounted for as a reverse merger, and Cellerate was deemed to be the accounting acquirer. In May 2019, we changed our name to Sanara MedTech Inc.

Our principal executive offices are located at 1200 Summit Ave, Suite 414, Fort Worth, Texas 76102, telephone number (817) 529-2300. Our website address is www.sanaramedtech.com. Information accessed through our website is not incorporated into this prospectus supplement and is not a part of this prospectus supplement.

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MANAGEMENT

Executive Officers and Directors

The following table and biographies that follow sets forth the name, age, position and description of the business experience of individuals who serve as our executive officers and directors as of the date of this prospectus supplement and brief statements of those aspects of our directors’ backgrounds that led us to conclude that they should serve as directors.

Name	Age	Position
Executive Officers
J. Michael Carmena	65	Vice Chairman and Principal Executive Officer
Michael D. McNeil	56	Chief Financial Officer
Shawn M. Bowman	45	Co-Chief Operating Officer and President, Wound Care
Zachary B. Fleming	46	Co-Chief Operating Officer and President, Surgical
Chris Morrison	50	President, Telehealth Services

Non-Employee Directors
Ronald T. Nixon	65	Executive Chairman
Robert A. DeSutter	52	Director
Sara Ortwein	62	Director
Ann Beal Salamone	70	Director
James W. Stuckert	82	Director
Kenneth E. Thorpe	63	Director

Directors are elected by our shareholders and hold office until their successors are elected and qualified or until their earlier resignation or removal. Officers are appointed by our board of directors and serve at the discretion of the board of directors.

Biographies of Executive Officers

J. Michael Carmena, age 65, has served as Vice Chairman of the board of directors and Principal Executive Officer of the Company since May 2019, and served as Chief Executive Officer from February 2018 to May 2019. He served as Chief Financial Officer from December 2016 to April 2018. Prior to joining the Company, Mr. Carmena served as Senior Director, Business & Sales Operations of Smith and Nephew plc (successor to Healthpoint Biotherapeutics) from 2010 to 2013. He served as Senior Director, Finance & Administration of Healthpoint Biotherapeutics from 2008 to 2010 and as Controller from 1998 to 2008. Mr. Carmena began his professional career in 1978 with Arthur Andersen & Co. and became a CPA in 1981. Mr. Carmena earned a Bachelor of Business Administration degree from Texas Christian University.

Michael D. McNeil, age 56, has served as Chief Financial Officer since April 2018. Prior to joining the Company, Mr. McNeil served as Controller for Smith and Nephew’s U.S. Advanced Wound Management Division from 2012 to 2018. Mr. McNeil previously served as Controller and Assistant Controller with Healthpoint Biotherapeutics from 1999 to 2012. Prior to his employment at Healthpoint, Mr. McNeil held several finance and internal audit positions with Burlington Resources, Snyder Oil Corporation, and Union Pacific Corporation. Mr. McNeil earned his Bachelor of Science in Business Administration from the University of Nebraska and is a Texas certified public accountant.

Shawn M. Bowman, age 45, has served as President, Wound Care Division since May 2019, and was named Co-Chief Operating Officer on January 28, 2020. Mr. Bowman previously served as the Company’s Vice President and General Manager, Wound Care since September 2018. Mr. Bowman will be responsible for leading the strategic expansion of the Company’s wound care division. Mr. Bowman has over eighteen years of experience in the medical device, biologics and pharmaceutical industries. Prior to joining Sanara MedTech, Mr. Bowman built two successful teams as Senior Vice President of Wellsense, and as a National Sales Director for Smith & Nephew’s Advanced Wound Management Division. Mr. Bowman earned a Bachelor of Science in Marketing from the University of Connecticut.

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Zachary B. Fleming, age 46, was appointed to the position of President, Surgical Division on May 28, 2019, and was named Co-Chief Operating Officer on January 28, 2020. Mr. Fleming joined the Company as Vice President of Sales in November 2017 and was promoted to Vice President, Surgical in September 2018. Mr. Fleming will be responsible for the continued expansion and management of the surgical sales force as well as new product introductions. Mr. Fleming has spent over fifteen years in the medical industry with Healthpoint Biotherapeutics, Smith & Nephew and Sanara MedTech. Mr. Fleming earned a Bachelor of Science from Indiana University.

Chris Morrison, age 50, has served as the President of Telehealth Services since October 2020. Dr. Morrison is board-certified by both the American Board of Family Medicine and the American Board of Preventive Medicine. Dr. Morrison is the founder and former CEO of Nautilus Health Care Group, where he served in such capacity from 2000 until Nautilus Health Care Group was acquired by Healogics, Inc. in 2012, where he then served as President and Executive Medical Director of Healogics Specialty Physicians. In 2018, Dr. Morrison founded MGroup Strategies, an investment and consulting firm focused on helping health care service and technology companies build innovative and market-leading strategies with a focus on the complexities of multi-state corporate practice of medicine requirements and the positive influence of telemedicine in the future of health care. Dr. Morrison earned a Bachelor of Science degree in Biology and a Medical Doctorate degree from Indiana University.

Biographies of Non-Employee Directors

Ronald T. Nixon, age 65, has been a director of the Company since March 2019 and has served as Executive Chairman of the board of directors since May 2019. As Executive Chairman, he has been involved in strategy planning, execution and identifying prospective partnerships and acquisitions opportunities for the Company. Mr. Nixon is the Founder and Managing Partner of The Catalyst Group, Inc., a private investment firm that provides growth capital and strategic advisory services to private companies. Mr. Nixon serves on the board of directors of LHC Group, Inc. as well as a number of private companies, including Trilliant Surgical, LLC, Rochal, and Triad Life Sciences, Inc. Mr. Nixon also serves on the Engineering Advisory Board for the Cockrell School of Engineering at the University of Texas at Austin, where he was the previous vice chairman. Mr. Nixon holds a Bachelor’s degree in Mechanical Engineering from the University of Texas at Austin and is a registered professional engineer (inactive) in Texas.

Robert A. DeSutter, age 52, is a managing director in Piper Sandler healthcare investment banking. Mr. DeSutter has 28 years of investment banking experience. He served as healthcare global group head from 2003 to 2018. Mr. DeSutter has decades of medical technology transaction experience on numerous buy and sell-side, friendly and hostile, strategic and financial buyer and public and private deals on a global basis. Mr. DeSutter has completed financing transactions involving public and private equity, convertible debt and senior/sub debt. Mr. DeSutter was an investor and Board member for his family’s sporting goods business, Great Plains Sporting Goods LLC, from 2002 to 2009, which ultimately sold to a public company. Mr. DeSutter is a graduate of the University of Minnesota Carlson School of Management and the University of Virginia’s Darden Graduate School of Business.

Sara Ortwein, age 62, retired from ExxonMobil in March 2019, after a thirty-eight-year career. Prior to retiring, she was president of XTO Energy, a subsidiary of ExxonMobil, from November 2016 through February 2019 and was responsible for ExxonMobil’s unconventional oil and gas business. Ms. Ortwein also served in various roles including president of ExxonMobil Upstream Research Company, senior manager within ExxonMobil’s U.S. production operations, and corporate upstream advisor to senior management at ExxonMobil’s headquarters in Irving, Texas. Ms. Ortwein earned a Bachelor of Science degree in civil engineering at the University of Texas at Austin before joining Exxon Company, U.S.A. in 1980.

Ann Beal Salamone, M.S., age 70, has been a director of the Company since August 2019. Ms. Salamone is a co-founder of Rochal and has served as its chairman since September 2019, prior to which she served as its president from 1986 to September 2019. She is one of the principal inventors of Rochal’s liquid bandages, antimicrobial compositions and skin regeneration products for burn and wound treatment, and she has participated in the development of products for electronics, water purification, personal care and healthcare. Ms. Salamone has co-founded six companies and invested in and served on the board of directors of several private entrepreneurial companies. Ms. Salamone is a member of the National Academy of Engineering and The Academy of Medicine, Engineering & Science of Texas.

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James W. Stuckert, age 82, has been a director of the Company since September 2015. He has been engaged in personal investing activities from 2004 to 2019. Mr. Stuckert served as Chairman and Chief Executive Officer of J.J.B. Hilliard, W.L. Lyons, LLC from December 1995 until December 2003, prior to which he served in executive and broker positions from 1963. J.J.B. Hilliard, W.L. Lyons, LLC is a full-service financial asset management firm headquartered in Louisville, Kentucky. Mr. Stuckert was an initial investor and served 24 years on the board of directors of Royal Gold, Inc. He previously has served as chairman of SenBanc Fund; a director of DataBeam, Inc.; a board member of the Securities Industry Association and chairman of its regional firms committee; and a past member of the nominating committee of the New York Stock Exchange. Mr. Stuckert has served as a member of the board of trustees of the University of Kentucky and as chairman of its Finance Committee and as chairman of its Presidential Search Committee. He has also served as chairman of a local hospital’s investment committee. Mr. Stuckert earned a Bachelor’s degree in Mechanical Engineering and a Master of Business Administration degree from the University of Kentucky.

Kenneth E. Thorpe, Ph.D., age 63, has been a director of the Company since August 2019. He has been the Robert W. Woodruff Professor and Chair of the Department of Health Policy & Management of the Rollins School of Public Health of Emory University in Atlanta, Georgia since 1999. From 1983 to 1999 he held faculty positions in the public health departments at Tulane University, the University of North Carolina at Chapel Hill, Harvard University and Columbia University. Since 2007 Dr. Thorpe has served as Chairman of the Partnership to Fight Chronic Disease. He served on the Board of Directors of LHC Group, Inc. in 2010; was a consultant in the Governor’s Office and Legislature of West Virginia in 2011; and was Co-Chair of the Partnership for the Future of Medicare in 2013. From 1993 to 1995, Dr. Thorpe served as Deputy Assistant Secretary for Health Policy in the U.S. Department of Health and Human Services where he coordinated all financial estimates and program impacts of the Clinton administration’s healthcare reform proposals. In 1991 he was awarded the Young Investigator Award as the most promising health services researcher in the country under age 40 by the Association for Health Services Research. He has authored multiple articles and books on healthcare financing, insurance and healthcare reform. Dr. Thorpe received his Bachelor of Arts degree from the University of Michigan, Master of Arts degree from Duke University, and Ph.D. from the Rand Graduate School.

Board Composition

Our board of directors currently consists of seven directors, six of which are non-employee directors.

Family Relationships

There are no family relationships among any of our officers or executive officers.

Director Independence

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors, subject to specified exceptions and certain phase-in periods available to companies that do not yet have a class of common stock registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent.

Our board of directors has undertaken a review of the composition of our board of directors, our committees and the independence of each director. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the board of directors has determined that Robert A. DeSutter, Sara Ortwein, James W. Stuckert and Kenneth E. Thorpe are “independent” as that term is defined under applicable Nasdaq rules.

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Committees of the Board of Directors

Audit Committee

Our audit committee consists of Mr. DeSutter, Mr. Stuckert and Mr. Thorpe, with Mr. Stuckert serving as chairman. Our board of directors has determined that each of Mr. DeSutter, Mr. Stuckert and Mr. Thorpe are independent under Nasdaq listing standards and Rule 10A-3(b)(1) of the Exchange Act. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, the board of directors has examined each audit committee member’s scope of experience and the nature of their current and prior employment.

The functions of the audit committee include, among other things:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and prepare or issue an audit report;

●	helping to ensure the independence and performance of the independent registered public accounting firm;

●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our annual and quarterly financial statements, as well as all internal control reports;

●	establishing and overseeing procedures for employees to submit concerns confidentially and anonymously about questionable accounting or auditing matters;

●	reviewing our policies on risk assessment and risk management, including our major financial risk exposures and cybersecurity risks;

●	reviewing and approving related-party transactions;

●	obtaining and reviewing a report by the independent registered public accounting firm that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, to be provided by the independent registered public accounting firm.

Our Board of Directors has designated Mr. DeSutter as an “audit committee financial expert” as defined under the applicable SEC rules and determined that he has accounting or related financial management expertise as required under Nasdaq rules. A copy of the audit committee charter is available on our website at https://sanaramedtech.com/corporate-governance/.

Compensation Committee

Our compensation committee consists of Mr. DeSutter and Mr. Thorpe, with Mr. Thorpe serving as the chairman. Our board of directors has determined that each of Mr. DeSutter and Mr. Thorpe are independent under Nasdaq listing standards and “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee, with input from our Principal Executive Officer, reviews and approves, or recommends that our board of directors approve, the compensation of our executive officers. Prior to the formation of the compensation committee, our board of directors reviewed and approved both director and executive officer compensation, and our board of directors continues to review and approve director compensation. A copy of the compensation committee charter is available on our website at https://sanaramedtech.com/corporate-governance/.

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The functions of the compensation committee include, among other things:

●	reviewing and approving our goals and objectives applicable to the compensation of our executive officers;

●	determining and approving the compensation of our executive officers;

●	reviewing and approving and, when appropriate, recommending that our board of directors approve any employment agreements and any severance arrangements for our executive officers;

●	reviewing, administering and making recommendations to our board of directors with respect to our incentive equity plans;

●	reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking and evaluating compensation policies and practices that could mitigate any such risk; and

●	evaluating and approving plans, policies, programs and arrangements relating to compensation and benefits of our employees.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. DeSutter, Mr. Stuckert and Mr. Thorpe, with Mr. DeSutter serving as chairman. A copy of the nominating and corporate governance committee charter is available on our website at https://sanaramedtech.com/corporate-governance/.

The functions of the nominating and corporate governance committee include, among other things:

●	identifying individuals qualified to serve on our board of directors and its committees consistent with criteria approved by our board of directors;

●	recommending a slate of director nominees for approval by our board of directors for election by the shareholders of the Company at the annual meeting;

●	recommending director nominees to fill any vacancies on our board of directors, in accordance with our Certificate of Formation, bylaws and Texas law;

●	reviewing and making recommendations regarding the structure and composition of the committees of our board of directors;

●	developing and making recommendations to our board of directors with regard to our corporate governance guidelines applicable to us; and

●	developing and recommending to our board of directors for approval the Principal Executive Officer succession plan.

Code of Ethics

The Company adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) applicable to all directors, officers and employees. The Code of Ethics addresses, among other things, honest and ethical conduct, conflicts of interest, proper use of Company assets, corporate opportunities, discrimination and harassment and disciplinary measures. The Code of Ethics can be found on the Company’s website at https://sanaramedtech.com/code-of-conduct/. We intend to disclose any future amendments to certain provisions of the Code of Ethics, or waivers of such provisions granted to executive officers and directors, on this website within four business days following the date of any such amendment or waiver.

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MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) who holds our common stock as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary is based on provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect of the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the net investment income tax on certain investment income, U.S. federal gift or estate tax laws, any state, local or non-U.S. tax laws or any tax treaties. In addition, this discussion does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

●	banks, insurance companies or other financial institutions;

●	tax-exempt or governmental organizations;

●	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

●	broker-dealers or dealers in securities or foreign currencies;

●	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

●	persons subject to the alternative minimum tax;

●	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

●	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

●	certain former citizens or residents of the United States;

●	real estate investment trusts or regulated investment companies;

●	persons that hold our common stock as part of a straddle, constructive sale transaction, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

●	shareholders that own, or are deemed to own, more than five percent (5%) of our outstanding common stock (except to the extent specifically set forth below); and

●	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

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Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not a “U.S. person” or an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.

Distributions on our Common Stock

Distributions of cash or property on our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent any such distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of our Common Stock” below. Subject to the discussion below under “—Additional Withholding Requirements under FATCA,” dividends paid to a non-U.S. holder with respect to our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States generally will be subject to U.S. withholding tax at a rate of 30% unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate. Non-U.S. holders that do not timely provide us or our withholding agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty.

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. persons (as defined under the Code). Such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a non-U.S. corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.

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Gain on Disposition of our Common Stock

Subject to the discussion below under “—Additional Withholding Requirements under FATCA,” a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the non-U.S. holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

●	our common stock constitutes a U.S. real property interest by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and the non-U.S. holder held, at any time during the five-year period ending on the date of disposition, more than 5% of the common stock and such non-U.S. holder is not eligible for an exemption under an applicable income tax treaty.

A non-U.S. holder described in the first bullet point in the list immediately above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.

A non-U.S. holder whose gain is described in the second bullet point in the list immediately above generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. persons (as defined in the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items).

With respect to the third bullet, we believe that we have not been, are not currently, and do not anticipate becoming in the future, a USRPHC for U.S. federal income tax purposes.

Backup Withholding and Information Reporting

Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the holder is not a U.S. person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional Withholding Requirements under FATCA

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. Treasury to, among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law, though, under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

THE SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND SHOULD NOT VIEWED AS TAX ADVICE. PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL GIFT AND ESTATE TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

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UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated                         , 2021, between us and Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, as representative of the underwriters named below and the sole book-running manager of this offering, we have agreed to sell to Cantor Fitzgerald & Co., and Cantor Fitzgerald & Co. has agreed to purchase from us, the shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Cantor Fitzgerald & Co.
Total

The underwriting agreement provides that the obligations of Cantor Fitzgerald & Co. are subject to certain conditions precedent such as the receipt by Cantor Fitzgerald & Co. of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that Cantor Fitzgerald & Co. will purchase all of the shares of common stock if any of them are purchased. We have agreed to indemnify Cantor Fitzgerald & Co. and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that Cantor Fitzgerald & Co. may be required to make in respect of those liabilities.

Cantor Fitzgerald & Co. is offering the shares of common stock subject to its acceptance of the shares of common stock from us and subject to prior sale. Cantor Fitzgerald & Co. reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, Cantor Fitzgerald & Co. has advised us that it does not intend to confirm sales to any account over which it exercises discretionary authority.

Option to Purchase Additional Shares

We have granted to Cantor Fitzgerald & Co. an option, exercisable 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of                     shares from us at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions.

Commission and Expenses

Cantor Fitzgerald & Co. has advised us that it proposes to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $             per share of common stock. After the initial offering, Cantor Fitzgerald & Co. may change the offering price and other selling terms.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay Cantor Fitzgerald & Co. and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of Cantor Fitzgerald & Co.’s option to purchase additional shares.

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	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares

Public offering price	$	$	$	$
Underwriting discounts and commissions	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $                 .. We have also agreed to reimburse the underwriters for up to $250,000 of certain of their counsels’ fees and expenses, which reimbursed fee is deemed underwriting compensation for this offering by FINRA.

Listing

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “SMTI.”

No Sales of Similar Securities

We have agreed, subject to certain specified exceptions, not to directly or indirectly, without prior written consent of Cantor Fitzgerald & Co. (which consent may be withheld in its sole discretion) for a period of 90 days after the date of the underwriting agreement:

(i)	sell, offer to sell, contract to sell or lend any shares or Related Securities (as defined below);

(ii)	effect any short sale, or establish or increase any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) or liquidate or decrease any “call equivalent position” (as defined in Rule 16a 1(b) under the Exchange Act) of any shares or Related Securities;

(iii)	pledge, hypothecate or grant any security interest in any shares of common stock or Related Securities;

(iv)	in any other way transfer or dispose of any shares or Related Securities;

(v)	enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any shares or Related Securities, regardless of whether any such transaction is to be settled in securities, in cash or otherwise;

(vi)	announce the offering of any shares or Related Securities;

(vii)	file any registration statement under the Securities Act in respect of any shares or Related Securities (other than as contemplated by the underwriting agreement with respect to the offered shares); or

(viii)	publicly announce the intention to do any of the foregoing;

provided, however, that the Company may (A) sell the offered shares, (B) issue shares of common stock, options to purchase shares of common stock, restricted stock units or other similar equity securities, or issue shares of common stock upon exercise or conversion of options, restricted stock units or similar equity securities, pursuant to any stock option, stock bonus or other stock plan or arrangement described in the registration statement, the time of sale prospectus and the prospectus, but only if the holders of such shares or options agree in writing with the Cantor Fitzgerald & Co. not to sell, offer, dispose of or otherwise transfer any such shares or options during the lock-up period without the prior written consent of Cantor Fitzgerald & Co. (which consent may be withheld in its sole discretion), (C) issue shares of its capital stock or Related Securities in connection with a transaction that includes a commercial relationship (including joint ventures, marketing or distribution arrangements, collaboration agreements or intellectual property license agreements) or any acquisition of assets or not less than a majority or controlling portion of the equity of another entity, provided that (x) the aggregate number of securities issued pursuant to this clause (C) shall not represent more than 5.0% of the total number of then-outstanding common stock and (y) the recipient of any such securities issued pursuant to this clause (C) during the lock-up period shall enter into a lock-up agreement, and (D) issue up to a number of shares of common stock equal to $750,000 divided by the price to the public in this offering to Rochal pursuant to that certain Exclusive License Agreement, dated July 7, 2019, by and between the Company and Rochal, as amended, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the lock-up period.

For purposes of the foregoing, “Related Securities” shall mean any options or warrants or other rights to acquire shares or any securities exchangeable or exercisable for or convertible into shares, or to acquire other securities or rights ultimately exchangeable or exercisable for, or convertible into, shares.

Our officers and directors and certain of our stockholders have agreed, subject to certain specified exceptions, not to directly or indirectly, for a period of 90 days after the date of the underwriting agreement:

●	sell, offer, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of, any shares of common stock, options or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially,

●	enter into any swap, hedge or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock, or

●	publicly announce an intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement without the prior written consent of Cantor Fitzgerald & Co.

In addition, each such person has agreed that, without the prior written consent of Cantor Fitzgerald & Co., such person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions in the immediately preceding paragraph do not apply in certain circumstances, including transfers:

(i)	as a bona fide gift or gifts;

(ii)	to any trust for the direct or indirect benefit of the locked-up party or the immediate family of the locked-up party;

(iii)	pursuant to a qualified domestic order or in connection with a divorce settlement;

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(iv)	by will or intestate succession to the legal representative, heir, beneficiary or immediate family of the locked-up party upon the death of the locked-up party;

(v)	the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that (i) such plan does not provide for the transfer of securities during the lock-up period and (ii) no filing or public announcement under the Exchange Act or otherwise is required or voluntarily made by or on behalf of the locked-up party or us in connection with the establishment of such plan;

(vi)	transfers of shares of common stock acquired in open market transactions after the completion of this offering;

(vii)	pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of common stock and involving a change of control of the Company, provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the common stock owned by the locked-up party shall remain subject to the restrictions contained in the applicable lock-up agreement; or

(viii)	to us for the sole purpose of paying taxes (including estimated taxes) due as a result of the exercise, vesting or settlement of outstanding options, warrants, restricted stock, restricted stock units or other equity interests granted pursuant to employee benefit plans disclosed, or incorporated by reference, in this prospectus supplement relating to the offering, provided that if the locked-up party is required to file a report under Section 16(a) of the Exchange Act during the lock-up period regarding such transfer, the locked-up party shall include a statement in any such report to the effect that such transfer was solely pursuant to the circumstances described in this clause (viii).

Cantor Fitzgerald & Co. may, in its sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements.

Market Making, Stabilization and Other Transactions

Cantor Fitzgerald & Co. may make a market in the common stock as permitted by applicable laws and regulations. However, Cantor Fitzgerald & Co. is not obligated to do so, and Cantor Fitzgerald & Co. may discontinue any market-making activities at any time without notice in its sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriter has advised us that it, pursuant to Regulation M under the Exchange Act and certain persons participating in the offering, may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares of our common stock in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which its may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

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A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriter for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriter is not obligated to engage in these activities and, if commenced, may end any of these activities at any time.

Passive Market Making

The underwriter may also engage in passive market making transactions in our common stock on the NASDAQ in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter is not required to engage in passive market making and, if commenced, may end passive market making activities at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters, selling group members (if any) or their affiliates. The underwriter may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s web site and any information contained in any other web site maintained by the underwriter is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

Other Activities and Relationships

Cantor Fitzgerald & Co. and certain of its affiliates are full service financial institutions engaged in a wide range of activities for their own accounts and the accounts of customers, which may include, among other things, corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance and securities lending. Cantor Fitzgerald & Co. and certain of its affiliates have, from time to time, performed, and may in the future perform, various investment banking and financial advisory services for us and our affiliates, for which it received or will receive customary fees and expenses.

In addition, in the ordinary course of its business, Cantor Fitzgerald & Co. and its affiliates may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products. Such investment and securities activities may involve our securities and instruments. Cantor Fitzgerald & Co. and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.

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NOTICE TO INVESTORS

Canada

This prospectus supplement constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the common stock. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus supplement or on the merits of the common stock and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus supplement has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this prospectus supplement is exempt from the requirement that the Company and the underwriter(s) provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships that may exist between the Company and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the common stock in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of the common stock acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the common stock will be deemed to have represented to the Company and the underwriter(s) that the investor (i) is purchasing the common stock as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus supplement does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the common stock and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the common stock or with respect to the eligibility of the common stock for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum (such as this prospectus supplement), including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

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Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur Canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Australia

This prospectus supplement is not a disclosure document for the purposes of Australia’s Corporations Act 2001 (Cth) of Australia, or Corporations Act, has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this prospectus supplement in Australia:

You confirm and warrant that you are either:

●	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

●	a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

●	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act any offer made to you under this prospectus supplement is void and incapable of acceptance.

You warrant and agree that you will not offer any of the shares issued to you pursuant to this prospectus supplement for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

European Economic Area

In relation to each Member State of the European Economic Area, no offer of any securities which are the subject of the offering contemplated by this prospectus supplement has been or will be made to the public in that Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the relevant competent authority in that Member State in accordance with the Prospectus Directive, except that an offer of such securities may be made to the public in that Member State:

●	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

●	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

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●	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Hong Kong

No securities have been offered or sold, and no securities may be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32) of Hong Kong. No document, invitation or advertisement relating to the securities has been issued or may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the securities may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the securities will be required, and is deemed by the acquisition of the securities, to confirm that he is aware of the restriction on offers of the securities described in this prospectus supplement and the relevant offering documents and that he is not acquiring, and has not been offered any securities in circumstances that contravene any such restrictions.

Japan

The offering has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended), or FIEL, and the Initial Purchaser will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been and will not be lodged or registered with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or the invitation for subscription or purchase of the securities may not be issued, circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person as defined under Section 275(2), or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of any other applicable provision of the SFA.

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Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor as defined under Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Offer Shares under Section 275 of the SFA except:

●	to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

●	where no consideration is given for the transfer; or

●	where the transfer is by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of securities.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

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United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors (as defined in the Prospectus Directive) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, referred to herein as the “Order”, and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated or caused to be communicated. Each such person is referred to herein as a “Relevant Person”.

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) may only be communicated or caused to be communicated in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply. All applicable provisions of the FSMA must be complied with in respect of anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, is acting as counsel for the underwriters in connection with this offering.

EXPERTS

Our financial statements as of December 31, 2019 and 2018 and for the years then ended incorporated by reference in this prospectus supplement have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference in this prospectus supplement, and is incorporated by reference in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investor Relations section of our website, which is located at www.sanaramedtech.com.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus supplement does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents by Reference” are also available on our website, www.sanaramedtech.com.

We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this prospectus supplement.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We specifically are incorporating by reference the following documents and any future documents we file with the SEC (excluding those portions of any Current Report on Form 8-K that are furnished and not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on March 26, 2020;

●	the portions of our Definitive Proxy Statement on Schedule 14A, filed with the Commission on June 25, 2020, that were deemed to be filed with the SEC;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 12, 2020, for the quarter ended June 30, 2020, filed with the SEC on August 13, 2020, and for the quarter ended September 30, 2020, filed with the SEC on November 13, 2020;

●	our Current Reports on Form 8-K filed on February 13, 2020, April 29, 2020, May 8, 2020, May 21, 2020, July 14, 2020 (as amended on October 14, 2020), October 16, 2020, December 23, 2020, January 22, 2021 and February 1, 2021; and

●	the description of our securities contained in our registration statement on Form 8-A, filed with the SEC on October 29, 2020, including all amendments and reports filed for the purpose of updating such description.

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Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement, except as so modified or superseded.

We will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus supplement). Any such request should be addressed to us at 1200 Summit Ave, Suite 414, Fort Worth, Texas 76102 (telephone: 817-529-2300).

You may also access the documents incorporated by reference in this prospectus through our website at www.sanaramedtech.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus supplement or the registration statement of which it forms a part.

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Prospectus

Sanara MedTech Inc.

$150,000,000
Common Stock
Preferred Stock
Warrants
Units

We may offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, any combination of the securities described in this prospectus, up to an aggregate amount of $150,000,000.

We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities offered hereby.

These securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. See “Plan of Distribution.”

Our common stock is listed on The Nasdaq Capital Market under the symbol “SMTI.” On December 22, 2020, the last reported sale price of our common stock was $52.42 per share as reported on The Nasdaq Capital Market. We recommend that you obtain current market quotations for our common stock prior to making an investment decision. We will provide information in any applicable prospectus supplement regarding any listing of securities other than shares of our common stock on any securities exchange.

You should carefully read this prospectus, any prospectus supplement relating to any specific offering of securities, and all information incorporated by reference herein and therein.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 4 and in the documents incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $150,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in the prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement.

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities. The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered; the public offering price; the price paid for the securities; net proceeds; and the other specific terms related to the offering of the securities.
You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or issuer free writing prospectus relating to a particular offering. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus, any accompanying prospectus supplement and any related issuer free writing prospectus in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement nor any related issuer free writing prospectus shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such document incorporated by reference, prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement, any issuer free writing prospectus, or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Sanara, Sanara MedTech, our logo and other trademarks or service marks appearing in this prospectus and the documents incorporated by reference herein are the property of Sanara MedTech Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus and the documents incorporated by reference herein are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names included in this prospectus and the documents incorporated by reference herein are without the ®, ™ or other applicable symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “anticipates,” “believes,” “continue,” “contemplates,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “target,” “will” or “would” or the negative of these words, variations of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following:

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unanticipated changes in the markets for the Company’s business;

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unanticipated downturns in business relationships with customers or their purchases from us;

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the potential effects on our businesses from natural disasters;

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the availability of credit to customers and suppliers;

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competitive pressures on sales and pricing;

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unanticipated changes in the cost of inventory and other operating costs;

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the introduction of competing products;

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unexpected technical or marketing difficulties;

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unexpected claims, charges, litigation or dispute resolutions;

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new laws and governmental regulations;

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stock market and currency fluctuations;

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war, civil or political unrest or terrorism;

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the course of the COVID-19 pandemic and government responses thereto; and

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unanticipated deterioration of economic and financial conditions in the United States and around the world.

We caution you that the foregoing list may not contain all of the risk factors that may impact the forward-looking statements made in this prospectus and the documents incorporated herein.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors described in the section titled “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.

The forward-looking statements made, or incorporated by reference, in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made, or incorporated by reference, in this prospectus to reflect events or circumstances after the date of this prospectus or the documents incorporated by reference herein or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

PROSPECTUS SUMMARY

This summary provides an overview of selected information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider before investing in our securities. You should carefully read the prospectus, the information incorporated by reference and the registration statement of which this prospectus is a part in their entirety before investing in our securities, including the information discussed under “Risk Factors” in this prospectus and the documents incorporated by reference and our financial statements and notes thereto that are incorporated by reference in this prospectus. Some of the statements in this prospectus and the documents incorporated by reference herein constitute forward-looking statements that involve risks and uncertainties. See information set forth under the section “Cautionary Statement Regarding Forward-Looking Statements.” In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “Sanara MedTech” refer to Sanara MedTech Inc. and its subsidiaries.

Overview

We develop, market and distribute wound and skin care products to physicians, hospitals, clinics and post-acute care settings. Our products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech products include CellerateRX Surgical Activated Collagen Adjuvant (“CellerateRX”), HYCOL Hydrolyzed Collagen (“HYCOL”), BIAKŌS Antimicrobial Skin & Wound Cleanser (“BIAKŌS AWC”), BIAKŌS Antimicrobial Skin and Wound Irrigation Solution and BIAKŌS Antimicrobial Wound Gel.

CellerateRX products are primarily purchased by hospitals and ambulatory surgical centers for use by surgeons on surgical wounds. HYCOL products are used in skilled nursing facilities, wound care clinics and other medical facilities, and are intended for the management of full and partial thickness wounds including pressure ulcers, venous and arterial leg ulcers and diabetic foot ulcers. HYCOL is currently approved for reimbursement under Medicare Part B. We believe CellerateRX and HYCOL products are unique in composition, superior to other products in clinical performance, and demonstrate the ability to reduce costs associated with the standards of care for their intended uses.

BIAKŌS AWC is an FDA cleared, patented product that effectively disrupts extracellular polymeric substances to eradicate biofilm microbes. BIAKŌS AWC also provides mechanical removal of debris, dirt, foreign materials, and microorganisms from wounds including stage I-IV pressure ulcers, diabetic foot ulcers, post-surgical wounds, first and second-degree burns as well as grafted and donor sites. BIAKŌS AWC is effective in killing free-floating microbes, immature, and mature bacterial biofilms and fungal biofilms. In addition, safety studies demonstrated that BIAKŌS AWC is biocompatible and supports the wound healing process. Initial sales of BIAKŌS AWC occurred in July 2019. BIAKŌS AWC is also available in an irrigation bottle (BIAKŌS Antimicrobial Skin and Wound Irrigation Solution) that can be used in conjunction with negative pressure wound therapy installation and dwell (NPWTi-d) and other wound irrigation needs.

BIAKŌS Antimicrobial Wound Gel is an antimicrobial hydrogel wound dressing that can be used alone or in combination with BIAKŌS AWC. Based on laboratory studies, when used in conjunction, the products can work together to enhance effectiveness. The cleanser is applied initially to clean a wound and disrupts biofilm microbes (removing 99% in 10 minutes). The gel can then be applied and will remain in the wound for up to 72 hours helping to continue to disrupt biofilm microbes. When used in clinical settings, BIAKŌS Antimicrobial Wound Gel is indicated for the management of partial and full thickness wounds, such as diabetic foot ulcers, post-surgical wounds, pressure ulcers, first and second-degree burns, grafts and donor sites.

Corporate Information

We were incorporated in Texas on December 14, 2001. On March 15, 2019, we entered into a Share Exchange Agreement with CGI Cellerate RX, LLC, an affiliate of The Catalyst Group, Inc. (“Catalyst”), pursuant to which we acquired Catalyst’s 50% equity interest in Cellerate, LLC (“Cellerate”) in exchange for 1,136,815 shares of our newly created Series F Convertible Preferred Stock (the “Cellerate Acquisition”). Prior to the consummation of the Cellerate Acquisition, we and Catalyst each owned a 50% equity interest in Cellerate. The Cellerate Acquisition was accounted for as a reverse merger, and Cellerate was deemed to be the accounting acquirer. In May 2019, we changed our name to Sanara MedTech Inc.

Our principal executive offices are located at 1200 Summit Ave, Suite 414, Fort Worth, Texas 76102, telephone number (817) 529-2300. Our website address is www.sanaramedtech.com. Information accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

Offerings Under This Prospectus

We may offer up to $150,000,000 of common stock, preferred stock, warrants and/or units in one or more offerings and in any combination. This prospectus provides you with a general description of the securities we may offer. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

Common Stock

We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote per share. Our Certificate of Formation, as amended (the “Certificate of Formation”), does not provide for cumulative voting. All of our directors hold office for one-year terms until the election and qualification of their successors. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors will determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by shareholders. Convertible preferred stock will be convertible into our common stock or exchangeable for our other securities. Conversion may be mandatory or at your option or both and would be at prescribed conversion rates.

If we sell any series of preferred stock under this prospectus and applicable prospectus supplements, we will fix the rights, preferences, privileges and restrictions of the preferred stock of such series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Warrants

We may issue warrants for the purchase of common stock or preferred stock in one or more series. We may issue warrants independently or together with common stock or preferred stock, and the warrants may be attached to or separate from these securities. We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into warrant agreements with a bank or trust company that we select to be our warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement related to the particular series of warrants being offered, as well as the warrant agreements and warrant certificates that contain the terms of the warrants. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement or warrant certificate containing the terms of the warrants we are offering before the issuance of the warrants.

Units

We may issue units consisting of common stock, preferred stock and/or warrants for the purchase of common stock or preferred stock in one or more series. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement related to the series of units being offered, as well as the unit agreements that contain the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K and any updates in our Quarterly Reports on Form 10-Q or in other documents that are filed after the date hereof and incorporated by reference into this prospectus and any prospectus supplement related to a particular offering. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities which may be offered pursuant to this prospectus. Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of securities under this prospectus for our operations and for other general corporate purposes, including, but not limited to, general working capital and possible future acquisitions. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, hold the net proceeds as cash or apply the net proceeds to the reduction of short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

The following description of common stock and preferred stock summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus, but is not complete. For the complete terms of our common stock and preferred stock, please refer to our Certificate of Formation, any certificates of designation for our preferred stock and our bylaws. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the specific terms of any series of preferred stock in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

We have authorized 22,000,000 shares of capital stock, 20,000,000 of which are designated as common stock, par value $0.001 per share, and 2,000,000 of which are designated as “blank check” preferred stock, par value $10.00 per share, none of which are currently designated as an outstanding series. On December 21, 2020, there were 6,293,968 shares of common stock issued and outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

Holders of shares of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. Except as otherwise provided by law, matters other than the election of directors require the affirmative vote of the holders of a majority of shares entitled to vote thereon. Holders of our common stock do not have any cumulative voting rights, which means that a plurality of the shares voted can elect all of the directors then standing for election. Holders of common stock vote together as a single class.

Dividend Rights

Subject to preferential dividend rights of any other class or series of stock, the holders of shares of common stock are entitled to receive dividends, including dividends of equity, as and when declared by our board of directors, subject to any limitations applicable by law and to the rights of the holders, if any, of our preferred stock. Our board of directors is not obligated to declare a dividend.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share equally, identically and ratably in all assets remaining, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Other Rights and Preferences

Subject to the preferential rights of any other class or series of stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Texas law. Furthermore, holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation, Plano, Texas.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “SMTI.”

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Texas law, to issue up to 2,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our shareholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

If we offer shares of preferred stock, we will file as an exhibit to the registration statement of which this prospectus forms a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering. This description and the applicable prospectus supplement will include:

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the title and stated value;

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the number of shares authorized;

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the liquidation preference per share;

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the purchase price;

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the dividend rate, period and payment date, and method of calculation for dividends;

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whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

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the procedures for any auction and remarketing, if any;

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the provisions for a sinking fund, if any;

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the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise such redemption and repurchase rights;

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any listing of the preferred stock on any securities exchange or market;

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whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

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voting rights, if any, of the preferred stock;

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preemptive rights, if any;

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restrictions on transfer, sale or other assignment, if any;

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a discussion of any material United States federal income tax considerations applicable to the preferred stock;

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the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

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any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

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any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The transfer agent, registrar, and dividend disbursement agent, if any, for a series of preferred stock will be named in a prospectus supplement. The registrar for shares of preferred stock will send notices to stockholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter.

Texas Anti-Takeover Law and Provisions of our Certificate of Formation and Bylaws

A number of provisions of Texas law, our Certificate of Formation and our bylaws could have an anti-takeover effect and make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of our directors or management. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with our board of directors.

We are subject to the provisions of Title 2, Chapter 21, Subchapter M of the Texas Business Organizations Code (the “TBOC”), which provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the TBOC) may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” The restrictions in Title 2, Chapter 21, Subchapter M of the TBOC do not apply to corporations that have elected, in the manner provided under the TBOC, not to be subject to such provisions. Our Certificate of Formation affirmatively states that the Company elects not to be governed by such provisions, and neither our Certificate of Formation nor bylaws provide a similar restriction on business combinations.

However, provisions of our Certificate of Formation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, for example, our Certificate of Formation and bylaws:

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do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

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empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;

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require that special meetings of the shareholders be called by the Chairman of the board of directors, the President or the board of directors, or by the holders of not less than ten percent (10%) of all the shares issued, outstanding and entitled to vote;

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permit our board of directors to alter, amend or repeal our bylaws or to adopt new bylaws; and

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enable our board of directors to increase the number of persons serving as directors and to fill vacancies created as a result of the increase by a majority vote of the directors present at a meeting of directors.

Indemnification of Directors and Officers

Pursuant to the TBOC, a corporation has the power to indemnify its directors and officers against judgments and certain expenses other than judgments that are actually and reasonably incurred in connection with a proceeding, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the individual’s conduct was unlawful. Such determination will be made, in the case of an individual who is a director or officer at the time of such determination:

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by a majority of the disinterested and independent directors, even though less than a quorum;

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by a majority vote of a committee of the directors if the committee is designated by a majority vote of the directors, who at the time of the vote are disinterested and independent, even though less than a quorum, and is composed solely of one or more directors who are disinterested and independent;

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by special legal counsel selected by the directors, or selected by a committee of the directors as described in the preceding two subparts above;

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by the owners or members of the corporation in a vote that excludes the ownership or membership interests held by each director who is not disinterested and independent; or

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by a unanimous vote of the owners or members of the corporation.

No indemnification may be made in respect of any proceeding in which such individual is liable to the corporation or improperly received a personal benefit and is found liable for willful misconduct, breach of the duty of loyalty owned to the corporation, or an act or omission deemed not to be committed in good faith.

The TBOC requires indemnification of directors and officers for reasonable expenses relating to a wholly successful defense on the merits or otherwise in defense of a proceeding.

The TBOC permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers, contingent upon, among other things, such individuals’ commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified.

Our Certificate of Formation and bylaws provide for indemnification by us of our directors and officers to the fullest extent permitted by Texas Law.

Limitation of Personal Liability of Directors

Our Certificate of Formation provides that our directors will not be personally liable to us or any of our shareholders for monetary damages for an act or omission in the director’s capacity as a director to the fullest extent permitted by Texas law.

The TBOC provides that a corporation’s certificate of formation may include a provision limiting the personal liability of a director to the corporation or its shareholders for monetary damages for an act or omission as a director. However, no such provision can eliminate or limit the liability of a director for:

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any breach of the director’s duty of loyalty to the corporation or its shareholders;

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acts or omissions not in good faith or that constitute a breach of a duty owed to the corporation or involve intentional misconduct or a knowing violation of the law;

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violation of certain provisions of the Texas Law; or

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any transaction from which the director received an improper benefit.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock or preferred stock in one or more series. We may issue warrants independently or together with common stock or preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

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the offering price and aggregate number of warrants offered;

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if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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in the case of warrants to purchase common stock or preferred stock, the number or amount of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which and currency in which these shares may be purchased upon such exercise;

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the manner of exercise of the warrants, including any cashless exercise rights;

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any warrant agreement under which the warrants will be issued;

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the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

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anti-dilution provisions of the warrants, if any;

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the terms of any rights to redeem or call the warrants;

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any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;

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the manner in which any warrant agreement and warrants may be modified;

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the identities of any warrant agent and any calculation or other agent for the warrants;

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federal income tax consequences of holding or exercising the warrants;

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the terms of the securities issuable upon exercise of the warrants;

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any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed or quoted; and

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any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern time, the close of business, on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required exercise price by the methods provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the Company or any warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.

Enforceability of Rights by Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action the holder’s right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act of 1939. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act of 1939 with respect to their warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, each warrant agreement and any warrants issued under the warrant agreements will be governed by New York law.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus or any prospectus supplement in any combination. Each unit will be issued so that the holder of the unit is also the holder, with the rights and obligations of a holder, of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any times before a specified date or upon the occurrence of a specified event or occurrence.

The applicable prospectus supplement will describe:

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the designation and the terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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any unit agreement under which the units will be issued;

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any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

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whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the securities offered pursuant to this prospectus from time to time in one or more transactions, including, without limitation:

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to or through underwriters;

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through broker-dealers (acting as agent or principal);

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through agents;

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directly by us to one or more purchasers (including our affiliates and shareholders), through a specific bidding or auction process, a rights offering or otherwise;

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through a combination of any such methods of sale; or

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through any other methods described in a prospectus supplement or free writing prospectus.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

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block transactions (which may involve crosses) and transactions on The Nasdaq Capital Market or any other organized market where the securities may be traded;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement or free writing prospectus;

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ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

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sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

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sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The applicable prospectus supplement or free writing prospectus will describe the terms of the offering of the securities, including:

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the name or names of any underwriters, and if required, any dealers or agents;

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the purchase price of the securities and the proceeds we will receive from the sale;

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any underwriting discounts and other items constituting underwriters’ compensation;

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any discounts or concessions allowed or re-allowed or paid to dealers; and

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any securities exchange or market on which the securities may be listed or traded.

We may distribute the securities from time to time in one or more transactions at:

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a fixed price or prices, which may be changed;

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market prices prevailing at the time of sale;

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prices related to such prevailing market prices; or

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negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities, if any are purchased.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. The terms of any over-allotment option will be set forth in the prospectus supplement for those securities.

If we use a dealer in the sale of the securities being offered pursuant to this prospectus or any prospectus supplement, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

We may sell the securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

In connection with the sale of the securities, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities, and any institutional investors or others that purchase securities directly for the purpose of resale or distribution, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.

We may provide agents, underwriters and other purchasers with indemnification against particular civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents, underwriters or other purchasers may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

To facilitate the public offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the market price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above, if implemented, may have on the price of our securities.

Unless otherwise specified in the applicable prospectus supplement, any common stock sold pursuant to a prospectus supplement will be eligible for listing on The Nasdaq Capital Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In order to comply with the securities laws of some states, if applicable, the securities offered pursuant to this prospectus will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

Our financial statements as of December 31, 2019 and 2018 and for the years then ended incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by MaloneBailey, LLP, an independent registered public accounting firm, as stated in its report appearing in the registration statement, and are incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investor Relations section of our website, which is located at www.sanaramedtech.com.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents by Reference” are also available on our website, www.sanaramedtech.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Current Report on Form 8-K that are furnished and not deemed “filed” pursuant to the General Instructions of Form 8-K):

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our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 26, 2020;

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the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 25, 2020, that were deemed to be filed with the SEC;

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our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 12, 2020, for the quarter ended June 30, 2020, filed with the SEC on August 13, 2020, and for the quarter ended September 30, 2020, filed with the SEC on November 13, 2020;

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our Current Reports on Form 8-K filed on February 13, 2020, April 29, 2020, May 8, 2020, May 21, 2020, July 14, 2020 (as amended on October 14, 2020), October 16, 2020 and December 23, 2020; and

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the description of our securities contained in our registration statement on Form 8-A, filed with the SEC on October 29, 2020, including all amendments and reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements subsequently filed after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, but excluding information furnished to, rather than filed with, the SEC, shall be deemed to be incorporated by reference herein and to be a part hereof from the date such documents are filed.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at 1200 Summit Ave, Suite 414, Fort Worth, Texas 76102 (telephone: 817-529-2300).

You may also access the documents incorporated by reference in this prospectus through our website at www.sanaramedtech.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

                              Shares of Common Stock

Sanara MedTech Inc.

Cantor

                    , 2021